Exhibit 10(cccc)

Execution Version

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT

This RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT (including all exhibits and schedules attached hereto and in accordance with Section 2, this “Agreement”) is made and entered into as of April 29, 2014, by and among the following parties:

i.	Energy Future Holdings Corp., a Texas corporation (“EFH”);[1]

ii.	Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH;

iii.	EFH Corporate Services Company (“EFH Corporate Services”), a Delaware corporation and a direct, wholly-owned subsidiary of EFH;

iv.	EFIH Finance Inc. (“EFIH Finance,”), a Delaware corporation and a direct, wholly-owned subsidiary of EFIH;

v.	Energy Future Competitive Holdings Company LLC (“EFCH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH;

vi.	Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFCH;

vii.	each of TCEH’s direct and indirect subsidiaries listed on the signature pages hereto (the “TCEH Subsidiaries,” and together with TCEH and EFCH, the “TCEH Debtors,” and, together with each of the foregoing entities identified in sub-clauses (i) and (vii) a “Debtor” and, collectively, the “Debtors”);

viii.	Texas Energy Future Holdings Limited Partnership (“Texas Holdings”), a Texas limited partnership, which holds approximately 99.26% of the outstanding Interests in EFH (the “EFH Interests”);

ix.	Texas Energy Future Capital Holdings LLC, a Delaware limited liability company and the general partner of Texas Holdings (“TEF” and, together with Texas Holdings, the “Consenting Interest Holders”);

[1]	Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the term sheet attached hereto as Exhibit A (the “Term Sheet”), subject to Section 2 hereof.

x.	the undersigned lenders or investment advisors or managers of discretionary accounts that hold claims[2] pursuant to the TCEH Credit Agreement against EFCH, TCEH, and the TCEH Subsidiaries under the TCEH Credit Agreement (such claims, the “TCEH Credit Agreement Claims” and, collectively, the “Consenting TCEH First Lien Lenders”);

xi.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against EFCH, TCEH, and the TCEH Subsidiaries under the TCEH First Lien Notes issued pursuant to the TCEH First Lien Note Indenture (such claims, the “TCEH First Lien Note Claims” and, collectively, the “Consenting TCEH First Lien Noteholders” and, together, with the Consenting TCEH First Lien Lenders, the “Consenting TCEH First Lien Creditors”);

xii.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against EFIH and EFIH Finance under the EFIH First Lien Notes issued pursuant to the EFIH First Lien Indentures (collectively, the “Consenting EFIH First Lien Noteholders”);

xiii.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against EFIH and EFIH Finance under the EFIH Second Lien Notes issued pursuant to the EFIH Second Lien Note Indenture (collectively, the “Consenting EFIH Second Lien Noteholders”);

xiv.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against EFIH and EFIH Finance under the EFIH Unsecured Notes issued pursuant to the EFIH Unsecured Note Indentures (collectively, the “Consenting EFIH Unsecured Noteholders”);

xv.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against EFH, EFIH, and EFCH under the EFH Unsecured Notes issued pursuant to the EFH Unsecured Indentures, but excluding any EFH Unsecured Notes held by EFIH (collectively, the “Consenting EFH Unsecured Noteholders,” and/or together with the Consenting TCEH First Lien Creditors, the Consenting EFIH First Lien Noteholders, the Consenting EFIH Second Lien Noteholders, and the Consenting EFIH Unsecured Noteholders, (in each case, as to their respective issuance, and to the extent still a party thereto, the “Consenting Creditors”); and

xvi.	each transferee who becomes a Permitted Transferee (as defined below) in accordance with Section 4.04 of this Agreement (each of the foregoing described in sub-clauses (i) through (xvi), a “Party” and, collectively, the “Parties”). Each Consenting Interest Holder, each Consenting Creditor, and each Permitted Transferee (if any) is a “Restructuring Support Party” and are collectively referred to herein as the “Restructuring Support Parties.”

[2]	As used herein the term “claim” has the meaning ascribed to such term as set forth in section 101(5) of the Bankruptcy Code.

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RECITALS

WHEREAS, the Debtors and the Restructuring Support Parties have negotiated certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure, including the Debtors’ respective obligations under each of the following: (i) the TCEH Credit Agreement; (ii) the TCEH First Lien Notes; (iii) the TCEH First Lien Commodity Hedges (but without respect to any setoff rights that a counterparty to a TCEH First Lien Commodity Hedge may have against TCEH); (iv) the TCEH First Lien Interest Rate Swaps (but without respect to any setoff rights that a counterparty to a TCEH First Interest Rate Swap may have against TCEH); (v) the EFIH First Lien Notes; (vi) the EFIH Second Lien Notes; (vii) the EFIH Unsecured Notes; (viii) the EFH Unsecured Notes; and (ix) the claims arising under the indentures listed on Exhibit B hereto (such claims, the “Notes Claims”);

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (such court, or another bankruptcy court of competent jurisdiction with respect to the subject matter, the “Bankruptcy Court”) to effect the restructuring through a prenegotiated chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the “Plan”), all of which shall be on the terms and conditions described in this Agreement (such transactions, the “Restructuring Transactions”);

WHEREAS, those Restructuring Support Parties that are party to the commitment letter attached hereto as Exhibit C (collectively, the “Commitment Parties”3 and such letter (including the exhibits thereto), the “Commitment Letter”) have agreed in accordance with the terms and conditions specified in the Commitment Letter to fund the EFIH Second Lien DIP Financing in an amount of up to $2 billion (the “Investment Commitment”); and

WHEREAS, the Debtors and the Consenting Interest Holders, as the direct or indirect owners of EFH, EFIH, EFIH Finance, EFCH, TCEH, and the TCEH Subsidiaries, have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement, the Commitment Letter, and the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the date on which: (a)(i) the Debtors shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Interest Holders and counsel to the Consenting Creditors; (ii) holders of at least 40% of the aggregate outstanding principal amount of the TCEH Credit Agreement

[3]	For the avoidance of doubt, as used herein, the terms “Consenting Creditors and “Restructuring Support Parties” include the Commitment Parties in their capacities as such.

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Claims and the TCEH First Lien Note Claims (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors counterpart signature pages of this Agreement; (iii) holders of at least 70% of the outstanding principal amount of each of the EFIH Unsecured Note Claims and the EFH Unsecured Note Claims (in each case determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors counterpart signature pages of this Agreement; (iv) holders of at least 10% of the outstanding principal amount of the EFIH First Lien Note Claims (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) held by Fidelity shall have executed and delivered to the Debtors counterpart signature pages of this Agreement (the “Consenting Fidelity EFIH First Lien Noteholders”); (v) holders of at least 19% of the outstanding principal amount of the EFIH First Lien Note Claims (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) held by holders other than Fidelity shall have executed and delivered to the Debtors counterpart signature pages of this Agreement (the “Consenting Non-Fidelity EFIH First Lien Noteholders”); (vi) holders of at least 25% of the outstanding principal amount of the EFIH Second Lien Note Claims (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) held by Fidelity shall have executed and delivered to the Debtors counterpart signature pages of this Agreement; and (vii) each of the Consenting Interest Holders shall have executed and delivered to the Debtors counterpart signatures of this Agreement; (b) each of the Commitment Parties shall have executed and delivered to the Debtors counterpart signatures to the Commitment Letter; (c) EFH and EFIH shall have paid the Execution Fee (as defined in the Commitment Letter); (d) the Debtors shall have paid all reasonable and documented fees and expenses incurred through the Agreement Effective Date (as defined below) for the professionals identified in Section 10 in the amounts set forth in Schedule 1 attached hereto (including the request to increase or replenish the retainers as set forth on Schedule 1); and (e) the Debtors have given notice to counsel to the Consenting Interest Holders and counsel to the Consenting Creditors in accordance with Section 11.11 hereof that each of the foregoing conditions set forth in this Section 1, in each case, has been satisfied and this Agreement is effective; in each instance, on or before April 29, 2014 (such date, the “Agreement Effective Date”).4

Section 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

Section 3. Definitive Documentation. The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Plan Restructuring Documents”) shall

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For the avoidance of doubt, the obligations and rights of the Consenting Creditors described in this Agreement shall apply to any postpetition claims acquired by such Consenting Creditors in accordance with the Restructuring Transactions.

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consist of: (a) the motion to assume this Agreement pursuant to sections 105(a) and 365 of the Bankruptcy Code and the performance by the Debtors of their obligations hereunder (the “RSA Assumption Motion”) and the order approving the RSA Assumption Motion (the “RSA Assumption Order”); (b) the Plan (and all exhibits thereto); (c) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (d) the Disclosure Statement, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement, and the order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (e) the documentation in respect of the EFIH First Lien DIP Financing (including related motions and orders); (f) the documentation in respect of the EFIH Second Lien DIP Financing (including related motions and orders); (g) the Oncor TSA Amendment; (h) the IRS Submissions and the Private Letter Ruling, (i) the Conversion Agreement (as defined in the Commitment Letter) (including any related order); (j) the motion (the “Approval Motion”) and related orders to obtain entry of (i) an order (the “Approval Order”) authorizing, among other things, (A) the EFIH First Lien Settlement, (B) the EFIH Second Lien Settlement; and (C) EFH and EFIH to perform their obligations under the Commitment Letter, including the payment of professionals’ fees on the terms set forth in the Commitment Letter and (ii) an order (the “Oncor TSA Amendment Order”) authorizing the Oncor TSA Amendment, all in a manner consistent with the terms of this Agreement; (k) the documentation in respect of the EFIH First Lien Settlement (including the related order); (l) the documentation in respect of the EFIH Second Lien Settlement (including the related order); (m) any pleadings or orders related to the EFIH First Lien Makewhole Claim and/or EFIH Second Lien Makewhole Claim (collectively, the “Make-Whole Pleadings”); (n) all other documents that will comprise the Plan Supplement; and (o) a motion seeking entry of an order and the resulting order restricting transfers of claims against the Debtors to the extent such transfers would adversely affect the Debtors’ ability to obtain any required regulatory consents (the “Trading Motion”). The Plan Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and shall otherwise be in form and substance reasonably acceptable to each of (i) the Debtors, (ii) the Consenting Interest Holders, and (iii) the Required Consenting Creditors; provided, however, that, only EFH, EFIH, the Consenting Fidelity EFIH First Lien Noteholders, the Consenting EFIH Second Lien Noteholders, the Consenting EFH Unsecured Noteholders, and the Required EFIH Unsecured Consenting Creditors, and no other Restructuring Support Party, shall have the foregoing rights described in this Section 3 over those documents pertaining exclusively to the Restructuring Transactions and Chapter 11 Cases of EFH and EFIH; provided, further, that the Approval Order, the Oncor TSA Amendment Order, and the Make-Whole Pleadings shall be in form and substance reasonably satisfactory to EFH, EFIH, the Consenting Fidelity EFIH First Lien Noteholders, the Consenting EFH Unsecured Noteholders, and the Required EFIH Unsecured Consenting Creditors only (and no other Restructuring Support Party shall have the foregoing rights) provided, further, the new EFH/EFIH debt and equity documents (including the Conversion Agreement) and the EFH and EFIH corporate governance documents (including the selection of the board of directors and officers of such entities) shall be in form and substance satisfactory to the Required EFIH Unsecured Consenting Creditors only, in each case, subject to the terms and conditions specified in the Term Sheet, and the Required EFIH Unsecured

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Consenting Creditors shall reasonably consult with the Consenting EFH Creditors in connection with the EFH and EFIH corporate governance documents; provided, further, that only TCEH and the Consenting TCEH First Lien Creditors, and no other Restructuring Support Party, shall have consent rights over those documents pertaining exclusively to the Restructuring Transactions and Chapter 11 cases of the TCEH Debtors. Additionally, each Consenting Non-Fidelity EFIH First Lien Noteholder shall have reasonable consent rights over all definitive documentation (and orders) in respect of the terms and conditions not otherwise addressed in the Term Sheet regarding each of the EFIH First Lien DIP Financing (and related orders), the Approval Motion, the Approval Order, the RSA Assumption Motion, and the RSA Assumption Order. As used herein, the term “Required Consenting Creditors” means, at any relevant time: (a) at least three (3) members of the Ad Hoc TCEH Committee who collectively hold at least 50.1% of the TCEH First Lien Claims held by the members of the Ad Hoc TCEH Committee (the “Consenting Ad Hoc TCEH Committee”); (b) Consenting Creditors holding at least 50.1% of the EFIH First Lien Note Claims held by all Consenting Creditors; (c) Consenting Creditors holding at least 50.1% of the EFIH Second Lien Note Claims held by all Consenting Creditors; (d) Consenting Creditors holding at least 50.1% of the EFH Unsecured Note Claims held by all Consenting Creditors; and (e) at least three (3) investment advisors that manage and/or advise funds or accounts that beneficially own, collectively, at least 66.67% of the EFIH Unsecured Note Claims held by all Consenting Creditors (the “Required EFIH Unsecured Consenting Creditors”).

Section 4. Commitments Regarding the Restructuring Transactions.

4.01. Commitment of the Consenting Creditors.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 8.11) (such period, the “Effective Period”):

(i) each of the Consenting Creditors that is entitled to accept or reject the Plan pursuant to its terms agrees that it shall, subject to the receipt by such Consenting Creditor of the Disclosure Statement and the Solicitation Materials, in each case, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code:

(A) to the extent a class of claims is permitted to vote to accept or reject the Plan, vote each of its claims (including each of its TCEH First Lien Claims, EFIH Unsecured Note Claims, EFH Unsecured Note Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, the Notes Claims, the TCEH DIP Claims, the EFIH First Lien DIP Claims, the EFIH Second Lien DIP Claims, and any other claims against the applicable Debtor) (such Claims, together with the EFH Interests, the Texas Holdings Interests, and the TEF Interests, collectively, the “Debtor Claims/Interests”) to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot; and

(B) not change or withdraw (or cause to be changed or withdrawn) such vote;

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(ii) each Consenting Creditor further agrees that it shall not directly or indirectly (A) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, (B) propose, file, support, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Restructuring Transactions, or (C) direct the Agents5 (as applicable) to take any action contemplated in (A) and (B) of this Section 4.01(a)(ii); provided, however, that to the extent a Consenting Creditor directs the Agents (as applicable) not to take an action contemplated in (A) and (B) of this Section 4.01(a)(ii), such direction shall not be construed in any way as requiring any Consenting Creditor to provide an indemnity to the applicable Agent, or to incur or potentially incur any other liability, in connection with such direction; and

(iii) upon the commencement by the Debtors of the Chapter 11 Cases, and subject to Section 8.12, the automatic stay is invoked and each Consenting Creditor agrees that, except to the extent expressly contemplated under the Plan and this Agreement, it will not, and will not direct the Agents (as applicable) to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Debtor Claims/Interests, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors; provided, however, that to the extent a Consenting Creditor directs the Agents (as applicable) to not take any action contemplated in the foregoing provision, such direction shall not be construed in any way as requiring any Consenting Creditor to provide an indemnity to the applicable Agent, or to incur or potentially incur any other liability, in connection with such direction; provided, further, however, that for the avoidance of doubt, upon (A) the termination of this Agreement or (B) termination of the automatic stay as to property or interests in property which secure any such claims upon motion by a person or entity other than a Consenting Creditor, each Consenting Creditor may, after notifying counsel to the Debtors in accordance with Section 11.11(a), exercise such right or remedy.

[5]	For purposes of the Agreement, the term “Agent” means any of the following (and each of their respective successors and assigns): (a) Citibank, N.A., in its capacity as: (i) administrative agent under the TCEH Credit Agreement; (ii) administrative and collateral agent with respect to certain TCEH First Lien Claims pursuant to the Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of August 7, 2009 (as may be amended, restated, or supplemented); and (iii) senior collateral agent and representative with respect to certain TCEH First and Second Lien Claims pursuant to the Second Lien Intercreditor Agreement, dated as of October 6, 2010 (as may be amended, restated, or supplemented, the “TCEH Second Lien Intercreditor Agreement”); (b) The Bank of New York Mellon Trust Company, N.A., in its capacity as: (i) collateral trustee with respect to certain EFIH Second Lien Notes Claims pursuant to the Collateral Trust Agreement (as may be amended, restated or supplemented); (ii) indenture trustee with respect to certain EFIH Senior Toggle Note Claims pursuant to the EFIH Senior Toggle Note Indenture; (iii) indenture trustee with respect to certain EFIH Unexchanged Note Claims pursuant to the EFIH Unexchanged Note Indenture; (iv) indenture trustee with respect to certain TCEH First Lien Note Claims pursuant to the TCEH First Lien Note Indenture; (v) EFH Notes Trustee; (vi) EFH LBO Notes Trustee; (vii) indenture trustee with respect to certain EFIH Second Lien Note Claims; and (viii) initial second priority representative under the TCEH Second Lien Intercreditor Agreement; (c) CSC Trust Company of Delaware in its capacity as: (i) collateral trustee with respect to certain EFIH First Lien Note Claims pursuant to the Collateral Trust Agreement (as may be amended, restated, or supplemented); (ii) collateral trustee with respect to certain EFIH First Lien Note Claims pursuant to that certain junior lien pledge agreement, dated as of April 25, 2011 (as may be amended, restated or supplemented); and (iii) indenture trustee with respect to certain EFIH First Lien Note Claims; (d) Wilmington Savings Fund Society, FSB, in its capacity as indenture trustee with respect to certain TCEH Second Lien Note Claims; (e) Law Debenture Trust Company of New York, in its capacity as indenture trustee with respect to certain TCEH Unsecured Note Claims; and (f) UMB Bank, N.A., in its capacity as: (i) indenture trustee with respect to certain EFIH Senior Toggle Note Claims pursuant to the EFIH Senior Toggle Note Indenture; and (ii) indenture trustee with respect to certain EFIH Unexchanged Note Claims pursuant to the EFIH Unexchanged Note Indenture.

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(b) The foregoing sub-clause (a) of this Section 4 will not limit any of the following Consenting Creditor rights, to the extent consistent with this Agreement:

(i) to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay, or prevent consummation of the Restructuring Transactions;

(ii) under any applicable credit agreement, indenture, other loan document or applicable law; or

(iii) to take or direct any action relating to maintenance, protection, or preservation of any collateral.

(c) (i) It shall not be a violation of this Agreement, and no Restructuring Support Party will assert that it is an “Event of Default” under the TCEH Cash Collateral Order, if the Ad Hoc TCEH Committee or any of its members, within the Challenge Period (as defined in the TCEH Cash Collateral Order), seeks standing to commence, and if granted standing, assert and prosecute any Claims, objections or other Causes of Action relating to the validity, allowability, enforceability, priority, avoidance, or subordination of the TCEH 2012 Incremental Term Loans or the liens and security interests that secure the TCEH 2012 Incremental Term Loans (other than against the holders of EFH Interests, the Debtors’ directors, the Debtors’ officers, and each of their respective affiliates), and (ii) if any Consenting Creditor(s) (or the Claims beneficially held by such Consenting Creditor) or Consenting Interest Holder(s) becomes the subject of any Cause of Action commenced, or for which court authority is requested to commence, including in respect of any Cause of Action set forth in clause (i) above, by any other person in connection with these Chapter 11 Cases or related to the Debtors, then such Consenting Creditors or Consenting Interest Holder(s) shall be entitled to assert (or seek authority to assert) and prosecute any and all defenses, counterclaims, cross-complaints, cross-claims, and other claims relating in any way to such Cause of Action (other than against the holders of EFH Interests, the Debtors’ directors, the Debtors’ officers, and each of their respective affiliates) (such Claims, objections, or other Causes of Action described in this Section 4.01(c), a “Permitted Cause of Action”).

4.02. Commitment of the Consenting Interest Holders.

(a) During the Effective Period, each of the Consenting Interest Holders agrees that it shall not, directly or indirectly, (i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions or (ii) propose, file, support, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Restructuring Transactions.

(b) Each Consenting Interest Holder agrees to (i) support and take all necessary steps to effectuate the Restructuring Transactions, including timely providing all requisite consents and approvals as required in order for the Debtors to file for relief under chapter 11 of the Bankruptcy Code under that certain Amended and Restated Limited Liability Company

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Agreement of Texas Energy Future Capital Holdings LLC, dated as of October 10, 2007, by and among the parties thereto and (ii)(A) to the extent it is entitled to accept or reject the Plan pursuant to its terms that it shall, subject to the receipt by such Consenting Interest Holder of the Disclosure Statement and the Solicitation Materials, in each case, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, vote to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot, and (B) not change or withdraw (or cause to be changed or withdrawn) such vote.

(c) The foregoing sub-clause (a) and sub-clause (b) of this Section 4.02 will not limit any Consenting Interest Holder’s rights to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with the Restructuring Transactions and do not hinder, delay, or prevent consummation of the Restructuring Transactions.

4.03. Commitment of the Debtors.

(a) During the Effective Period and thereafter as required pursuant to clause (viii) below, the Debtors shall: (i) take all steps necessary or desirable to obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions, including obtaining entry of the Confirmation Order; (ii) support and take all steps reasonably necessary or desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the preparation and filing within the time-frame provided herein of the Plan Restructuring Documents; (iii) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions; (iv) obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions; (v) complete the Restructuring Transactions within the time-frame provided herein; (vi) operate their business in the ordinary course, taking into account the Restructuring Transactions; (vii) not object to, delay, impede, or take any other action that is materially inconsistent with, or is intended or is likely to interfere in a material way with acceptance or implementation of the Restructuring Transactions; (viii) report income items to Consenting Creditors in a manner consistent with past practice; and (ix) file the Trading Motion at a time to be mutually agreed upon by the Debtors and the Required Consenting Creditors.

(b) The Debtors represent and warrant to the Consenting Creditors and the Consenting Interest Holders that there are no pending agreements (oral or written) or understandings, with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Restructuring Transactions) involving the Debtors, or any of their assets, properties or businesses (an “Alternative Proposal”). If the Debtors make or receive a written proposal or expression of interest regarding an Alternative Proposal, the Debtors shall promptly notify counsel to the Consenting Creditors and the Consenting Interest Holders of the receipt of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel

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to the Consenting Creditors and the Consenting Interest Holders with copies of any written offer or other information that they make or receive relating to an Alternative Proposal and shall keep counsel to the Consenting Creditors and the Consenting Interest Holders fully informed of any material changes to such Alternative Proposal. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Consenting Creditors and the Consenting Interest Holders (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 4.03(b).

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, board of managers, or such similar governing body of a Debtor to take any action, or to refrain from taking any action, with respect to the Restructuring Transactions to the extent such board of directors, board of managers, or such similar governing body determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, is required to comply with applicable law or its fiduciary obligations under applicable law.

4.04. Transfer of Interests and Securities.

(a) During the Effective Period, no Consenting Interest Holder or Consenting Creditor shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)6 in the Debtor Claims/Interests unless it satisfies all of the following requirements (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(i) the intended transferee executes and delivers to counsel to the Debtors on the terms set forth below an executed form of the transfer agreement in the form attached hereto as Exhibit D (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Debtors until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Debtors, in each case, on the terms set forth herein); and

(ii) the intended transferee, the intended transferee’s affiliates, and/or any unaffiliated third-party in which the intended transferee has a beneficial ownership, or any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for purposes of this Section 4.04(a)(ii), none of the Consenting Interest Holders or Consenting Creditors will be treated as acting pursuant to a plan or arrangement as a result of participating in the Plan and Restructuring Transactions), will not, after giving effect to such Transfer, (A) have beneficial ownership of, in the aggregate, fifty percent (50%) or more of TCEH First Lien Claims, EFIH Second Lien DIP Claims, or the Texas Holdings Interests or TEF Interests or (B) have, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, beneficial ownership of, in the aggregate, fifty percent (50%) or more of the Reorganized TCEH Common Stock, the Reorganized EFH Common Stock, or the Texas Holdings Interests or TEF Interests.

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As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims/Interests or the right to acquire such Claims or Interests.

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(b) [Reserved.]

(c) Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Consenting Creditor from settling or delivering securities or bank debt to settle any confirmed transaction pending as of the date of such Consenting Creditor’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Debtor Claims/Interests so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement), and (ii) a Qualified Marketmaker7 (as defined below) that acquires any of the Debtor Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Debtors Claims/Interests, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Debtor Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a Consenting Interest Holder, Consenting Creditor, or Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement) and the transfer otherwise is a Permitted Transfer.

(d) This Agreement shall in no way be construed to preclude the Consenting Interest Holders or Consenting Creditors from acquiring additional Debtor Claims/Interests; provided, however, that (i) any Consenting Interest Holder or Consenting Creditor that acquires additional Debtor Claims/Interests, as applicable, after the Agreement Effective Date shall promptly notify the Debtors of such acquisition including the amount of such acquisition and (ii) such acquired Debtor Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor or Consenting Interest Holder, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors).

(e) This Section 4.04 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Interest Holder or Consenting Creditor to Transfer any Debtor Claims/Interests. Notwithstanding anything to the contrary herein, to the extent the Debtors and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring Transactions (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

[7]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of the Debtors (or enter with customers into long and short positions in claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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(f) Notwithstanding anything to the contrary herein: (i) following the funding in full of the EFIH First Lien DIP Financing, the Transfer of EFIH First Lien DIP Claims shall not be subject to this Section 4.04, but shall be subject only to the definitive documentation governing the EFIH First Lien DIP Financing; and (ii) each Consenting Non-Fidelity EFIH First Lien Noteholder and any funds managed by each Consenting Non-Fidelity EFIH First Lien Noteholder shall be bound by the transfer restrictions in this Section 4.04 only in respect of their EFIH First Lien Note Claims.

(g) Any Transfer made in violation of this Sections 4.04 shall be void ab initio. Any Consenting Interest Holder or Consenting Creditor that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

4.05. Representations and Warranties of Consenting Interest Holders and Consenting Creditors. Each Consenting Creditor and Consenting Interest Holder, severally, and not jointly, represents and warrants that:

(a) it is the beneficial owner of the face amount of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims/Interests, as reflected in such Consenting Creditor’s and/or Consenting Interest Holder’s signature block to this Agreement, which amount each Party understands and acknowledges is proprietary and confidential to such Consenting Creditor and/or Consenting Interest Holder (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

(b) other than with respect to a Consenting Non-Fidelity EFIH First Lien Noteholder, it will not beneficially or legally own, either directly or indirectly through its affiliates (but excluding any affiliates that are subject to an internal ethical wall or screen), any unaffiliated third parties in which it may hold a direct or indirect beneficial interest, or as part of any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4), provided, however, that for purposes of this Section 4.05(b), none of the Consenting Interest Holders or Consenting Creditors will be treated as acting pursuant to a plan or arrangement as a result of participating in the Plan and Restructuring Transactions), in the aggregate, fifty percent (50%) or more of (A) TCEH First Lien Claims, EFIH Second Lien DIP Claims, or the Texas Holdings Interests or TEF Interests or (B) the Reorganized TCEH Common Stock, the Reorganized EFH Common Stock, or the Texas Holdings Interests or TEF Interests;

(c) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests;

(d) the Owned Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s or Consenting Interest Holder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act or (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or

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(7) under the Securities Act of 1933, as amended (the “Securities Act’) (C) a Regulation S non-U.S. person or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Consenting Creditor or Consenting Interest Holder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(f) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party:

5.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement (and, to the extent applicable, the Commitment Letter) is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.02. No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Term Sheet, the Commitment Letter, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement (and, to the extent applicable, the Commitment Letter).

5.03. Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement (and, to the extent applicable, the Commitment Letter) and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement (and, to the extent applicable, the Commitment Letter).

5.04. Governmental Consents. Except as expressly set forth herein and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

5.05. No Conflicts. The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring Transactions.

Section 6. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes

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for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Debtors will not solicit acceptances of any Plan from Consenting Creditors or Consenting Interest Holders in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 7. Certain Additional Chapter 11 Matters.

7.01. The Required Consenting Creditors shall have reviewed, commented on, and consented to the first-day pleadings identified on Schedule 3 attached hereto (the “First Day Pleadings”). Additionally, during the Effective Period, the Debtors will use reasonable efforts to provide: (i) draft copies of all material motions, pleadings and other documents other than the First Day Pleadings (including the IRS Submissions) that the Debtors intend to file with any court or regulatory body (including, the Bankruptcy Court and the IRS) relating to the Chapter 11 Cases or the Restructuring Transactions to counsel to the Consenting Interest Holders and counsel to the Consenting Creditors at least two (2) business days before the date on which Debtors intend to file any such document; and (ii) copies of all documents actually filed by the Debtors with any court or regulatory body (including the Bankruptcy Court and the IRS) relating to the Chapter 11 Cases or the Restructuring Transactions to counsel to the Consenting Interest Holders and counsel to the Consenting Creditors promptly but not later than two (2) business days after such motions, pleadings, and other documents are filed; provided, however, that the Debtors will provide draft copies of all Plan Restructuring Documents to the Required Consenting Creditors three (3) business days before the date on which the Debtors intend to file such documents. To the extent such documents do not constitute Plan Restructuring Documents (which shall be consistent with Section 3), the Debtors shall consult in good faith with counsel to the Restructuring Support Parties regarding the form and substance of those documents.

7.02. The Commitment Parties shall coordinate with Oncor Electric Delivery to obtain any necessary regulatory approvals from the Public Utility Commission of Texas related to the change in equity ownership at EFH (“PUC Regulatory Approval”). EFH and EFIH shall cooperate as reasonably necessary to obtain the PUC Regulatory Approval; provided, however, that the TCEH Debtors shall not have any obligation to participate in the process to obtain the PUC Regulatory Approval or agree to any conditions affecting the TCEH Debtors; provided, further, that EFH, EFIH, and the Commitment Parties agree to use commercially reasonable efforts to obtain a preliminary order from the PUC limiting the scope of the PUC Regulatory Approval proceeding to issues related to Oncor and the change in equity ownership at EFH and excluding consideration of any issues relating to the TCEH Debtors.

Section 8. Termination Events.

8.01. Shared Consenting Creditor Termination Events. This Agreement may be terminated as between: (a) the Consenting TCEH First Lien Creditors and the other Parties, (b) the Consenting Fidelity EFIH First Lien Noteholders and the other Parties, (c) the Consenting EFIH Second Lien Noteholders and the other Parties, (d) the Consenting EFH Unsecured Noteholders and the other Parties, or (e) the Consenting EFIH Unsecured Noteholders and the other Parties, in each case, by the delivery to the Debtors, counsel to the Consenting Interest Holders, and counsel to the other Consenting Creditors, other than the Consenting Creditors

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seeking to terminate this Agreement pursuant to this Section 8.01 (such Consenting Creditors, the “Terminating Consenting Creditors”) of a written notice in accordance with Section 11.11 hereof by, as applicable: (i) the Consenting Ad Hoc TCEH Committee; (ii) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFIH First Lien Note Claims held by the Consenting Creditors at such time; (iii) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFIH Second Lien Note Claims held by the Consenting Creditors at such time; (iv) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFH Unsecured Notes Claims held by the Consenting Creditors at such time; or (v) the Required EFIH Unsecured Consenting Creditors, in each case, in the exercise of their discretion, upon the occurrence and continuation of any of the following events:

(a) the Debtors shall not have commenced the Chapter 11 Cases on or before April 29, 2014;

(b) the Debtors shall not have filed the RSA Assumption Motion with the Bankruptcy Court on or before the date that is seven (7) days from the Petition Date;

(c) the Bankruptcy Court shall not have entered the RSA Assumption Order on or before the date that is forty-five (45) days from the Petition Date;

(d) the Debtors shall not have submitted the Ruling Request in respect of the Private Letter Ruling (which shall, among other things, request the Required Rulings) or filed the Plan and Disclosure Statement with the Bankruptcy Court on or before the date that is forty-five (45) days from the Petition Date;

(e) the Bankruptcy Court shall not have entered the Disclosure Statement Order on or before the date that is one-hundred and five (105) days from the Petition Date;

(f) the Bankruptcy Court shall not have entered the Confirmation Order on or before the date that is two-hundred and seventy-five (275) days from the Petition Date;

(g) the IRS shall not have issued a Private Letter Ruling acceptable to the Required Consenting Creditors on or prior to the Extended Outside Date;

(h) the Bankruptcy Court otherwise grants relief that would have a material adverse effect on the Restructuring Transactions;

(i) the effective date of the Plan (the “Plan Effective Date”) shall not have occurred on or before the date that is thirty (30) days after the date that the Bankruptcy Court enters the Confirmation Order (the “Initial Outside Date”), it being understood that if all conditions to the Plan Effective Date other than receipt of any applicable regulatory approvals required to consummate the Plan and/or the Private Letter Ruling have been satisfied on or before the Initial Outside Date, the Initial Outside Date shall be automatically extended by an additional thirty (30) days (such extended date, the “Extended Outside Date”);

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(j) the IRS shall have denied the Debtors’ Ruling Request or shall have informed the Debtors or their counsel, whether orally or in writing, of its decision not to issue one or more of the Required Rulings;

(k) the breach by any Party other than the Terminating Consenting Creditors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would have a material adverse effect on the Restructuring Transactions or the recovery of any Consenting Creditor; provided, however, (i) that such Terminating Consenting Creditors shall transmit a notice to the Debtors, counsel to the Consenting Interest Holders and counsel to the other Consenting Creditors pursuant to Section 11.11 hereof, detailing any such breach and (ii) any other Consenting Creditor may transmit a notice to any Party detailing a breach (while providing copies of such notice pursuant to Section 11.11 hereof) and, in either case,, if such breach is capable of being cured, the breaching Party shall have twenty (20) business days after receiving such notice to cure any breach;

(l) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order enjoining, the consummation of a material portion of the Restructuring Transactions or materially impacting the recovery of any Consenting Creditor; provided, however, that the Debtors shall have ten (10) business days after issuance of such injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of the Restructuring Transactions that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Consenting Creditors;

(m) an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(n) any Party other than the Terminating Consenting Creditors files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within twenty (20) business days of receipt of notice by such party that such motion or pleading is inconsistent with this Agreement;

(o) the termination of this Agreement by (i)(a) the Consenting TCEH First Lien Creditors, (b) the Consenting EFH Unsecured Noteholders, (c) the Consenting EFIH Unsecured Noteholders, or (d) the Consenting Interest Holders or (ii)(a) the Consenting Fidelity EFIH First Lien Noteholders or (b) the Consenting EFIH Second Lien Noteholders, provided, however, solely with respect to subsection (ii) hereof, only to the extent Fidelity does not agree to remain bound to the terms of this Agreement and/or does not subsequently agree to re-execute this Agreement;

(p) the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction which, in each case, would have the effect of preventing consummation of the Restructuring Transactions or materially impacting the recovery of any Consenting Creditor; provided, however, that the Debtors shall have ten (10) business days after issuance of such ruling or order to obtain relief that would (i) allow consummation of a material portion of

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the Restructuring Transactions, (ii) remedy the recovery of such Consenting Creditor in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement, or (iii) is otherwise reasonably acceptable to the Required Consenting Creditors;

(q) the (i) conversion of one or more of the Chapter 11 Cases of EFH, EFIH, TCEH, EFCH or any Debtor entity obligated under the TCEH First Lien Secured Claims, TCEH Second Lien Note Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFIH Unsecured Note Claims, or EFH Unsecured Note Claims to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of EFH, EFIH, TCEH, EFCH or any Debtor entity obligated under the TCEH First Lien Secured Claims, TCEH Second Lien Note Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFIH Unsecured Note Claims, or EFH Unsecured Note Claims unless such conversion or dismissal, as applicable, is made with the prior written consent of counsel to the Required Consenting Creditors;

(r) any of the Plan Restructuring Documents shall have been modified in any material respect or withdrawn, without the prior written consent of the Required Consenting Creditors, subject to Section 3; or

(s) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Debtors that would have a material adverse effect on the Restructuring Transactions, without the prior written consent of the Required Consenting Creditors.

8.02. EFIH Unsecured Noteholder, EFIH First Lien Noteholder, EFIH Second Lien Noteholder, and EFH Unsecured Noteholder Termination Events. This Agreement may be terminated as between (a) the Consenting EFIH Unsecured Noteholders and the other Parties, (b) the Consenting Fidelity EFIH First Lien Noteholders and the other Parties, (c) the Consenting EFIH Second Lien Noteholders and the other Parties, and (d) the Consenting EFH Unsecured Creditors and the other Parties by the delivery to the Debtors, counsel to the Consenting Interest Holders, and counsel to the other Consenting Creditors, of a written notice in accordance with Section 11.11 hereof by, as applicable: (i) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFIH First Lien Note Claims held by the Consenting Creditors at such time; (ii) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFIH Second Lien Note Claims held by the Consenting Creditors at such time; (iii) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFH Unsecured Note Claims held by the Consenting Creditors at such time; or (iv) the Required EFIH Unsecured Consenting Creditors, in each case, in the exercise of their discretion, upon the occurrence and continuation of any of the following events:

(a) the Debtors have not filed each of the EFIH First Lien DIP Motion, the EFIH Second Lien DIP Motion, and the Approval Motion on or before the date that is fourteen (14) days from the Petition Date;

(b) the Bankruptcy Court shall not have entered each of the Approval Order, the order approving the EFIH First Lien DIP Motion (the “EFIH First Lien DIP Order”), and an order approving the EFIH Second Lien DIP Motion (the “EFIH Second Lien DIP Order”) on or

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before the date that is seventy-five (75) days from the Petition Date (it being understood that the Debtors will use commercially reasonable efforts to obtain entry of the EFIH First Lien DIP Order and the EFIH Second Lien DIP Order on or before the date that is forty-five (45) days from the Petition Date);

(c) the Debtors shall not have consummated each of (i) the EFIH First Lien DIP Financing, (ii) the EFIH Second Lien DIP Financing, and (iii) the transactions and settlements contemplated by the Approval Order on or before the date that is five (5) business days after the date the EFIH First Lien DIP Order, the EFIH Second Lien DIP Order, and the Approval Order, as applicable, is entered; or

(d) either the Commitment Letter or the Conversion Agreement is terminated according to its terms prior to consummation of the transactions contemplated therein.

8.03. Consenting TCEH First Lien Holders’ Termination Events. This Agreement may be terminated as between the Consenting TCEH First Lien Creditors and the other Parties by the delivery to the Debtors, counsel to the Consenting Interest Holders, and counsel to the other Consenting Creditors other than the Terminating Consenting Creditors of a written notice in accordance with Section 11.11 hereof by the Consenting Ad Hoc TCEH Committee, in the exercise of their sole discretion, upon the occurrence and continuation of any of an “Event of Default” under the TCEH Cash Collateral Order.

8.04. Consenting Non-Fidelity EFIH First Lien Noteholders. This Agreement may be terminated as between a Consenting Non-Fidelity EFIH First Lien Noteholder and the Debtors by the delivery to the Debtors of a written notice in accordance with Section 11.11 hereof by such terminating Consenting Non-Fidelity EFIH First Lien Noteholder, in the exercise of its discretion, upon the occurrence and continuation of any of the following events:

(a) the Debtors have not filed each of the EFIH First Lien DIP Motion and the Approval Motion on or before the date that is fourteen (14) days from the Petition Date;

(b) the Bankruptcy Court shall not have entered each of the Approval Order and the EFIH First Lien DIP Order on or before the date that is seventy-five (75) days from the Petition Date;

(c) the Debtors shall not have consummated each of (i) the EFIH First Lien DIP Financing, (ii) the transactions and settlements contemplated by the Approval Order on or before the date that is five (5) business days after the date the EFIH First Lien DIP Order and the Approval Order, as applicable, is entered;

(d) the Bankruptcy Court otherwise grants relief on a final basis that would have a material adverse effect on the Restructuring Transactions;

(e) the Plan Effective Date shall not have occurred on or before the Initial Outside Date, it being understood that if all conditions to the Plan Effective Date other than receipt of any applicable regulatory approvals required to consummate the Plan and/or the Private Letter Ruling have been satisfied or are capable of being satisfied on or before the Initial Outside Date, the Initial Outside Date shall be automatically extended to the Extended Outside Date;

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(f) the breach by any Party other than the Terminating Consenting Creditors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would have a material adverse effect on the Restructuring Transactions or the recovery of any Consenting Creditor; provided, however, (i) that such Terminating Consenting Creditors shall transmit a notice to the Debtors, counsel to the Consenting Interest Holders and counsel to the other Consenting Creditors pursuant to Section 11.11 hereof, detailing any such breach and (ii) any other Consenting Creditor may transmit a notice to any Party detailing a breach (while providing copies of such notice pursuant to Section 11.11 hereof) and, in either case,, if such breach is capable of being cured, the breaching Party shall have twenty (20) business days after receiving such notice to cure any breach;

(g) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order enjoining, the consummation of a material portion of the Restructuring Transactions; provided, however, that the Debtors shall have ten (10) business days after issuance of such injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of the Restructuring Transactions that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the applicable Consenting Non-Fidelity EFIH First Lien Noteholder(s);

(h) an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(i) any Party other than the Terminating Consenting Creditors files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within twenty (20) business days of receipt of notice by such party that such motion or pleading is inconsistent with this Agreement; or

(j) the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction which, in each case, would have the effect of preventing consummation of the Restructuring Transactions or materially impacting the recovery of any Consenting Non-Fidelity EFIH First Noteholder; provided, however, that the Debtors shall have ten (10) business days after issuance of such ruling or order to obtain relief that would (i) allow consummation of a material portion of the Restructuring Transactions, (ii) remedy the recovery of such Consenting Non-Fidelity EFIH First Lien Noteholder in a manner that does not prevent or diminish in a material way compliance with the terms of this Agreement, or (iii) is otherwise reasonably acceptable to the applicable Consenting Non-Fidelity EFIH First Lien Noteholder(s).

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8.05. Consenting Interest Holders Termination Events. This Agreement may be terminated as between the Consenting Interest Holders and the other Parties by the delivery to the Debtors and counsel to the Consenting Creditors, of a written notice in accordance with Section 11.11 hereof by all of the undersigned holders of the Texas Holdings Interests and the TEF Interests, in the exercise of their discretion, upon the occurrence and continuation of any of the following events:

(a) the Debtors shall not have commenced the Chapter 11 Cases on or before April 29, 2014;

(b) the Plan Effective Date shall not have occurred by the Initial Outside Date or the Extended Outside Date, as applicable;

(c) the breach by the Debtors of any of the representations, warranties, or covenants of the Debtors set forth in this Agreement that would have a material adverse effect on the Restructuring Transactions; provided, however, that (i) the Debtors shall undertake commercially reasonable efforts to provide the Consenting Interest Holders with prompt written notice of the occurrence of such breach and (ii) the Consenting Interest Holders may transmit a notice to the Debtor (detailing a breach (while providing copies of such notice to the Consenting Creditors pursuant to Section 11.11 hereof) and, in either case, if such breach is capable of being cured, the Debtors shall have ten (10) business days after the date of providing or receiving notice, as applicable, to cure any breach; or

(d) the (i) conversion of one or more of the Chapter 11 Cases of EFH, EFIH, TCEH, EFCH or any Debtor entity obligated under the TCEH First Lien Secured Claims, TCEH Second Lien Note Claims, EFIH First Lien Note Claims, or EFIH Second Lien Note Claims to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of EFH, EFIH, TCEH, EFCH or any Debtor entity obligated under the TCEH First Lien Secured Claims, TCEH Second Lien Note Claims, EFIH First Lien Note Claims, or EFIH Second Lien Claims, unless such conversion or dismissal, as applicable, is made with the prior written consent of counsel to the Consenting Interest Holders.

8.06. Debtors’ Termination Events. Any Debtor may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 11.11 hereof, upon the occurrence of any of the following events: (a) the Plan Effective Date shall not have occurred by the Initial Outside Date or the Extended Outside Date, as applicable; (b) the breach by any of the Restructuring Support Parties of any material provision set forth in this Agreement that remains uncured for a period of fifteen (15) business days after the receipt by the Restructuring Support Parties of notice of such breach; (c) the board of directors, board of managers, or such similar governing body of any Debtor determines based on advice of counsel that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties; or (d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring Transactions.

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8.07. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the following: (a) each of the Consenting Interest Holders; (b) the Consenting Ad Hoc TCEH Committee; (c) Consenting Fidelity EFIH First Lien Noteholders holding at least 50.1% in principal amount of the aggregate amount of the EFIH First Lien Note Claims held by the Consenting Fidelity EFIH First Lien Noteholders at such time; (d) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFIH Second Lien Note Claims held by all Consenting Creditors at such time; (e) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFH Unsecured Note Claims held by the Consenting Creditors at such time; (f) the Required EFIH Unsecured Consenting Creditors; and (g) each of the Debtors.

8.08. Termination Upon Completion of the Restructuring Transactions. This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

8.09. Individual Consenting Creditor Termination. Notwithstanding anything to the contrary herein:

(a) If the Plan Effective Date does not occur by the earlier of (1) the Extended Outside Date and (2) three hundred thirty-five (335) days from the Petition Date, then each Consenting Creditor may terminate its rights and obligations under this Agreement without affecting the other Parties’ rights and obligations by providing notice of the same in accordance with Section 11.11 hereof.

(b) If there are any changes to the terms of the TCEH Cash Collateral Order that have a material, disproportionate (as compared to other Consenting Creditors holding Claims within the same Class as provided for in the Term Sheet) and adverse effect on a Consenting Creditor without such Consenting Creditor’s prior written consent, then such Consenting Creditor may terminate its rights and obligations under this Agreement without affecting the other Parties’ rights and obligations by providing notice of the same in accordance with Section 11.11 hereof.

(c) If the Plan (as it may be modified, amended or supplemented) includes terms in respect of the TCEH Incremental 2012 Term Loans that provide for a material, disproportionate (as compared to other Consenting Creditors holding Claims within the same Class as provided for in the Term Sheet) and adverse effect on any Consenting Creditor that beneficially holds the TCEH Incremental 2012 Term Loans (including, without limitation, any disparate treatment with respect to the releases granted under the Plan), then such Consenting Creditor may terminate its rights and obligations under this Agreement without affecting the other Parties hereto by providing notice of the same in accordance with Section 11.11 hereof.

(d) If any person commences, or obtains standing to commence, a Permitted Cause of Action against a Consenting Creditor (or with respect to Claims beneficially held by such Consenting Creditor), then such Consenting Creditor may terminate its rights and obligations under this Agreement without affecting the other Parties’ rights and obligations by providing notice of the same in accordance with Section 11.11 hereof.

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8.10. Fidelity Termination Events. This Agreement may be terminated as between Fidelity and all Parties by the delivery to the Debtors, counsel to the Consenting Interest Holders, and counsel to the other Consenting Creditors, of a written notice in accordance with Section 11.11 hereof by Fidelity with respect to all Debtor Claims/Interests that Fidelity holds at such time, in the exercise of its discretion, upon the occurrence and continuation of any of the following events; provided, however, Fidelity shall not have the right to terminate this Agreement pursuant to this Section 8.10 if the Commitment Parties exercise their Call Right within ten (10) days of Fidelity’s exercise of a termination right under this Section 8.10:

(a) on the date that is ten (10) business days prior to the first day of the hearing for the Bankruptcy Court to approve entry of the Disclosure Statement Order (the “Disclosure Statement Hearing”), if the Debtors have notified Fidelity and all other Parties at least fifteen (15) days prior to the Disclosure Statement Hearing that the Debtors have determined in good faith that the recovery for the EFH Non-Guaranteed Notes is expected to be less than 37.15% (such notification, the “EFH Minimum Recovery Notification”); and

(b) on the date that is ten (10) business days prior to the first day of the hearing for the Bankruptcy Court to approve entry of the Confirmation Order (the “Confirmation Hearing”), if (i) the Debtors did not make the EFH Minimum Recovery Notification and (ii) Fidelity notifies all other Parties at least ten (10) business days prior to the first day of the Confirmation Hearing that Fidelity has determined in good faith that the recovery for the EFH Non-Guaranteed Notes is expected to be less than 37.15%.

8.11. Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.07, 8.08, 8.09, and 8.10 shall be referred to as a “Termination Date”. Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that the occurrence of a Termination Date as to a Party shall not affect the Debtors’ obligations under Section 10 with respect to amounts accrued up to and including such Termination Date; provided, further, that Section 4.03(a)(viii) and Section 8.12 shall survive the termination of this Agreement. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement or the Commitment Letter, the foregoing shall not be construed to prohibit the Debtors or any of the Restructuring Support Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement or the Commitment Letter that arose or existed before a Termination Date. Except as expressly provided in this

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Agreement (including as set forth in Section 8.12) , nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Interest Holder or Consenting Creditor, and (b) any right of any Consenting Interest Holder or Consenting Creditor, or the ability of any Consenting Interest Holder or Consenting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor, Consenting Interest Holder, or Consenting Creditor. Nothing in this Section 8.09 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 8.06(c).

8.12. No Violation of Automatic Stay. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Restructuring Support Party from taking any action necessary to effectuate the termination of this Agreement pursuant to the terms hereof.

Section 9. Amendments. This Agreement, including the Term Sheet and the Plan, may not be modified, amended, or supplemented in any manner except in writing signed by all of the following: (a) the Consenting Interest Holders, (b) the Consenting Ad Hoc TCEH Committee; (c) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of the EFH Unsecured Note Claims held at such time by the Consenting Creditors; (d) Consenting Fidelity EFIH First Lien Noteholders holding at least 50.1% in principal amount of the aggregate amount of the EFIH First Lien Note Claims held by all Consenting Fidelity First Lien Noteholders at such time; (e) Consenting Creditors holding at least 50.1% in principal amount of the aggregate of each of the EFIH Second Lien Note Claims at such time; (f) the Required EFIH Unsecured Consenting Creditors; (g) each applicable Consenting Non-Fidelity EFIH First Lien Noteholder(s); and (h) each of the Debtors; provided, however, that if the proposed modification, amendment or supplement has a material, disproportionate (as compared to other Consenting Creditors holding Claims within the same Class as provided for in the Term Sheet) and adverse effect on any of the Restructuring Support Parties or the Claims held by such Restructuring Support Parties (including any disparate treatment with respect to the releases granted under the Plan), then the consent of each such affected Restructuring Support Party shall also be required to effectuate such modification, amendment or supplement; provided, further, however, that Section 8.09 and Section 9 shall not be amended without the consent of each Consenting Creditor. Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

Section 10. Fees and Expenses. Subject to Section 8.11, the Debtors shall pay or reimburse when due the following reasonable and documented professional fees and expenses: (a)(i) one (1) primary counsel, one (1) local counsel, one (1) regulatory counsel, one (1) financial advisor, one (1) tax advisor, and one (1) technical and market advisor for, on a collective basis, all Consenting TCEH First Lien Creditors and (ii) the professionals identified on Schedule 2 attached hereto, in each case, upon the Bankruptcy Court’s entry of the RSA Assumption Order; (b) one (1) primary counsel, one (1) local counsel, one (1) regulatory counsel, one (1) tax advisor, and one (1) financial advisor for, on a collective basis, all Consenting EFIH Unsecured Noteholders, upon the Bankruptcy Court’s entry of the earlier of the Approval Order and the RSA Assumption Order; (c) one (1) primary counsel, one (1) local counsel, one (1) regulatory counsel, and one (1) financial advisor for, on a collective basis, all Consenting EFH Unsecured Noteholders, Consenting Fidelity EFIH First Lien Noteholders (in connection with EFH

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Unsecured Note Claims, EFIH First Lien Note Claims, and EFIH Second Lien Note Claims beneficially owned by Fidelity) upon the Bankruptcy Court’s entry of the earlier of the Approval Order and the RSA Assumption Order; (d) one (1) primary counsel and one (1) local counsel for each of the Consenting Non-Fidelity EFIH First Lien Noteholders that are a Party as of the Agreement Effective Date; and (e) one (1) primary counsel, one (1) local counsel, one (1) regulatory counsel, and one (1) financial advisor for, on a collective basis, all Consenting Interest Holders upon the occurrence of the Plan Effective Date. Additionally, EFIH may, in its reasonable discretion, pay the reasonable and documented fees and expenses of professionals retained by Consenting Non-Fidelity EFIH First Lien Noteholders that become a Party after the Agreement Effective Date. Fees and expenses described in this Section 10 shall be allocated as described in the Term Sheet.

Section 11. Miscellaneous.

11.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

11.02. Service on an Official Committee. Notwithstanding anything herein to the contrary, if an official committee is appointed in the Chapter 11 Cases and a Consenting Creditor is appointed to and serves on such official committee, then the terms of this Agreement shall not be construed to limit such Consenting Creditor’s exercise of its fiduciary duties in its role as a member of such committee; provided, however, that serving as a member of such committee shall not relieve the Consenting Creditor of any obligations under this Agreement; provided, further, that nothing in the Agreement shall be construed as requiring any Consenting Creditor to serve on any official committee in these Chapter 11 Cases.

11.03. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

11.04. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

11.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the District of Delaware or any Delaware State court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or

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proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

11.06. Confidentiality; Disclosure. The Debtors shall keep strictly confidential and shall not, without the prior written consent of the applicable Consenting Creditor, disclose publicly, or to any person (including any Restructuring Support Party) (a) the holdings of any Consenting Creditor, including the principal amount of TCEH First Lien Claims, EFIH Unsecured Note Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, and EFH Unsecured Note Claims and any other claims held against the applicable Debtor or (b) the identity of any Consenting Creditor or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents as a party to this Agreement, in any public manner, including in the Solicitation Materials, the Plan, or any related press release; provided, however, that (x) the Debtors may disclose such names or amounts to the extent that, upon the advice of counsel, it is required to do so by any governmental or regulatory authority (including federal securities laws and regulations), in which case the Debtors, prior to making such disclosure, shall allow the Consenting Creditor to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosures, and (y) the Debtors may disclose the aggregate percentage or aggregate principal amount of (i) outstanding TEF Interests; (ii) outstanding Texas Holdings Interests; (iii) TCEH Credit Agreement Claims; (iv) TCEH First Lien Notes; (v) TCEH First Lien Commodity Hedges; (vi) TCEH First Lien Interest Rate Swaps; (vii) EFIH First Lien Notes; (viii) EFIH Second Lien Notes; (ix) EFIH Unsecured Notes; and (x) EFH Unsecured Note Claims held by the Consenting Creditors (without naming such Consenting Creditors). No Consenting Creditor or Consenting Interest Holder shall, without the prior written consent of the Debtors, make any public announcement or otherwise communicate (other than to decline to comment) with any person with respect to Restructuring Transactions or any of the transactions contemplated hereby or thereby, other than as may be required by applicable law and regulation or by any governmental or regulatory authority. This Section 11.06 shall not apply with respect to any information that is or becomes available to the public other than as a result of a disclosure in violation of any Party’s obligations under this Agreement.

11.07. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.08. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.09. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Debtors, the Consenting Interest Holders, and the Consenting Creditors,

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and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Debtors, the Consenting Interest Holders, and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

11.10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

11.11. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Debtor, to:

Energy Future Holdings Corp., et al.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

E-mail address: stacey.dore@energyfutureholdings.com; and

andrew.wright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Richard M. Cieri, Edward O. Sassower, P.C., Stephen E. Hessler, and Brian E. Schartz

E-mail addresses: rcieri@kirkland.com, esassower@kirkland.com,

shessler@kirkland.com, and bschartz@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Chad J. Husnick and Steven N. Serajeddini

E-mail address: chusnick@kirkland.com and steven.serajeddini@kirkland.com

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(b) if to a Consenting Interest Holder, to:

Wachtell Lipton Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention: Richard G. Mason and Austin T. Witt

E-mail addresses: rgmason@wlrk.com and awitt@wlrk.com

(c) if to a Consenting TCEH First Lien Lender, Consenting TCEH First Lien Noteholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Alan W. Kornberg, Brian S. Hermann, and Jacob A. Adlerstein

E-mail addresses: akornberg@paulweiss.com, bhermann@paulweiss.com, and jadlerstein@paulweiss.com

(d) if to a Consenting EFIH Unsecured Noteholder, to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

Attention: Ira S. Dizengoff and Scott L. Alberino

E-mail addresses: idizengoff@akingump.com and salberino@akingump.com

(e) if to a Consenting Fidelity EFIH First Lien Noteholder, Consenting EFIH Second Lien Noteholder, Consenting EFH Unsecured Noteholder (each in connection with EFH Unsecured Note Claims, EFIH First Lien Note Claims and EFIH Second Lien Note Claims beneficially owned by Fidelity), to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Brad Eric Scheler, Gary L. Kaplan, and Matthew Roose

E-mail addresses: brad.scheler@friedfrank.com, gary.kaplan@friedfrank.com, and matthew.roose@friedfrank.com

(f) if to a Consenting Non-Fidelity EFIH First Lien Noteholder, to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022-4689

Attention: Jeffrey S. Sabin

E-mail address: jeffrey.sabin@bingham.com

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and

Bingham McCutchen LLP

One Federal Street

Boston, Massachussetts 02110-1726

Attention: Julia Frost-Davies

E-mail address: julia.frost-davies@bingham.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

11.12. Access. The Debtors will provide the Restructuring Support Parties and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to relevant properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Debtors; provided, however, that the Debtors’ obligation hereunder shall be conditioned upon such Plan Support Party being party to an executed Confidentiality Agreement with the Debtors.

11.13. Independent Due Diligence and Decision Making. Each Consenting Party hereby confirms that its decision to execute this agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors.

11.14. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement.

11.15. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

11.16. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

11.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

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11.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

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Debtor Signature Page to the Plan Support and Lock-Up Agreement

ENERGY FUTURE HOLDINGS CORP.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER AND LIGHT COMPANY, INC.

DECORDOVA POWER COMPANY LLC

DECORDOVA II POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EEC HOLDINGS, INC.

EECI, INC.

EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY

EFH CORPORATE SERVICES COMPANY

EFH FINANCE (NO. 2) HOLDINGS COMPANY

EFH FS HOLDINGS COMPANY

EFH RENEWABLES COMPANY LLC

EFIH FINANCE INC.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

GENERATION DEVELOPMENT COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LSGT GAS COMPANY LLC

LSGT SACROC, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA DEVELOPMENT COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TCEH FINANCE, INC.

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER AND LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

SIGNATURE PAGES

[REDACTED]

EXHIBIT A to

the Restructuring Support and Lock-Up Agreement

Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (this “Term Sheet”)1 describes the terms of a restructuring of: (a) Energy Future Holdings Corp., a Texas corporation (“EFH”); (b) EFH’s wholly-owned direct subsidiaries Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”) and Energy Future Competitive Holdings Company LLC, a Delaware limited liability company (“EFCH”); (c) EFIH’s wholly-owned direct subsidiary, EFIH Finance Inc., a Delaware corporation; (d) EFCH’s wholly-owned direct subsidiary, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“TCEH”); (e) TCEH’s directly and indirectly-owned subsidiaries listed on Exhibit B; and (f) EFH’s directly and indirectly-owned subsidiaries listed on Exhibit C (the entities listed in clauses (a) through (f) collectively, the “Debtors,” and such restructuring, the “Restructuring”).

The Debtors will implement the Restructuring through a prearranged plan of reorganization, which shall be consistent with the terms of this Term Sheet and the Restructuring Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement, the “Plan”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware or another bankruptcy court of competent jurisdiction with respect to the subject matter (the “Bankruptcy Court”). This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code.

The governing documents with respect to the Restructuring will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to discussion and negotiation in accordance with the Restructuring Support Agreement. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the Restructuring Support Agreement. This Term Sheet is confidential and may not be released to any other party unless permitted under the Restructuring Support Agreement or in accordance with a Confidentiality Agreement (as defined in the Restructuring Support Agreement).

[1]	Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth on Exhibit A.

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates that:

(a)	The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet.

(b)	Holders of the TCEH First Lien Secured Claims will receive their Pro Rata share of (i) 100% of the Reorganized TCEH Common Stock, subject to dilution only by the Reorganized TCEH Management Incentive Plan; and (ii) 100% of the net cash proceeds from the issuance of the New Reorganized TCEH Debt.

(c)	Holders of General Unsecured Claims Against the TCEH Debtors (which shall include TCEH First Lien Deficiency Claims, TCEH Second Lien Note Claims, and TCEH Unsecured Note Claims) will receive their Pro Rata share of the TCEH Unsecured Claim Fund.

(d)	Pursuant to the EFIH First Lien Settlement, Settling EFIH First Lien Note Holders will convert their EFIH First Lien Note Claims to EFIH First Lien DIP Claims in an amount equal to the greater of (i) (A) 105% of the principal plus (B) 101% of accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing (which amount shall be deemed to include the original issue discount paid in respect of the EFIH First Lien DIP Financing); and (ii) (A) 104% of the principal plus (B) accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing, plus original issue discount paid in respect of the EFIH First Lien DIP Financing, it being understood that in connection with such loans, Settling EFIH First Lien Note Holders shall be entitled to interest in accordance with the EFIH First Lien DIP Financing, but shall not be entitled to any other fees (including commitment fees) paid in respect of the EFIH First Lien DIP Financing. Any other Allowed EFIH First Lien Note Claims shall receive their Pro Rata share of cash in the amount of such Claims on the Effective Date or such other treatment as permitted under section 1129(b) of the Bankruptcy Code, as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors.

(e)	Pursuant to the EFIH Second Lien Settlement, Settling EFIH Second Lien Note Holders will receive their Pro Rata share of (a) principal plus accrued and unpaid interest at the non-default rate, through consummation of the EFIH Second Lien DIP Financing; and (b) 50% of the aggregate amount of the EFIH Second Lien Makewhole Claims. Fidelity may use the proceeds it receives on account of the EFIH Second Lien Settlement to participate in the EFIH First Lien DIP Financing in an amount up to $500 million. The Debtors will initiate litigation to obtain entry of an order disallowing any EFIH Second Lien Makewhole Claim of Non-Settling EFIH Second Lien Note Holders, and Non-Settling EFIH Second Lien Note Holders will receive their Pro Rata share of cash on hand at EFIH or from the proceeds of the EFIH Second Lien DIP Financing and available cash at EFIH in an amount equal to the principal plus accrued and unpaid interest, through consummation of the EFIH Second Lien DIP Financing, at the non-default rate of such Holder’s Claim (not including any premiums, fees, or Claims relating to the repayment of the EFIH Second Lien Note Claims). Any other Allowed EFIH Second Lien Note Claims shall receive their Pro Rata share of cash in the amount of such Claims on the Effective Date or such other treatment as permitted under section 1129(b) of the Bankruptcy Code, as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors.

(f)	Pursuant to the Commitment Letter, certain Holders of EFIH Unsecured Note Claims will commit up to $1,900 million in cash, which shall be utilized to backstop the EFIH Second Lien DIP Financing. On the Effective Date, EFIH Second Lien DIP Claims shall convert on a Pro Rata basis to Reorganized EFH Common Stock issued and outstanding as of the Effective Date pursuant to the Equity Conversion and the terms set forth in this Term Sheet.

(g)	Holders of General Unsecured Claims Against the EFIH Debtors will receive their Pro Rata share of (i) 91% of the Participation Rights and (ii) on the Effective Date, 98% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.

(h)	Holders of General Unsecured Claims Against EFH will receive their Pro Rata share of: (i) the Equity Conversion; (ii) on the Effective Date, 1% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion; and (iii) on the Effective Date, either: (A) if the Oncor TSA Amendment has been approved, (1) $55 million in cash from EFIH, provided, however, that if the Oncor tax payments received by EFIH under the Oncor TSA Amendment through the Effective Date are less than 80% of the projected amounts set forth in this Term Sheet, the $55 million shall be reduced dollar-for-dollar by such shortfall, and (2) cash on hand at EFH (not including the settlement payment in clause (1) hereof); or (B) if the Oncor TSA Amendment has not been approved, all EFH assets, including cash on hand and any Causes of Action, but excluding Interests in EFIH.

(i)	Holders of General Unsecured Claims Against EFH Debtors Other Than EFH shall receive treatment in accordance with the priorities set forth in the Bankruptcy Code.

(j)	Holders of EFH Interests will receive, on the Effective Date, their Pro Rata share of 1% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.

GENERAL PROVISIONS REGARDING THE EFIH RESTRUCTURING

EFIH First Lien DIP Financing	Consistent with the Restructuring Support Agreement, EFIH will file a motion (the “EFIH First Lien DIP Motion”) or, to the extent necessary, commence an adversary proceeding to:

	(a)	seek approval of the EFIH First Lien DIP Financing on the terms set forth in Exhibit G;

	(b)	repay in full all outstanding principal and accrued and unpaid interest through consummation of the EFIH First Lien DIP Financing, at the non-default rate due and owing under the EFIH First Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims), held by Non-Settling EFIH First Lien Note Holders in cash from the proceeds of the EFIH First Lien DIP Financing in full satisfaction of such Holders’ EFIH First Lien Note Claims;

	(c)	exchange the EFIH First Lien Note Claims held by Settling EFIH First Lien Note Holders (and EFIH Second Lien Note Claims electing such treatment under the EFIH Second Lien Settlement, if any) for loans under the EFIH First Lien DIP Financing in accordance with the terms of the EFIH First Lien Settlement (and the EFIH Second Lien Settlement); and

	(d)	obtain entry of an order or a judicial finding that no Allowed Claim exists on account of EFIH First Lien Makewhole Claims held by Non-Settling EFIH First Lien Note Holders.

EFIH First Lien Settlement	Consistent with the Restructuring Support Agreement, EFIH shall file a motion to:

	(a)	seek approval of a settlement with the Settling EFIH First Lien Note Holders (the “EFIH First Lien Settlement”) on the terms set forth below;

	(b)	provide EFIH First Lien Note Claims held by Fidelity, PIMCO, and any other holders of EFIH First Lien Note Claims that are signatories to the Restructuring Support Agreement as of the date of the EFIH First Lien DIP Financing is consummated (such Holders, “Settling EFIH First Lien Note Holders”) with, in connection with the EFIH First Lien DIP Financing, and as payment in full of their EFIH First Lien Note Claims, their Pro Rata share of an amount of loans under the EFIH First Lien DIP Financing equal to the greater of: (i) (A) 105% of the principal plus (B) 101% of accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing (which amount shall be deemed to include the original issue discount paid in respect of the EFIH First Lien DIP Financing); and (ii) (A) 104% of the principal plus (B) accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing, plus original issue discount paid in respect of the EFIH First Lien DIP Financing, it being understood that in connection with such loans, Settling EFIH First Lien Note Holders shall be entitled to interest (in no event less than LIBOR plus 3.25% with a LIBOR floor of 1.00%) in accordance with the EFIH First Lien DIP Financing, but shall not be entitled to any other fees (including commitment fees) paid in respect of the EFIH First Lien DIP Financing; and

	(c)	seek approval of a commitment by PIMCO, in the amount of $1.45 billion, and Fidelity or WAMCO if they elect to commit any additional amounts set forth on such parties’ signature page to the Restructuring Support Agreement (each, the “Backstop Amount,” such Backstop Amount, collectively, the “Backstop Commitment,” and such backstopping parties, the “Backstop Parties”) to provide backstop EFIH First Lien DIP Financing (the “Backstop Financing”) on the terms set forth below within five (5) calendar days of the date of the Restructuring Support Agreement, it being understood that in connection with such loans, the Backstop Parties shall be entitled to interest (in no event less than LIBOR plus 3.25% with a LIBOR floor of 1.00%) and original issue discount equal to the greater of (i) 1.00% or such original issue discount as may be paid to other lenders in the EFIH First Lien DIP Financing, and shall be restricted by the Clear Market Provision set forth below, but shall be entitled to commitment fees upon entry of final order consummating the EFIH First Lien DIP Financing, in the following amounts: (i) 1.75%, if such Settling EFIH First Lien Note Holders enter into a commitment by executing the

Restructuring Support Agreement before the petition is filed, or (ii) 1.00%, if such Settling EFIH First Lien Note Holders enter into a commitment by executing the Restructuring Support Agreement after the petition is filed, paid in respect of such Backstop Financing, and a ticking fee if and when one becomes payable to EFIH First Lien DIP lenders, and with closing conditions as set forth in Exhibit I, and as otherwise set forth in the EFIH First Lien DIP Financing. The Backstop Financing shall be funded (x) first, by PIMCO in an amount equal to the lesser of: (a) $768.871 million; or (b) (i) the maximum possible amount of the First Lien Exchange Financing (i.e., assuming all Holders of EFIH First Lien Note Claims participated in the EFIH First Lien Settlement) less the actual amount of the First Lien Exchange Financing at such time (the “Unallocated First Lien Exchange Capacity”) plus (ii) an amount equal to $4,850 million less the maximum possible amount of the First Lien Exchange Financing (i.e., assuming all Holders of EFIH First Lien Note Claims participated in the EFIH First Lien Settlement); provided, however, in such event, any Backstop Financing funded in excess of the Unallocated First Lien Exchange Capacity shall not be entitled to any commitment fees; (y) second, by all Backstop Parties (on a pro rata basis based on each Backstop Party’s individual remaining unused Backstop Amount) in an amount equal to the lesser of: (A) the remaining amount of the Backstop Commitment, if any; and (B) the remaining amount of the Unallocated First Lien Exchange Capacity, if any;

(d)	seek approval of a commitment by GSO to fund $50 million on the terms set forth in the EFIH First Lien DIP Financing, including original issue discount, but not including commitment fees.

The EFIH First Lien Settlement shall be governed by the following principles:

(a)	Eligibility. The EFIH First Lien Settlement may be offered or made available, at EFIH’s election, to other Holders of EFIH First Lien Note Claims that sign the Restructuring Support Agreement; provided, however, that any such offering shall (1) be completed within twenty-five (25) business days after May 5, 2014 and (2) include a “step-down” in the exchange rate applicable to the exchange on the tenth (10) business day after the launch of such exchange (provided such “step down” date can be extended by up to three (3) business days).

(b)	Reservation of Rights. The EFIH First Lien Settlement shall in no way affect EFIH’s position with respect to Holders of EFIH First Lien Note Claims that do not enter into the EFIH First Lien Settlement (such holders, the “Non-Settling EFIH First Lien Note Holders”). Accordingly, as to the Non-Settling EFIH First Lien Note Holders, EFIH shall reserve all rights.

(c)	Effect; Most Favored Nation. The EFIH First Lien Settlement shall be binding on Settling EFIH First Lien Note Holders in all respects and irrespective of the outcome of any litigation in respect of any other EFIH First Lien Makewhole Claim; provided, however, that if EFIH reaches one or more voluntary settlements with a Non-Settling EFIH

First Lien Note Holder in the period commencing on the Petition Date and ending on the date on which the EFIH First Lien DIP Financing is fully funded pursuant to a final order entered by the Bankruptcy Court, which provides a higher percentage recovery to a Non-Settling EFIH First Lien Note Holder does the EFIH First Lien Settlement, the EFIH First Lien Settlement shall be automatically amended to provide such higher percentage recovery to Fidelity and PIMCO, provided, further, that if the EFIH First Lien DIP Financing shall have been consummated by such date, such additional consideration may be in the form of cash, at the election of EFIH.

	(d)	Clear Market Provision. The “Clear Market Provision” shall mean the requirement that the Settling EFIH First Lien Note Holders not syndicate or attempt to syndicate any portion of their commitment under the DIP Facility, prior to the earlier of (x) the date that the lenders under the EFIH First Lien DIP Financing no longer hold any of the EFIH First Lien DIP Financing (i.e., successful syndication date) and (y) in the event of an offering with respect to the EFIH First Lien Settlement, the 25th day after the end of any ‘early’ election period given to the holders of the EFIH First Lien Notes Claims.

	(e)	Definitive Documentation. The final credit agreement consummating the DIP Financing shall be in form and substance, in all material respects, consistent with the draft credit agreement as modified by the draft DIP Financing term sheet, each as attached to this Term Sheet, and any material modification to such credit agreement (as modified by such DIP Financing term sheet) shall be approved by PIMCO (such approval not to be unreasonably withheld, delayed or conditioned). The final order consummating the DIP Financing shall be in form and substance reasonably acceptable in all material respects to PIMCO.

EFIH Second Lien DIP Financing	Consistent with the Restructuring Support Agreement, EFIH will file a motion (the “EFIH Second Lien DIP Motion”) or, to the extent necessary, commence an adversary proceeding to:
	(a)	seek approval of the EFIH Second Lien DIP Financing on the terms set forth in Exhibit H in an amount up to $1,900 million;

	(b)	repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate, through consummation of the EFIH Second Lien DIP Financing, due and owing under the EFIH Second Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH Second Lien Note Holders in cash from proceeds of the EFIH Second Lien DIP Financing and cash on hand at EFIH in full satisfaction of such Holders’ EFIH Second Lien Note Claims; and

	(c)	repay the EFIH Second Lien Notes held by Settling EFIH Second Lien Note Holders with cash on hand at EFIH, cash from the proceeds of the EFIH Second Lien DIP Financing or, in the case of Fidelity, an exchange for participation in the EFIH First Lien DIP Financing in accordance with the terms of the EFIH Second Lien Settlement.

The Debtors will assert that no Allowed Claim exists on account of any alleged premiums, fees or claims relating to the repayment of the EFIH Second Lien Note Claims held by Non-Settling EFIH Second Lien Note Holders, but will litigate such Claims at a later date in the Chapter 11 Cases.

On the Effective Date, the EFIH Second Lien DIP Claims shall be subject to the Equity Conversion.

EFIH Second Lien Settlement	Consistent with the Restructuring Support Agreement, EFIH shall file a motion to:
	(a)	seek approval of a settlement with the Settling EFIH Second Lien Note Holders (the “EFIH Second Lien Settlement”) on the terms set forth below; and

	(b)	provide settling Holders of EFIH Second Lien Note Claims, which shall include Fidelity, GSO, York, and Avenue and such other holders of the EFIH Second Lien Note Claims that are signatories to the Restructuring Support Agreement as of the date the EFIH Second Lien DIP Financing is consummated (such Holders, the “Settling EFIH Second Lien Note Holders”), as payment in full of their EFIH Second Lien Note Claims, their Pro Rata share of (i) an amount in cash equal to principal plus accrued but unpaid interest (including Additional Interest) on such principal at the contract non-default rate through the date of consummation of the EFIH Second Lien Settlement, plus (ii) 50% of the aggregate amount of the EFIH Second Lien Makewhole Claims calculated as of the date of consummation of the EFIH Second Lien Settlement and calculated without inclusion of Additional Interest, plus (iii) in the case of GSO, York, and Avenue, a settlement premium of $1.57 million in cash in the aggregate; provided, however, (1) Fidelity shall have the right to receive up to $500 million of its payment under the EFIH Second Lien Settlement in the form of EFIH First Lien DIP Financing to be implemented in a manner consistent with this Term Sheet and reasonably acceptable to Fidelity, it being understood that in connection with such loans, Fidelity shall be entitled to interest and original issue discount, if any, in respect of the EFIH First Lien DIP Financing plus a 1.75% commitment fee.

The EFIH Second Lien Settlement shall be governed by the following principles:

	(a)	Eligibility. The EFIH Second Lien Settlement may be made available, at EFIH’s election, to other Holders of EFIH Second Lien Note Claims that sign the Restructuring Support Agreement.

	(b)	Reservation of Rights. The EFIH Second Lien Settlement shall in no way affect EFIH’s position with respect to Holders of EFIH Second Lien Note Claims that do not enter into the EFIH Second Lien Settlement (such holders, the “Non-Settling EFIH Second Lien Note Holders”). Accordingly, as to the Non-Settling EFIH Second Lien Note Holders, EFIH shall reserve all rights.

	(c)	Effect; Most Favored Nation. The EFIH Second Lien Settlement shall be binding on Settling EFIH Second Lien Note Holders in all respects and irrespective of the outcome of any litigation in respect of any other

EFIH Second Lien Makewhole Claim; provided, however, that if EFIH reaches one or more voluntary settlements with either: (i) a Commitment Party or affiliate thereof on account of its EFIH Second Lien Note Claims (whenever acquired) at any time prior to a judgment on the merits on such Claims; or (ii) any other Non-Settling EFIH Second Lien Note Holder at any time prior to the earlier of (x) the date seven business days after the commencement of opening statements (or the equivalent) in any trial on the merits of the Second Lien Makewhole Claims and (y) the date upon which the Commitment Parties exercise and consummate the Call Right, and any such settlements, determined as of the final day of such period, provides a higher percentage recovery than does the EFIH Second Lien Settlement, then the EFIH Second Lien Settlement shall be automatically amended with respect to Fidelity to provide such higher percentage recovery to Fidelity, in its capacity as Settling EFIH Second Lien Note Holder; provided, further, that if the EFIH First Lien DIP Financing shall have been consummated by either such date, such additional consideration may be in the form of cash, at the election of EFIH.

	(d)	Call Right. At any time before the Effective Date, any one or more Commitment Parties shall have the right to purchase from Fidelity all of its EFH Non-Guaranteed Notes for a purchase price equal to 37.15% of par plus accrued and unpaid interest through the Petition Date (the “Call Right”).

EFIH Second Lien DIP Financing Commitment	Pursuant to the terms and conditions of the Commitment Letter, certain Holders of General Unsecured Claims Against the EFIH Debtors (the “Commitment Parties”) have committed up to $1,900 million in available funds (the “EFIH Second Lien DIP Financing Commitment”) which shall be utilized, in accordance with and subject to the terms and conditions of the Commitment Letter and related documentation, to backstop the EFIH Second Lien DIP Financing, which shall, subject to the terms of the Conversion Agreement, mandatorily convert into Reorganized EFH Common Stock pursuant to the Equity Conversion.

The Commitment Letter is attached to the Restructuring Support Agreement as Exhibit C.

The Participation Rights with respect to the EFIH Second Lien DIP Financing shall be provided as follows:

	(a)	All Holders of EFIH Unsecured Note Claims shall receive their Pro Rata share of 91% of the Participation Rights; and

	(b)	Fidelity, as a Holder of General Unsecured Claims of EFH, shall receive 9% of the Participation Rights and General Unsecured Claims Against EFH shall receive a Pro Rata share of 9% of the Equity Conversion on account of the Tranche A-3 Notes. Moreover, Fidelity shall receive an $11.25 million payment from EFIH in connection with the exercise of any of its Participation Rights. If at any time (a) the PLR Denial (as defined in the Restructuring Support Agreement) has occurred and (b) the Oncor TSA Amendment has not yet been approved, the Required EFIH Unsecured Consenting Creditors shall have the sole and exclusive right to require the Holders of any Tranche A-3 Notes to assign such notes to the Commitment Parties for a purchase price equal to the sum of (i) the par amount of such notes plus accrued and unpaid interest (including the paid-in-kind interest), which amount shall be payable on the purchase date, (ii) in the event such assignment is consummated before the payment of the one-time payment-in-kind fee, 10% of the par amount of such notes plus accrued and unpaid payment-in-kind interest, if any (but not, for the avoidance of doubt, any accrued and unpaid cash interest), which amount shall be payable on the purchase date, and (iii) a Pro Rata share of any Prepayment Fee (as defined in the EFIH Second Lien DIP Financing) subsequently paid on such Tranche A-3 Notes (which amount shall be paid by EFIH to the holders of the Tranche A-3 Notes immediately prior to such assignment and not the holders of the Tranche A-3 Notes as of the date that the Prepayment Fee is due and owing) (“Tranche A-3 Redemption”).

The Debtors shall file a motion (the “Approval Motion”) to obtain entry of

	(a)	an order (the “Approval Order”) consistent with the Restructuring Support Agreement, authorizing, among other things, (i) the EFIH First Lien Settlement, (ii) the EFIH Second Lien Settlement, and (iii) EFH and EFIH to perform their obligations under the Commitment Letter; and

	(b)	an order (the “Oncor TSA Amendment Order”) consistent with the Restructuring Support Agreement, authorizing the Oncor TSA Amendment.

Oncor TSA Amendment	Consistent with the Restructuring Support Agreement, the Approval Motion shall also include a request for authority to amend, or otherwise assign the payments under, the Oncor Tax Sharing Agreement (the “Oncor TSA Amendment”) to provide that any payment required to be made to EFH under the Oncor Tax Sharing Agreement after March 31, 2014, will instead be made to EFIH. The Debtors agree to use commercially reasonable efforts to secure entry of the Oncor TSA Amendment Order. Any tax payments received by EFH before the Bankruptcy Court enters or denies the Oncor TSA Amendment Order shall be deposited by EFH into a segregated account (the “Segregated Account”) and shall not be disbursed until the earlier of (i) the date the Bankruptcy Court enters the Oncor TSA Amendment Order, in which case, such amounts shall be remitted to EFIH or (ii) the date the Bankruptcy Court denies entry of the Oncor TSA Amendment Order, in which case, such amounts shall be remitted to EFH. After entry of the Oncor TSA Amendment Order, EFIH will reimburse EFH for cash taxes paid by EFH attributable to Oncor state taxes.

The Oncor TSA Amendment shall automatically terminate and be of no further force and effect in the event that the Commitment Letter is terminated by the Commitment Parties; provided, however, that any amounts that were paid to EFIH in accordance with the Oncor TSA Amendment before its termination shall be retained by EFIH if the Commitment Letter or EFIH Second Lien DIP Financing terminates or is not fully funded in accordance with its terms (i.e., except as a result of a breach by the Commitment Parties). Neither EFH nor EFIH shall have the right to terminate or modify the Oncor TSA Amendment during the Chapter 11 Cases if the EFIH Second Lien DIP Financing is consummated.

The collateral under the EFIH First Lien DIP Financing and the EFIH Second Lien DIP Financing (if any) will include proceeds of payments under the Oncor TSA Amendment, as long as the Oncor TSA Amendment remains in effect.

If the Bankruptcy Court has not approved the Oncor TSA Amendment 90 days after the Petition Date, each Holder of EFIH Second Lien DIP Notes shall receive, in accordance with the EFIH Second Lien DIP Financing, 4.0% of additional interest with respect to the EFIH Second Lien DIP Notes, paid in kind and compounded quarterly on account of such Holder’s EFIH Second Lien DIP Claim, from the date that is 90 days after the Petition Date. If the Bankruptcy Court do not approve the Oncor TSA Amendment by May 1, 2015, each Holder of EFIH Second Lien DIP Notes shall receive, in accordance with the EFIH Second Lien DIP Financing, a one-time 10.0% paid in kind fee on account of such Holder’s EFIH Second Lien DIP Claim.

Private Letter Ruling	Consistent with the Restructuring Support Agreement, EFH, on behalf of the Debtors, shall file with the IRS a written request (the “Ruling Request,” and together with all related materials and supplements thereto to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling (the “Private Letter Ruling”) to EFH that:

(a) will provide that the Contribution and the Distribution qualify as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, the “Intended Tax-Free Treatment”); and

(b) will include each of the other requested rulings set forth in Part IV of the Energy Future Holdings Corp. Pre-Submission Memorandum for Rulings Under Section 368(a)(1)(G) and 355 in the form attached as Exhibit E (the “Pre-Submission Memo”).

Collectively, the rulings described in clauses (a) and (b) are the “Required Rulings.”

Prior to filing the Ruling Request, EFH shall use its reasonable best efforts to arrange a pre-submission conference with the IRS (a “Pre-Submission Conference”) by requesting such Pre-Submission Conference as soon as reasonably practicable following the Petition Date. Such request must be made within 5 business days of the Petition Date. For the avoidance of doubt, the Pre-Submission Memo shall (a) request that the IRS provide, inter alia, the Required Rulings, (b) constitute an IRS Submission and (c) be submitted to the IRS in advance of the Pre-Submission Conference.

EFH shall be responsible for the preparation and filing of the IRS Submissions. EFH shall provide tax counsel to the Consenting Creditors and Consenting Interest Holders (the “PLR Participation Parties”) with a reasonable opportunity to review and comment on drafts of all IRS Submissions filed on or after the date of entry into the Restructuring Support Agreement; provided, however, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. No IRS Submission shall be filed without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld or delayed. To the extent that EFH, in its good faith judgment, considers any information included in such IRS drafts to be confidential, EFH may require that any such documents provided to the PLR Participation Parties be redacted to exclude such information, but tax counsel to the PLR Participation Parties shall receive (and keep confidential) complete and unredacted copies of any IRS Submission. Subject to the foregoing, EFH shall provide the PLR Participation Parties with copies of each IRS Submission promptly following the filing thereof.

EFH shall notify the PLR Participation Parties of any substantive communications with the IRS regarding the IRS Submissions and the Restructuring Transactions. Notwithstanding the foregoing, one representative from each PLR Participation Party (a “PLR Participation Party Representative”) shall (a) be given the opportunity to participate in all scheduled communications with the IRS concerning the Ruling Request, including all scheduled conference calls and in-person meetings (including the Pre-Submission Conference); and (b) be updated in a timely fashion regarding any unscheduled communications with the IRS. EFH and the PLR Participation Parties agree to cooperate and use their commercially reasonable efforts to assist in obtaining the Private Letter Ruling requested in the Ruling Request, including providing such appropriate information and representations as the IRS shall reasonably require in connection with the Required Rulings; provided, however, that (i) the representations are consistent with, or not more burdensome to the PLR Participation Parties than, those set forth in the Summary of Key Representations, attached as Exhibit K, and (ii) providing such information and representations does not restrict the liquidity of equity in Reorganized TCEH after the Effective Date or the Claims of the PLR Participation Parties against the Debtors prior to the Effective Date. Notwithstanding the foregoing, the Debtors, the Consenting Creditors and the Consenting Interest Holders acknowledge that certain of the Required Rulings set forth in the Pre-Submission Memo address matters for which the IRS does not commonly issue private letter rulings and, as a result, there is substantial uncertainty as to what representations the IRS may require from the Debtors, the Consenting Creditors and the Consenting Interest Holders. The Consenting Creditors and Consenting Interest Holders agree to reasonably consider in good faith any representations described in clause (i) above requested by the IRS in order to issue the Private Letter Ruling.

Other than as set forth in this Term Sheet (including, for this purpose, transactions described in the Pre-Submission Memo), the Debtors shall not take any action to change the entity classification for U.S. federal income tax purposes of any Debtor entity with material assets, by changing their legal form or otherwise, without the consent of the Required EFIH Unsecured Consenting Creditors, the Consenting Interest Holders, and the Ad Hoc TCEH Committee.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims Against the Debtors

N/A	TCEH DIP Claims	On the Effective Date, in full satisfaction of each Allowed TCEH DIP Claim, each Holder thereof shall receive (a) payment in full in cash or (b) such other less favorable treatment for such Holder as may be agreed to by such Holder and the TCEH Debtors.	N/A

N/A	EFIH First Lien DIP Claims	On the Effective Date, in full satisfaction of each Allowed EFIH First Lien DIP Claim, each Holder thereof shall receive payment in full in cash from the proceeds of New Reorganized EFIH Debt or cash on hand at EFIH up to the amount of such Holder’s Claim.	N/A

N/A	EFIH Second Lien DIP Claims	On the Effective Date, in full satisfaction of each Allowed EFIH Second Lien DIP Claim, each Holder thereof shall receive its Pro Rata share of Reorganized EFH Common Stock in accordance with the terms of the Equity Conversion (or cash with respect to the Fidelity Repayment up to the amount of such Holder’s Claim).	N/A

N/A	Administrative Claims	On the Effective Date, except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests of the TCEH Debtors

Class A1	Other Secured Claims against TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable TCEH Debtor in consultation with the Ad Hoc TCEH Committee: (a) payment in full in cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class A2	Other Priority Claims against TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class A3	TCEH First Lien Secured Claims	On the Effective Date, in full satisfaction of each Allowed TCEH First Lien Secured Claim, each Holder thereof shall receive its Pro Rata share of: (a) 100% of the Reorganized TCEH Common Stock, subject to dilution only from the Reorganized TCEH Management Incentive Plan; and (b) 100% of the net cash proceeds from the issuance of the New Reorganized TCEH Debt.	Impaired; entitled to vote.

Class A4	General Unsecured Claims Against the TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the TCEH Debtors, each Holder thereof shall receive its Pro Rata share of the TCEH Unsecured Claim Fund.	Impaired; entitled to vote.

Class A5	TCEH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided for under the Plan, each TCEH Debtor Intercompany Claim shall either be Reinstated or canceled and released as mutually agreed by the TCEH Debtors and the Ad Hoc TCEH Committee.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class A6	Non-TCEH Debtor Intercompany Claims	On the Effective Date, Non-TCEH Debtor Intercompany Claims shall be canceled and released.	Impaired; deemed to reject.

Class A7	Interests in TCEH Debtors other than TCEH and EFCH	On the Effective Date, Interests in the TCEH Debtors other than TCEH and EFCH shall either be Reinstated or canceled and released as mutually agreed by the TCEH Debtors and the Ad Hoc TCEH Committee.	Impaired; deemed to reject or Unimpaired; deemed to accept

Class A8	Interests in TCEH and EFCH	On the Effective Date, Interests in TCEH and EFCH shall be canceled and released in accordance with the Tax-Free Spin-Off.	Impaired; deemed to reject.

Classified Claims and Interests of the EFIH Debtors

Class B1	Other Secured Claims against EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable EFIH Debtor in consultation with the Required EFIH Unsecured Consenting Creditors: (a) payment in full in cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class B2	Other Priority Claims against EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class B3	EFIH First Lien Note Claims	On the Effective Date, in full satisfaction of each Allowed EFIH First Lien Note Claim, and as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors, each Holder thereof shall receive payment in full in cash or such other treatment as permitted under section 1129(b) of the Bankruptcy Code.	Impaired; entitled to vote.

Class B4	EFIH Second Lien Note Claims	On the Effective Date, in full satisfaction of each Allowed EFIH Second Lien Note Claim, and as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors, each Holder thereof shall receive payment in full in cash or such other treatment as permitted under section 1129(b) of the Bankruptcy Code.	Impaired; entitled to vote.

Class B5	General Unsecured Claims Against the EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the EFIH Debtors, each Holder thereof shall receive its Pro Rata share of 98% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.	Impaired; entitled to vote.

Class B6	EFIH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided in the Plan, EFIH Debtor Intercompany Claims shall either be Reinstated or canceled and released as mutually agreed by the EFIH Debtors and the Required EFIH Unsecured Consenting Creditors.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class B7	Non-EFIH Debtor Intercompany Claims	On the Effective Date, Non-EFIH Debtor Intercompany Claims shall be canceled and released.	Impaired; deemed to reject.

Class B8	Interests in EFIH Debtors	On the Effective Date, Interests in the EFIH Debtors shall be Reinstated.	Unimpaired, deemed to accept.

Classified Claims and Interests of the EFH Debtors

Class C1	Other Secured Claims against EFH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable EFH Debtor in consultation with the Required EFIH Unsecured Consenting Creditors: (a) payment in full in cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C2	Other Priority Claims against EFH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C3	Legacy General Unsecured Claims Against EFH	On the Effective Date, in full satisfaction of each Legacy General Unsecured Claim Against EFH, each Holder thereof shall receive: (a) payment in full in cash; (b) Reinstatement; or (c) such other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C4	General Unsecured Claims Against EFH	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against EFH, each Holder thereof shall receive its Pro Rata share of: (a) 1% of the Reorganized EFH Common Stock, subject to dilution by the Equity Conversion; and (b) if the Oncor TSA Amendment has been approved, (i) all Cash on hand at EFH, not including the Oncor TSA Amendment	Impaired; entitled to vote.

Payment; and (ii) the Oncor TSA Amendment Payment; or (b) if the Oncor TSA Amendment has not been approved, the EFH Unsecured Claims Fund.

Class C5	General Unsecured Claims Against the EFH Debtors Other Than EFH	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the EFH Debtors Other Than EFH, each Holder thereof shall receive treatment in accordance with the priorities set forth in the Bankruptcy Code.	Impaired; entitled to vote.

Class C6	EFH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided in the Plan, EFH Debtor Intercompany Claims shall either be Reinstated or canceled and released as mutually agreed by the EFH Debtors, the Required EFIH Unsecured Consenting Creditors, and Fidelity.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class C7	Non-EFH Debtor Intercompany Claims	On the Effective Date, Non-EFH Debtor Intercompany Claims shall be canceled and released, provided that if the Oncor TSA Amendment is not approved by the Bankruptcy Court, each EFH-EFIH Intercompany Claim shall not be canceled or released and shall receive its Pro Rata share of the EFH Unsecured Claims Fund in full satisfaction of such Claim.	Impaired; deemed to reject.

Class C8	Interests in EFH Debtors Other Than EFH	On the Effective Date, Interests in the EFH Debtors other than EFH shall either be Reinstated or canceled and released in the EFH Debtors’ or Reorganized EFH Debtors’ discretion.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class C9	EFH Interests	On the Effective Date, EFH Interests shall be Reinstated, subject to dilution by the issuance of Reorganized EFH Common Stock to Holders of General Unsecured Claims Against the EFIH Debtors, Holders of General Unsecured Claims Against the EFH Debtors, and the Equity Conversion.	Impaired; entitled to vote.

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Tax-Free Spin-Off.

Tax-Free Spin-Off

To preserve the Intended Tax-Free Treatment of the Restructuring Transactions and conditioned upon the receipt of the Private Letter Ruling with the Required Rulings, the Debtors shall undertake the Tax-Free Spin-Off as follows:

(a)    before the Effective Date, TCEH shall form a new subsidiary in the form of a limited liability company under the laws of Delaware (“Reorganized TCEH”);

(b)    on the Effective Date, the Claims against TCEH will be canceled in exchange for each Holder’s right to receive its recovery in accordance with the terms of the Plan;

(c)    immediately following such cancellation, TCEH shall transfer all of its assets and its ordinary course operating liabilities, and the Debtors shall transfer assets and liabilities related to the Shared Services, to Reorganized TCEH (the “Contribution”) in exchange for which TCEH shall receive (i) 100% of the newly issued Reorganized TCEH equity interests and (ii) the cash proceeds of the New Reorganized TCEH Debt, subject to preserving the Intended Tax-Free Treatment of the Restructuring Transactions. For the avoidance of doubt, no funded debt of TCEH, including the TCEH First Lien Claims, TCEH Second Lien Note Claims, and TCEH Unsecured Note Claims will be assumed by Reorganized TCEH pursuant to the Contribution (as all such Claims will have been canceled immediately prior to the transfer of assets to Reorganized TCEH);

(d)    immediately following the Contribution, Reorganized TCEH shall convert into a Delaware corporation; and

(e)    immediately following such conversion, TCEH shall distribute all of the Reorganized TCEH Common Stock it holds and the cash received from Reorganized TCEH to the Holders of TCEH First Lien Claims (the “Distribution”).

EFH’s earnings and profits will be allocated between Reorganized EFH and Reorganized TCEH pursuant to Treasury Regulations Section 1.312-10(a) in proportion to the fair market value of the business or businesses (and interests in any other properties) retained by Reorganized EFH and the business or businesses (and interests in any other properties) of Reorganized TCEH immediately after the Distribution. For purposes of determining their relative fair market values and shares of earnings and profits, the valuation of Reorganized TCEH and Reorganized EFH shall be made, to the extent permitted by law, immediately following the distribution of Reorganized TCEH and prior to (i) Holders of EFIH and EFH General Unsecured Claims receiving Reorganized EFH Common Stock, and (ii) the conversion of EFIH Second Lien DIP into Reorganized EFIH Common Stock, provided that to the extent required under the Private Letter Ruling, an amount of EFIH and EFH General Unsecured Claims, if any, required to cause Reorganized EFH to be solvent at such time shall be deemed exchanged for Reorganized EFH Common Stock.

Tax Basis of Reorganized TCEH	Immediately following the Distribution, the aggregate tax basis, for U.S. federal income tax purposes, of the assets held by Reorganized TCEH shall be equal to the sum of (x) TCEH’s aggregate tax basis, for U.S. federal income tax purposes, in the assets it transfers to Reorganized TCEH pursuant to the Contribution plus (y) 95% of the aggregate amount of deductions, net operating losses and capital losses (including carryforwards) available to the EFH consolidated group as of the Effective Date (determined (i) as if the EFH consolidated tax year ended on the Effective Date and (ii) without regard to any gain or income generated as a result of the Contribution), in each case as determined by the Debtors in good faith and in consultation with the Ad Hoc TCEH Committee no later than 60 days prior to the Effective Date (the amount set forth in clause (y), the “Basis Step-Up”, and the sum of clauses (x) and (y), the “Minimum Basis”).

After the Petition Date, the Debtors shall continue to operate their business in the ordinary course and shall not take any actions (other than as set forth in this Term Sheet) outside the ordinary course of business that will materially increase the taxable income of the EFH consolidated group (excluding any taxable income generated by TCEH and its subsidiaries) during the period from the Petition Date through the Effective Date.

Tax Matters Agreement

Reorganized EFH and Reorganized TCEH shall enter into a Tax Matters Agreement as of the Effective Date that shall govern the rights and obligations of each party with respect to certain tax matters.

Specifically, the Tax Matters Agreement will address:

(a)    the filing of tax returns by Reorganized EFH and Reorganized TCEH;

(b)    tax indemnification obligations of Reorganized EFH and Reorganized TCEH;

(c)    the conduct of tax proceedings by Reorganized EFH and Reorganized TCEH; and

(d)    representations, warranties, and covenants with respect to the Intended Tax-Free Treatment of the Contribution and Distribution.

The Tax Matters Agreement will provide that:

(i)     Reorganized TCEH will indemnify Reorganized EFH for (x) income taxes imposed on Reorganized EFH attributable solely to a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free Treatment as a result of a breach of one or more covenants (following the Distribution) by Reorganized TCEH, (y) any alternative minimum tax (A) arising from the resolution of IRS audits for periods (or portions thereof) ending on or before the Effective Date attributable to any business contributed to Reorganized TCEH or its subsidiaries, but in no event to exceed $15 million and (B) arising as a result of the utilization of NOL carryforwards to offset gain related to the portion (if any) of the Basis Step-Up in excess of $1.9 billion and (z) ordinary course non-income taxes for periods (or portions thereof) ending on or before the Effective Date attributable to any business contributed to Reorganized TCEH or its subsidiaries (but only to the extent such taxes are, consistent with past practice, payable by Reorganized TCEH, TCEH or its subsidiaries); and

(ii)	Reorganized EFH will indemnify Reorganized TCEH for taxes that are not specifically covered by clause (i), including, without duplication, (w) taxes attributable to any business retained by Reorganized EFH or its subsidiaries, (x) EFH and Reorganized EFH’s consolidated U.S. federal income taxes (and any affiliated, consolidated, combined, unitary, aggregate or similar state or local taxes), and (y) income taxes attributable to a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free Treatment (except as described in clause (i) above); provided, however, that Reorganized EFH will be responsible for income taxes attributable to such failure only if such failure is as a result of the breach of any covenant by EFH or Reorganized EFH hereunder. Nothing herein shall be interpreted to mean that any party other than EFH or Reorganized EFH shall be primarily liable for any taxes imposed on a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free Treatment, except to the extent that such failure is as a result of the breach of any covenant by Reorganized TCEH as provided in clause (i) hereunder.

The Tax Matters Agreement will prohibit Reorganized EFH and Reorganized TCEH from taking those actions (or refraining from taking those actions) that are set forth below:

•	For two years after the Distribution, Reorganized TCEH, Reorganized EFH, and Reorganized EFIH will not be permitted to:

	•	cease, or permit its wholly-owned subsidiaries listed on Exhibit D to cease, the active conduct of a business that was conducted immediately prior to the Distribution or from holding certain assets held at the time of the Distribution;

	•	dissolve, liquidate, take any action that is a liquidation for federal income tax purposes or permit its wholly-owned subsidiaries listed on Exhibit D from doing any of the foregoing;

	•	redeem or repurchase any of its equity if such redemption or repurchase could reasonably be expected to adversely impact the continuity of interest requirement set forth in Treas. Reg. Section 1.368-1(e) or 1.355-2(c)(1); and

	•	merge with or into another corporation with such other corporation surviving in a transaction that does not qualify as a reorganization under Section 368(a).

For the avoidance of doubt, the Tax Matters Agreement shall contain no express or implied limitation on the transferability or issuance of the stock of Reorganized EFH or Reorganized TCEH following the Effective Date.

Nevertheless, Reorganized TCEH, Reorganized EFH, and Reorganized EFIH will be permitted to take any of the actions described above if Reorganized EFH obtains a supplemental IRS private letter ruling (or an opinion of counsel that is reasonably acceptable to Reorganized EFH and Reorganized TCEH) to the effect that the action will not affect the Intended Tax-Free Treatment of the Restructuring Transactions. Reorganized TCEH and/or Reorganized EFIH can require that Reorganized EFH seek such a supplemental IRS private letter ruling or opinion of counsel if Reorganized EFH does not seek one on its own.

The Tax Matters Agreement shall otherwise be in form and substance acceptable to the Debtors, the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee.

Shared Services

Except as otherwise agreed by Reorganized TCEH, Reorganized EFH, and the Ad Hoc TCEH Committee, the TCEH Debtors and the EFH Debtors will transfer to Reorganized TCEH or its designee all operating assets, including executory contracts and liabilities owned by or asserted against the EFH Debtors, that are reasonably necessary to the continued operation of Reorganized TCEH (the “Shared Services”) and that are not otherwise discharged, in exchange for the rights and benefits provided under the Plan, Restructuring Support Agreement, Term Sheet, and related commitments and settlements (which, for the avoidance of doubt, will not require Reorganized TCEH or the TCEH Debtors to make any cash payments to the EFH Debtors or Reorganized EFH Debtors); provided, however, Reorganized TCEH will cure and pay any and all amounts due and owing with respect to the Shared Services as of the Effective Date to the extent such payments are authorized pursuant to the Cash Management Order; provided, further, that employees of EFH and EFH Corporate Services must be transferred to Reorganized TCEH; provided, further, that Reorganized EFH shall retain liability, if any, for the Legacy General Unsecured Claims.

The TCEH Debtors, the EFIH Debtors, the EFH Debtors, the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee will negotiate in good faith to reach an agreement on mutually acceptable terms regarding transition services reasonably necessary to the continued operation of Reorganized EFIH and/or Reorganized EFH relating to the foregoing assets, employees, executory contracts, and operating liabilities.

Termination of Competitive Tax Sharing Agreement	On the Effective Date, the Competitive Tax Sharing Agreement shall automatically terminate and all Claims and Causes of Action arising thereunder or in any way related thereto shall be forever discharged, cancelled and released.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring, including the Plan Restructuring Documents.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet, the Plan will provide for the Debtors, in consultation with the Ad Hoc TCEH Committee and the Required EFIH Unsecured Consenting Creditors, to assume or reject, as the case may be, executory contracts and unexpired leases identified in the Plan Supplement to the extent that any such executory contracts and unexpired leases have not been otherwise assumed or rejected.

Resolution of Contested Claims	The Plan will provide for the resolution of Contested Claims.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in any order resolving a Cause of Action that is entered in a proceeding of the sort described in Section 4.01(c) of the Restructuring Support Agreement, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other

Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order to have constituted actual fraud or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests of the Debtors	As of the Effective Date, and except as otherwise specifically provided in any order resolving a Cause of Action that is entered in a proceeding of the sort described in Section 4.01(c) of the Restructuring Support Agreement, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Debtor, Reorganized Debtor, or Released Party that is determined in a final order to have constituted actual fraud or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunctions	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, Reorganized Debtors, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.
OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

TCEH DIP Financing	The TCEH Debtors’ Chapter 11 Cases shall be funded with the proceeds of the TCEH DIP Financing and the Consenting TCEH First Lien Creditors consent to use of cash collateral and priming by the TCEH DIP Financing on the terms set forth in the TCEH Cash Collateral Order.

EFIH DIP Financing	The EFIH Debtors’ Chapter 11 Cases shall be funded with the proceeds of the EFIH First Lien DIP Financing and the EFIH Second Lien DIP Financing. EFIH will seek authority to use the cash collateral of Holders of EFIH First Lien Note Claims and EFIH Second Lien Note Claims and to prime such Holders with the EFIH First Lien DIP Financing on the terms set forth on Exhibit G.

Customer Obligations	The Debtors shall honor all of their ordinary course customer obligations during the course of the Restructuring.

Use of EFH and EFIH Cash During Chapter 11 Cases	Unless otherwise agreed by EFH, EFIH, and the Required EFIH Unsecured Consenting Creditors, during the Chapter 11 Cases, EFH and EFIH shall only make payments, including professional fees, in the ordinary course of business consistent with prepetition practices based on benefit to their respective estates, including to each other under the EFIH Shared Services Agreement, as approved pursuant to first day motions in the Chapter 11 Cases, or as otherwise set forth in the Term Sheet; provided, however, that EFIH shall be entitled to enter into voluntary settlements from time to time with (i) Non-Settling First Lien Note Holders on economically equal terms to, or terms more favorable to the Estates than, the EFIH First Lien Settlement, so long as, except with respect to the EFIH First Lien Settlement, such terms provide for a settlement at no more than 102.25% of the principal amount of such Holders’ EFIH First Lien Notes; and, (ii) with the consent of the Required EFIH Unsecured Consenting Creditors, Non-Settling Second Lien Note Holders on economically equal terms, or terms more favorable to the Estates than the EFIH Second Lien Settlement, except that such consent shall not be required with respect to the EFIH Second Lien Settlement.

Excess EFIH Cash Upon Consummation	The Required EFIH Unsecured Consenting Creditors shall, in consultation with EFH and EFIH, determine before the Effective Date how the Excess EFIH Cash will be used on and after the Effective Date.

Allocation of Professional Fees	Any professional fees (the “Professional Fees”) incurred by professionals retained by the Debtors (the “Debtors’ Professionals”) shall be allocated to, and paid by, the applicable Debtors for whose direct benefit such Professional Fees were incurred (the “Direct Benefit Fees”). To the extent a Professional Fee is incurred for the collective benefit of the EFH Debtors, EFIH Debtors, and TCEH Debtors (the “Collective Benefit Fees”), such Professional Fees shall be allocated to each Debtor in the same proportion that the amount of Direct Benefit Fees incurred by such Debtor’s Professional for such Debtor bears to the total amount of Direct Benefit Fees incurred by such Debtor’s Professional for all of the Debtors, on a monthly basis in connection with the Debtor’s Professional’s fee application (the “Collective Fee Allocation”). In connection with any quarterly/interim or final applications for payment of Professional Fees, the Debtors shall, as amongst themselves, make any necessary intercompany transfers or other adjustments such that the total Collective Benefit Fees for each of the Debtor’s Professionals for the applicable fee period is allocated in a manner consistent with the Collective Fee Allocation for such period.

Any professional fees incurred by professionals retained by Fidelity for which the Debtors’ have agreed to become liable shall be allocated on the following basis: (a) 50% to the EFH Debtors and (b) 50% to the EFIH Debtors. Any professional fees incurred by professionals retained by the Commitment Parties for which the Debtors’ have agreed to become liable shall be allocated 100% to the EFIH Debtors. Any professional fees incurred by professionals retained by Holders of EFH Interests (together with the Professional Fees incurred by the Debtors’ Professionals and all professional fees discussed in this paragraph, the “Total Professional Fees”) for which the Debtors’ have agreed to become liable shall be allocated 100% to the EFH Debtors.

On the Effective Date, the first $7.5 million of the Total Professional Fees that would have otherwise been allocated to the EFH Debtors on the terms as set forth above shall instead be allocated to EFIH.

After the Petition Date, all payment of Professional Fees, including any allocation formula, shall be subject to any applicable orders of the Bankruptcy Court (on an interim or final basis).

Incentive Plans	The Ad Hoc TCEH Committee and the Required EFIH Unsecured Consenting Creditors shall negotiate in good faith with the TCEH Debtors, the EFH Debtors, and the EFIH Debtors regarding the terms of key employee incentive plans for which the Debtors shall seek approval from the Bankruptcy Court during the Chapter 11 Cases.

Employment Obligations

Pursuant to the Restructuring Support Agreement and this Term Sheet, the Consenting Creditors consent to each of the Debtors’ “first day” or “second day” motions relating to wages, compensation, and benefits, including executive compensation programs. After the Effective Date, the Reorganized Debtors’ wages, compensation, and benefit programs shall be acceptable, in the case of Reorganized TCEH, to the TCEH Debtors and the Ad Hoc TCEH Committee and, in the case of Reorganized EFH, to the EFH Debtors and the Required EFIH Unsecured Consenting Creditors.

Additionally, employees who are party to employment agreements with the Debtors may receive new employment agreements with the applicable Reorganized Debtor, the terms and conditions of which shall be acceptable, in the case of Reorganized TCEH, to the TCEH Debtors and the Ad Hoc TCEH Committee and, in the case of Reorganized EFH, to the EFH Debtors and the Required EFIH Unsecured Consenting Creditors. Until such time as these new employment agreements are fully executed, all employment agreements in place as of the Petition Date between the Debtors and their employees shall remain in place in accordance with the terms of such agreements pending the applicable Debtor’s assumption or rejection of such agreements.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Under the Restructuring, consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact and irrevocable and shall survive the effectiveness of the Restructuring. For the avoidance of doubt, the TCEH Debtors and Reorganized TCEH shall not have any liability for, or any obligations in respect of, any indemnification provisions for the benefit of the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the EFH Debtors or the EFIH Debtors, in their capacities as such and the EFH Debtors and Reorganized EFH shall not have any liability for, or any obligations in respect of, any indemnification provisions for the benefit of the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the TCEH Debtors, in their capacities as such.

Director, Officer, Manager, and Employee Tail Coverage	On or before the Effective Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement; provided, however, that the costs of such policies shall be reasonably allocated among the Debtors in a manner reasonably acceptable to Required Consenting Creditors.

Claims of the Debtors	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Conditions Precedent to Restructuring

The following shall be conditions to Consummation of the Restructuring (the “Conditions Precedent”):

(a)    the Debtors shall have consummated the EFIH First Lien DIP Financing;

(b)    the Debtors shall have consummated the EFIH Second Lien DIP Financing and the Equity Conversion in accordance with the Commitment Letter;

(c)    the Debtors shall have consummated the EFIH First Lien Settlement and the EFIH Second Lien Settlement in accordance with this Term Sheet;

(d)    the Debtors shall have obtained entry of the Approval Order, which order shall be in full force and effect and not subject to a stay;

(e)    Holders of EFH Non-Guaranteed Notes shall have received not less than 37.15% on account of such Claims under to the Plan, which condition is waivable only by Fidelity as holder of a majority of the EFH Non-Guaranteed Notes on a personal and non-transferable basis, and ceases at any time Fidelity holds less than a majority of the EFH Notes;

(f)     immediately following the Distribution, the aggregate tax basis, for federal income tax purposes, of the assets held by Reorganized TCEH shall be equal to the Minimum Basis and the Basis Step-Up shall be no less than $2.1 billion;

(g)    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including from the FERC, the NRC, and the PUC, as applicable; provided, however, that the PUC Regulatory Approval shall not be required to implement and effectuate the Plan as to the TCEH Debtors;

(h)    the Debtors shall have obtained the Private Letter Ruling from the IRS, which shall be in form and substance acceptable to the Required Consenting Creditors and shall include, inter alia, the Required Rulings;

(i)     the Debtors shall have entered into the Tax Matters Agreement, which shall be in form and substance acceptable to the Required Consenting Creditors;

(j)     other than as set forth in this Term Sheet (including, for this purpose, transactions described in the Pre-Submission Memo), the Debtors shall not have taken any action to change the entity classification for U.S. federal income tax purposes of any Debtor entity with material assets, by changing their legal form or otherwise, without the consent of the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee; provided that the consent of the Ad Hoc TCEH Committee shall not be required with respect to the foregoing if such action by EFH, EFIH, or the Required EFIH Unsecured Consenting Creditors does not directly impact the TCEH Contribution and Distribution and does not prevent EFH from obtaining the Required Rulings; provided, further, that the consent of the Required EFIH Unsecured Consenting Creditors shall not be required with respect to the foregoing if such action by TCEH or the Ad Hoc TCEH Committee does not prevent EFH from obtaining the Required Rulings;

(k)    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement, this Term Sheet, and the Plan;

(l)     the Restructuring Support Agreement shall remain in full force and effect;

(m)   all professional fees and expenses approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in a professional fee escrow pending approval by the Bankruptcy Court;

(n)    the Bankruptcy Court shall have entered the Confirmation Order, which shall:

i.       authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

ii.      decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

iii.    authorize the Debtors, as applicable/necessary, to: (1) implement the Restructuring Transactions, including the Equity Conversion; (2) distribute the Reorganized EFH Common Stock, New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, and the New Reorganized EFIH Debt, pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (3) make all distributions and issuances as required under the Plan, including cash, the Reorganized EFH Common Stock, New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, and the New Reorganized EFIH Debt; and (4) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Reorganized TCEH Management Incentive Plan;

iv.     authorize the implementation of the Plan in accordance with its terms; and

v.      provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the New Reorganized TCEH Debt, the New Reorganized EFIH Debt, and the New Reorganized EFIH Junior Debt, as applicable); and

(o)    the Debtors shall have implemented the Restructuring Transactions, including the Tax-Free Spin-Off and all transactions contemplated by the Commitment Letter, in a manner consistent in all material respects with the Restructuring Support Agreement, this Term Sheet, and the Plan.

Waiver of Conditions Precedent to the Restructuring	The Debtors, with the prior written consent of the Required Consenting Creditors and Required EFIH Unsecured Consenting Creditors (each acting in their sole discretion), may waive any one or more of the Conditions Precedent to the Restructuring.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION

Charter; Bylaws; Corporate Governance

Corporate governance for Reorganized TCEH, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, and the composition of the Reorganized TCEH Board shall be determined by the Ad Hoc TCEH Committee in consultation with (i) TCEH and, (ii) as appropriate, with other Holders of TCEH First Lien Notes.

Corporate governance for Reorganized EFH and Reorganized EFIH, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, and the composition of the Reorganized EFH Board, the Reorganized EFIH Board, and the officers of Reorganized EFH and Reorganized EFIH shall be determined by the Required EFIH Unsecured Consenting Creditors in consultation with (i) EFH, (ii) EFIH, (iii) Fidelity, and (iv) as appropriate, with other Holders of EFIH Second Lien DIP Claims or EFIH Unsecured Note Claims that will receive greater than 15% of the Reorganized EFH Common Stock upon the Effective Date.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.

[Exhibits follow.]

EXHIBIT A

DEFINITIONS

Term	Definition

2007 Acquisition	The 2007 transaction in which TEF and Texas Holdings and their direct and indirect equity holders became the direct and indirect equity holders of the Debtors.

Ad Hoc TCEH Committee	The ad hoc committee of certain unaffiliated Consenting TCEH First Lien Creditors (as defined in the Restructuring Support Agreement) that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Millstein & Co., L.P.

Additional Interest	Additional interest payable on the EFIH First Lien Notes or EFIH Second Lien Notes, as applicable, under the registration rights agreement associated with such notes so long as EFIH has not registered such notes in accordance with the Securities Act, on the terms set forth in such registration rights agreement.

Administrative Claim	A Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

Agreement Effective Date	The effective date of the Restructuring Support Agreement, as such term is further defined in the Restructuring Support Agreement.

Allowed	Any Claim that is not a Contested Claim or a Disallowed Claim.

Approval Motion	As defined in the Term Sheet.

Approval Order	As defined in the Term Sheet.

Avenue	Avenue Capital Group and its affiliates.

Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

Bankruptcy Court	As defined in the Term Sheet.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code, and the general, local, and chambers rules of the Bankruptcy Court.

Bar Date	The date established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.

Basis Step-Up	As defined in the Term Sheet.

BNY	The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee under certain Indentures, described herein.

Call Right	As defined in the Term Sheet.

Term	Definition

Cash Management Order	An order of the Bankruptcy Court, in form and substance acceptable to the Ad Hoc TCEH Committee, authorizing the Debtors to, inter alia, continue using their existing cash management system, maintain certain existing bank account and continue certain intercompany transactions.

Cause of Action	Any claims, Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

Chapter 11 Cases	When used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.

Claim Objection Deadline	The deadline for filing objections to Claims as set forth in the Plan or in any Order of the Bankruptcy Court establishing a Bar Date.

Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Code	As defined in the Term Sheet.

Collateral Trust Agreement	That certain Collateral Trust Agreement, dated as of November 16, 2009, by and among EFIH, BNY, as trustee, and the other secured debt representatives party thereto.

Collective Benefit Fees	As defined in the Term Sheet.

Commitment Letter	That certain letter to EFH and EFIH from the Commitment Parties memorializing the EFIH Second Lien DIP Financing Commitment, dated as of April 29, 2014.

Commitment Parties	Those certain Holders of EFIH Unsecured Notes backstopping the EFIH Second Lien DIP Financing Commitment.

Term	Definition

Competitive Tax Sharing Agreement	That certain Federal and State Income Tax Allocation Agreement (as amended and restated from time to time), dated May 15, 2012, by and among EFH and certain of its direct and indirect subsidiaries.

Conditions Precedent	As defined in the Term Sheet.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan and this Term Sheet.

Confirmation Order	The order entered by the Bankruptcy Court confirming the Plan.

Consenting Creditors	As defined in the Restructuring Support Agreement.

Consenting Interest Holders	As defined in the Restructuring Support Agreement.

Consummation	The occurrence of the Effective Date.

Contested Claim	A Claim (a) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no Proof of Claim has been filed; (b) if it is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a Proof of Claim has been filed with the Bankruptcy Court, to the extent (i) the Proof of Claim amount exceeds the amount indicated in the Schedules, or (ii) the Proof of Claim priority differs from the priority set forth in the Schedules; (c) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a Proof of Claim has been filed with the Bankruptcy Court; or (d) as to which an objection has been filed on or before the Claim Objection Deadline; provided, that a Claim (x) that is fixed in amount and priority pursuant to the Plan or by final order of the Bankruptcy Court or (y) with respect to which a Proof of Claim has been timely filed and no objection has been filed by the Claim Objection Deadline, shall not be a Contested Claim.

Contribution	As defined in the Term Sheet.

Conversion Agreement	That certain agreement governing the terms of the Equity Conversion, which shall be on the terms set forth on Exhibit B to the Commitment Letter.

Conversion Shares	Shares of Reorganized EFH Common Stock issued and outstanding as of the Effective Date which will be issued pursuant to the Equity Conversion.

Debtors	As defined in the Introduction.

Disallowed Claim	A Claim, or a portion thereof, that has been disallowed by a final order of the Bankruptcy Court.

Term	Definition

Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto and references therein that relate to the Plan that is prepared and distributed in accordance with this Term Sheet, the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

Distribution	As defined in the Term Sheet.

EFCH	As defined in the Introduction.

EFCH 2037 Note Claims	Any Claim derived from or based upon the EFCH 2037 Notes.

EFCH 2037 Note Indenture	That certain Indenture, dated as of December 1, 1995, by and among EFCH, as the issuer, and BNY, as trustee.

EFCH 2037 Notes	Collectively: (a) the EFCH Fixed 2037 Notes; and (b) the EFCH Floating 2037 Notes.

EFCH 2037 Note Trustee	BNY, or any successor thereto, in its capacity as trustee under the EFCH 2037 Notes.

EFCH Fixed 2037 Notes	The 8.175% Unsecured Fixed Notes due January 30, 2037, issued by EFCH pursuant to the EFCH 2037 Note Indenture.

EFCH Floating 2037 Notes	The 1.245% Unsecured Floating Rate Notes due January 30, 2037, issued by EFCH pursuant to the EFCH 2037 Note Indenture.

Effective Date	The date to be selected by the Debtors, in consultation with the Required Consenting Creditors, for the Consummation of the Plan, or as soon thereafter as reasonably practicable.

EFH	As defined in the Introduction.

EFH 2019 Note Indenture	That certain Indenture, dated November 16, 2009, by and among EFH, as issuer, and BNY, as trustee.

EFH 2019 Notes	The 9.75% unsecured notes due October 15, 2019, issued by EFH pursuant to the EFH 2019 Note Indenture

EFH 2020 Note Indenture	That certain Indenture dated January 12, 2010, by and among EFH, as issuer, and BNY, as trustee.

EFH 2020 Notes	The 10.0% unsecured notes due January 15, 2020, issued by EFH pursuant to the EFH 2020 Note Indenture.

EFH Cash	Cash on hand at EFH, including Oncor TSA payments if such is determined by the Bankruptcy Court, less $38 million.

EFH Corporate Services	EFH Corporate Services Company, a Texas corporation.

EFH Debtor Intercompany Claim	A Claim by an EFH Debtor against another EFH Debtor.

EFH Debtors	Collectively: (a) EFH; and (b) EFH’s direct and indirect subsidiaries listed on Exhibit C.

Term	Definition

EFH-EFIH Intercompany Claims	Allowed Non-EFH Debtor Intercompany Claims held by EFIH against EFH; provided, however, that if the Restructuring Support Agreement terminates, such claims shall be reduced on a dollar-for-dollar basis to account for any Oncor TSA payments actually received by EFIH; provided, further, that, for the avoidance of doubt, all rights, offsets, claims, and defenses of EFH will be preserved (in all cases, subject to any defenses) with respect to such Claims.

EFH Interest	Any Interest in EFH.

EFH LBO Note Primary Claims	Any claims against EFH arising on account of the EFH LBO Notes.

EFH LBO Note Claims	Any claims arising on account of the EFH LBO Notes, including the EFH LBO Note Primary Claims and the EFH LBO Note Guaranty Claims. If the recovery to Holders of EFH LBO Note Claims under the Plan is greater than 100% of the amount of such Claims, any recovery on account of such claims shall be returned to EFH or EFIH on a Pro Rata basis based on the relative distributions from such Estates; provided, further, that if Holders of General Unsecured Claims Against the EFIH Debtors receive any postpetition interest on account of their Claims, Holder of EFH LBO Note Claims shall be entitled to postpetition interest before any such amounts are returned.

EFH LBO Note Indenture	That certain Indenture, dated as of October 31, 2007, by and among EFH, as the issuer, EFCH and EFIH, as guarantors, and BNY, as trustee.

EFH LBO Notes	Collectively: (a) the EFH LBO Senior Notes; and (b) the EFH LBO Toggle Notes.

EFH LBO Notes Guaranty Claims	Any guaranty claims against EFIH arising on account of the EFH LBO Notes.

EFH LBO Notes Trustee	BNY, or any successor thereto, in its capacity as trustee under the EFH LBO Notes.

EFH LBO Senior Notes	The 10.875% senior notes due November 1, 2017, issued by EFH pursuant to the EFH LBO Note Indenture.

EFH LBO Toggle Notes	The 11.25%/12.00% toggle notes due November 1, 2017, issued by EFH pursuant to the EFH LBO Note Indenture.

EFH Legacy 2014 Notes	The 5.55% series P senior notes due November 15, 2014, issued by EFH pursuant to the EFH Legacy Note Indenture.

EFH Legacy 2024 Notes	The 6.50% series Q senior notes due November 15, 2024, issued by EFH pursuant to the EFH Legacy Note Indenture.

EFH Legacy 2034 Notes	The 6.55% series R senior notes due November 15, 2034, issued by EFH pursuant to the EFH Legacy Note Indenture.

EFH Legacy Note Indenture	That certain Indenture, dated November 1, 2004, by and among EFH, as issuer, and BNY, as trustee.

Term	Definition

EFH Legacy Notes	Collectively: (a) the EFH Legacy 2014 Notes; (b) the EFH Legacy 2024 Notes; and (c) the EFH Legacy 2034 Notes.

EFH Non-Guaranteed Notes	Collectively: (a) the EFH Unexchanged Notes; and (b) the EFH Legacy Notes.

EFH Note Claim	Any Claim derived from or based upon the EFH Notes.

EFH Notes	Collectively: (a) the EFH Unexchanged Notes; (b) the EFH Legacy Notes; and (c) the EFH LBO Notes.

EFH Notes Trustee	BNY, or any successor thereto, in its capacity as trustee under the EFH Notes.

EFH Properties	EFH Properties Company, a Texas corporation.

EFH Unexchanged Notes	Collectively: (a) the EFH 2019 Notes; and (b) the EFH 2020 Notes.

EFH Unsecured Claim Fund	All EFH assets, including the EFH Cash, and Causes of Action, but excluding Interests in EFIH, subject to all applicable rights and defenses of EFH. In connection with the creation of the EFH Unsecured Claim Fund, the Debtors shall request a determination from the Bankruptcy Court regarding whether the payments under the Oncor Tax Sharing Agreement are assets of the Estates of the EFIH Debtors or the EFH Unsecured Claim Fund (as successor to the rights of EFH in such respect).

EFIH	As defined in the Introduction.

EFIH Debtor Intercompany Claim	A Claim by an EFIH Debtor against another EFIH Debtor.

EFIH Debtors	Collectively: (a) EFIH; and (b) EFIH Finance.

EFIH Finance	EFIH Finance Inc., a Delaware corporation.

EFIH First Lien 2017 Note Indenture	That certain Indenture, dated August 14, 2012, by and among EFIH and EFIH Finance, as issuers, and CSC Trust Company of Delaware, as successor trustee to BNY.

EFIH First Lien 2017 Notes	The 6.875% senior secured notes due August 15, 2017, issued by EFIH and EFIH Finance pursuant to the EFIH First Lien 2017 Note Indenture.

EFIH First Lien 2020 Note Indenture	That certain Indenture, dated August 17, 2010, by and among EFIH and EFIH Finance, as issuers, and CSC Trust Company of Delaware, as successor trustee to BNY.

EFIH First Lien 2020 Notes	The 10.0% senior secured notes due December 1, 2020, issued by EFIH and EFIH Finance pursuant to the EFIH First Lien 2020 Note Indenture.

EFIH First Lien DIP Claims	Any and all Claims derived from or based upon the EFIH First Lien DIP Financing.

Term	Definition

EFIH First Lien DIP Financing	The postpetition debtor-in-possession financing facility substantially on the terms set forth on Exhibit G.

EFIH First Lien Indentures	The EFIH First Lien 2020 Note Indenture and the EFIH First Lien 2017 Note Indenture.

EFIH First Lien Makewhole Claim	Any Claim derived from or based upon makewhole or other similar payment provisions under the EFIH First Lien Notes.

EFIH Second Lien DIP Motion	As defined in the Term Sheet.

EFIH First Lien Note Claim	Any Claim derived from or based upon the EFIH First Lien Notes.

EFIH First Lien Notes	Collectively: (a) the EFIH First Lien 2017 Notes; and (b) the EFIH First Lien 2020 Notes.

EFIH First Lien Settlement	As defined in the Term Sheet.

EFIH Second Lien 2021 Notes	The 11.0% senior secured second lien notes due October 1, 2021, issued by EFIH and EFIH Finance pursuant to the EFIH Second Lien Note Indenture.

EFIH Second Lien 2022 Notes	The 11.75% senior secured second lien notes due March 1, 2022, issued by EFIH and EFIH Finance pursuant to the EFIH Second Lien Note Indenture.

EFIH Second Lien Cash-Out Option	As defined in the Term Sheet.

EFIH Second Lien DIP Claims	Any and all Claims derived from or based upon the EFIH Second Lien DIP Financing.

EFIH Second Lien DIP Financing	The postpetition debtor-in-possession financing facility substantially on the terms set forth on Exhibit A to the Commitment Letter.

EFIH Second Lien DIP Motion	As defined in the Term Sheet.

EFIH Second Lien DIP Financing Commitment	As defined in the Term Sheet.

EFIH Second Lien DIP Roll Option	As defined in the Term Sheet.

EFIH Second Lien Makewhole Claim	Any Claim derived from or based upon makewhole or other similar payment provisions under the EFIH Second Lien Notes.

EFIH Second Lien Note Claim	Any Claim derived from or based upon the EFIH Second Lien Notes.

EFIH Second Lien Note Indenture	That certain Indenture, dated April 25, 2011, by and among EFIH and EFIH Finance, as issuers, and BNY, as trustee.

EFIH Second Lien Notes	Collectively: (a) the EFIH Second Lien 2021 Notes; and (b) the EFIH Second Lien 2022 Notes.

Term	Definition

EFIH Second Lien Settlement	As defined in the Term Sheet.

EFIH Senior Toggle Note Indenture	That certain Indenture, dated December 5, 2012, by and among EFIH and EFIH Finance, as issuers, and UMB Bank, N.A, as trustee.

EFIH Senior Toggle Notes	The 11.25%/12.25% unsecured senior toggle notes due December 1, 2018, issued by EFIH and EFIH Finance pursuant to the EFIH Senior Toggle Note Indenture.

EFIH Shared Services Agreement	That certain Shared Services Agreement, dated March 28, 2014, by and among EFIH, EFIH Finance, and EFH Corporate Services.

EFIH Unexchanged Note Indenture	That certain Indenture, dated November 16, 2009, by and among EFIH and EFIH Finance, as issuers, and BNY, as trustee.

EFIH Unexchanged Notes	The 9.75% fixed senior notes due October 15, 2019, issued by EFIH and EFIH Finance pursuant to the EFIH Unexchanged Note Indenture.

EFIH Unsecured Note Claim	Any Claim against EFIH derived from or based upon the EFIH Unsecured Notes.

EFIH Unsecured Notes	Collectively: (a) the EFIH Senior Toggle Notes and (b) the EFIH Unexchanged Notes.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Conversion	The mandatory conversion of the EFIH Second Lien DIP Financing, inclusive of any Commitment Fee (which for the avoidance of doubt, assumes a $1.9 billion funding amount and the Funding PIK Fee), into 177,658,788 Conversion Shares, plus an additional 89,052 Conversion Shares for each million dollars of EFIH Second Lien DIP Financing in excess of $1,995 million, and less 89,052 shares of Conversion Shares for each million dollars of EFIH Second Lien DIP Financing less than $1,995 million outstanding on the Effective Date; provided, however, that the stated plan value of the Conversion Shares is at least equal to the adjusted issue price of the EFIH Second Lien DIP Financing.[2] For the avoidance of doubt, this is a negotiated plan value solely for purposes of the deal embodied in this Term Sheet and the Restructuring Support Agreement and shall not be binding upon any party to the extent the Plan is not confirmed and consummated.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

[2]	Calculated contemplated accrued interest as of April 30, 2014.

Term	Definition

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and Reorganized Debtors; (b) the Consenting Creditors; (c) the Consenting Interest Holders; (d) the DIP Agents; (e) the DIP Lenders; and (f) with respect to each of the foregoing entities in clauses (a) through (e), such Entity’s current and former affiliates, equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Extended Outside Date	As defined in the Restructuring Support Agreement.

FERC	The Federal Energy Regulatory Commission.

Fidelity	Collectively, Fidelity Investments and its affiliates that execute the Restructuring Support Agreement before the Petition Date.

Fidelity Repayment	The cash payment by Holders of General Unsecured Claims Against EFH other than Fidelity that elected to participate in their Pro Rata share of up to 9% of the Equity Conversion, which shall be used by EFIH to repay in cash the applicable Second Lien DIP Notes held by Fidelity in respect of such share, simultaneously with the Equity Conversion.

General Unsecured Claim Against EFH	Any Unsecured Claim against EFH that is not otherwise paid in full pursuant to a separate order of the Bankruptcy Court, including the EFH Note Claims and the EFH LBO Note Primary Claims, but excluding: (a) Administrative Claims against the EFH Debtors; (b) Intercompany Claims against the EFH Debtors; and (c) Other Priority Claims against the EFH Debtors.

General Unsecured Claim Against the EFH Debtors Other Than EFH	Any Unsecured Claim against one or more of the EFH Debtors other than EFH that is not otherwise paid in full pursuant to a separate order of the Bankruptcy Court, excluding: (a) Administrative Claims against the EFH Debtors; (b) Intercompany Claims against the EFH Debtors; and (c) Other Priority Claims against the EFH Debtors.

General Unsecured Claim Against the EFIH Debtors	Any Unsecured Claim against one or more of the EFIH Debtors that is not otherwise paid in full pursuant to a separate order of the Bankruptcy Court, including the EFIH Unsecured Note Claims and the EFH LBO Notes Guaranty Claims, but excluding: (a) Administrative Claims against the EFIH Debtors; (b) Intercompany Claims against the EFIH Debtors; and (c) Other Priority Claims against the EFIH Debtors.

Term	Definition

General Unsecured Claim Against the TCEH Debtors	Any Unsecured Claim against one or more of the TCEH Debtors that is not otherwise paid in full pursuant to separate order of the Bankruptcy Court, including the EFCH 2037 Note Claims, TCEH First Lien Deficiency Claims, TCEH Second Lien Note Claims, and TCEH Unsecured Note Claims, but excluding: (a) Administrative Claims against the TCEH Debtors; (b) Intercompany Claims against the TCEH Debtors; and (c) Other Priority Claims against the TCEH Debtors.

GSO	GSO Capital Partners and its affiliates.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Incremental Amendment Agreement	That certain Incremental Amendment No. 1, dated as January 4, 2013, by and among the Incremental 2012 Term Lenders (as defined therein), EFCH, TCEH, the Credit Parties (as defined therein) party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent.

Intended Tax-Free Treatment	As defined in the Term Sheet.

Intercompany Claim	A Claim by EFH or any direct or indirect subsidiary of EFH against EFH or any direct or indirect subsidiary of EFH.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

IRS	The Internal Revenue Service.

IRS Submission	As defined in the Term Sheet.

Legacy General Unsecured Claims Against EFH	Any Claims against EFH arising from liabilities based on asbestos exposure and post-employment benefits relating discontinued operations of the Debtors and their Affiliates.

Liability Management Program	The various transactions, including debt buybacks, new debt issuances, debt exchanges, and maturity extensions, by EFH and its direct and indirect subsidiaries, and restructuring of such Entities’ debt obligations completed before the Petition Date, as described in the Debtors’ most recent annual SEC filing.

Minimum Basis	As defined in the Term Sheet.

New Reorganized EFIH Debt	The new long-term secured EFIH funded debt issued on the Effective Date on terms and conditions mutually acceptable to the EFIH Debtors and the Required EFIH Unsecured Consenting Creditors.

Term	Definition

New Reorganized TCEH Debt	The new long-term secured TCEH debt, consistent with the terms set forth in this Term Sheet. The amount of the New Reorganized TCEH Debt issued on the Effective Date shall not be less than the Minimum Basis.

Non-EFH Debtor Intercompany Claim	A Claim by EFH or any direct or indirect subsidiary of EFH other than an EFH Debtor against an EFH Debtor, including EFH Note Claims held by EFIH.

Non-EFIH Debtor Intercompany Claim	A Claim by EFH or any direct or indirect subsidiary of EFH other than an EFIH Debtor against an EFIH Debtor.

Non-Settling EFIH First Lien Note Holders	As defined in the Term Sheet.

Non-Settling EFIH Second Lien Note Holders	As defined in the Term Sheet.

Non-TCEH Debtor Intercompany Claim	A Claim by EFH or any direct or indirect subsidiary of EFH other than a TCEH Debtor against a TCEH Debtor, including any Claim against a TCEH Debtor arising under or related to the Competitive Tax Sharing Agreement, but excluding any Claim derived from or based upon TCEH First Lien Notes held by EFH.

NRC	The Nuclear Regulatory Commission.

Oak Grove Promissory Note	The promissory note issued by Oak Grove Power Company LLC and secured by certain minerals and real property in Robertson, Texas.

Oak Grove Promissory Note Claim	Any Claim derived from or based upon the Oak Grove Promissory Note.

Oncor Tax Sharing Agreement	The amended and restated Tax Sharing Agreement, dated as of November 5, 2008, by and among EFH, Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC, Texas Transmission Investment LLC, and Oncor Management Investment LLC.

Oncor TSA Amendment	As defined in the Term Sheet.

Oncor TSA Amendment Order	As defined in the Term Sheet.

Term	Definition

Oncor TSA Amendment Payment	$55 million cash to be paid by EFIH to EFH on the Effective Date, which shall be paid to Holders of General Unsecured Claims Against EFH on the Effective Date; provided, however, that such payment from EFIH will be reduced dollar-for-dollar (for the avoidance of doubt, beginning with the first dollar of any shortfall) in the event that EFIH receives less than 80% of the amount shown below for the date that is nearest to the Effective Date:

	Effective Date: January 31, 2015 February 28, 2015 March 31, 2015 April 30, 2015 May 31, 2015 June 30, 2015 July 31, 2015 August 31, 2015 September 30, 2015	Projected EFIH Net Tax Receipts: $254 million $261 million $261 million $321 million $328 million $387 million $387 million $394 million $453 million

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against any of the Debtors, including the Oak Grove Promissory Note Claims and Tex-La Obligations, but not including a: (a) TCEH First Lien Secured Claim; (b) TCEH Second Lien Secured Claim; (b) EFIH First Lien Note Claim; or (c) EFIH Second Lien Note Claim.

Participation Rights	The right to participate in the EFIH Second Lien DIP Financing as set forth in the Commitment Letter.

Petition Date	The date on which the Debtors commence the Chapter 11 Cases.

PIMCO	Collectively, funds and accounts under the management of Pacific Investment Management Company LLC and its subsidiaries, in each case solely to the extent that they hold EFIH First Lien Note Claims in the aggregate amounts set forth on PIMCO’s signature page to the Restructuring Support Agreement.

Plan	As defined in the Introduction.

Plan Restructuring Documents	As defined in the Restructuring Support Agreement.

Plan Supplement	The compilation of documents and forms of documents, schedules, and exhibits to the Plan filed by the Debtors.

PLR Participation Parties	As defined in the Term Sheet.

Term	Definition

PLR Participation Party Representative	As defined in the Term Sheet.

Pre-Submission Conference	As defined in the Term Sheet.

Pre-Submission Memo	As defined in the Term Sheet.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Private Letter Ruling	As defined in the Term Sheet.

Professional Fees	As defined in the Term Sheet.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

Pro Rata	The proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in that Class, or the proportion of the Claims or Interests in a particular Class and other Classes entitled to share in the same recovery as such Claim or Interest under the Plan.

PUC	The Public Utility Commission of Texas.

Reinstated	(a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim for any pecuniary loss incurred by such holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder thereof.

Term	Definition

Released Parties	Collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Commitment Parties; (c) any Selected Partners (as defined in the Commitment Letter); (d) any Selected Investment Commitment Partners (as defined in the Commitment Letter); (e) the Consenting Interest Holders; (f) the lenders under the TCEH DIP Financing, EFIH First Lien DIP Financing, and the EFIH Second Lien DIP Financing; (g) the agents under the TCEH Credit Agreement, TCEH DIP Financing, EFIH First Lien DIP Financing, and the EFIH Second Lien DIP Financing; and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (g), such Entity and its affiliates, and such Entity and its affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

Releasing Parties	Collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Commitment Parties; (c) any Selected Partners (as defined in the Commitment Letter); (d) any Selected Investment Commitment Partners (as defined in the Commitment Letter); (e) the Consenting Interest Holders; (f) the lenders under the TCEH DIP Financing, EFIH First Lien DIP Financing, and the EFIH Second Lien DIP Financing; (g) the agents under the TCEH Credit Agreement, TCEH DIP Financing, EFIH First Lien DIP Financing, and the EFIH Second Lien DIP Financing; (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (g), such Entity and its affiliates, and such Entity and its affiliate’s current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; (i) all holders of Claims that are deemed to accept the Plan; (j) all holders of Claims who vote to accept the Plan; and (k) all holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan.

Reorganized Debtors	Collectively, and each in its capacity as such (and to the extent such Entity is a Debtor in the Chapter 11 Cases): (a) Reorganized EFH; (b) Reorganized EFIH; and (c) the Reorganized TCEH Debtors.

Term	Definition

Reorganized EFH	EFH, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date, it being understood that, as of the Effective Date, Reorganized EFH shall be a corporation organized under the laws of the state of Texas.

Reorganized EFH Board	The board of directors of Reorganized EFH on and after the Effective Date.

Reorganized EFH Common Stock	The newly-issued common stock in Reorganized EFH, which shall consist of 100 million shares prior to the Equity Conversion and the issuance of shares under the Reorganized EFH/EFIH Management Incentive Plan (if any), which shall be issued in accordance with this Term Sheet. The number of shares of newly-issued Reorganized EFH Common Stock may be increased or decreased at the direction of the Required EFIH Unsecured Consenting Creditors, which shall result in the proportionate increase or decrease, as applicable, of Reorganized EFH Common Stock issued under the Equity Conversion.

Reorganized EFIH	EFIH, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date, it being understood that, as of the Effective Date, Reorganized EFIH shall be a limited liability company organized under the laws of the state of Delaware.

Reorganized EFIH Board	The board of directors of Reorganized EFIH on and after the Effective Date.

Reorganized TCEH	TCEH, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date, it being understood that, as of the Effective Date, Reorganized TCEH shall be a corporation organized under the laws of the state of Delaware.

Reorganized TCEH Board	The board of directors of Reorganized TCEH on and after the Effective Date.

Reorganized TCEH Common Stock	The newly-issued common stock of Reorganized TCEH, which shall be issued in accordance with this Term Sheet.

Reorganized TCEH Debtors	TCEH and each of its Debtor subsidiaries, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

Reorganized TCEH Management Incentive Plan	The Management Incentive Plan of Reorganized TCEH on terms and conditions to be determined on or after the Effective Date by the compensation committee of the Reorganized TCEH Board. The maximum amount of Reorganized TCEH Common Stock to be allocated to the Management Incentive Plan will be determined by the Ad Hoc TCEH Committee, in consultation with the TCEH Debtors, on or before the hearing date regarding approval of the Disclosure Statement.

Required Consenting Creditors	As defined in the Restructuring Support Agreement.

Term	Definition

Required EFIH Unsecured Consenting Creditors	At least three (3) investment advisors that manage and/or advise funds or accounts that beneficially own, collectively, at least 66.6% of the EFIH Unsecured Note Claims held by all Consenting Creditors.

Required Rulings	As defined in the Term Sheet.

Restructuring	As defined in the Introduction.

Restructuring Support Agreement	The Restructuring Support and Lock-Up Agreement to which this Term Sheet is attached as Exhibit A, pursuant to which the Debtors, the Consenting Interest Holders, the Consenting Creditors, and the Permitted Transferees (if any) (as defined in the Restructuring Support Agreement) agree to pursue and implement the Restructuring, including the transactions contemplated by the Commitment Letter, consistent in form and substance in all material respects with this Term Sheet and the Plan.

Restructuring Transactions	Those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors, the Consenting Interest Holders, and the Consenting Creditors reasonably determine to be necessary to implement the Plan.

Ruling Request	As defined in the Term Sheet.

Rural Utilities Service	An agency of the United States Department of Agriculture tasked with providing public utilities to rural areas in the United States through public-private partnerships.

Schedules	The schedules of assets and liabilities and the statements of financial affairs filed by the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and in conformity with the Bankruptcy Rules, as such schedules and statements have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009

SEC	The Securities and Exchange Commission.

Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Securities Act	The Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

Term	Definition

Security	A security as defined in section 2(a)(1) of the Securities Act.

Selected Partners	As defined in the Commitment Letter.

Settling EFIH First Lien Note Holders	As defined in the Term Sheet.

Settling EFIH Second Lien Note Holders	As defined in the Term Sheet.

Shared Services	As defined in the Term Sheet.

Tax-Free Spin-Off	The transactions required to preserve the Intended Tax-Free Treatment of the Restructuring Transactions, including the Contribution and the Distribution.

Tax Matters Agreement	The tax matters agreement entered into by Reorganized EFH and Reorganized TCEH as of the Effective Date which shall govern the rights and obligations of each party with respect to certain tax matters, including covenants to protect the Intended Tax-Free Treatment of the Restructuring Transactions and indemnity provisions if either party takes action that causes the Restructuring Transactions to fail to qualify for the Intended Tax-Free Treatment.

Tax Sharing Agreements	Collectively: (a) the Competitive Tax Sharing Agreement; and (b) the Oncor Tax Sharing Agreement.

TCEH	As defined in the Introduction.

TCEH 2012 Incremental Term Loans	The TCEH First Lien Claims deemed to have been incurred pursuant to Section 1 of the Incremental Amendment Agreement.

TCEH 2015 Notes	The 10.25% fixed senior notes due November 1, 2015, issued by TCEH and TCEH Finance pursuant to the TCEH 2015 Note Indenture.

TCEH 2015 Note Indenture	That certain Indenture, dated as of October 31, 2007, by and among TCEH and TCEH Finance, as the issuers; EFCH and certain TCEH subsidiaries, as guarantors, and Law Debenture Trust Company of New York, as successor trustee to BNY.

TCEH Cash Collateral Order	An order entered by the Bankruptcy Court approving the TCEH Debtors’ use of the TCEH First Lien Creditors’ cash collateral subject to the terms and conditions described therein, which order shall be in form and substance reasonably satisfactory to the Ad Hoc TCEH Committee.

TCEH Credit Agreement	The TCEH Credit Agreement, dated as of October 10, 2007, by and among TCEH, as the borrower; EFCH and certain TCEH subsidiaries, as guarantors; Wilmington Trust, N.A., as successor administrative and collateral agent to Citibank, N.A.; and the TCEH First Lien Lenders.

TCEH Debtor Intercompany Claim	A Claim by a TCEH Debtor against another TCEH Debtor.

Term	Definition

TCEH Debtors	Collectively: (a) EFCH; (b) TCEH; and (c) the TCEH subsidiaries listed on Exhibit B.

TCEH DIP Claims	Any and all Claims arising under or related to the TCEH DIP Financing.

TCEH DIP Financing	The TCEH Debtors’ $4,475 million debtor-in-possession financing facility on the terms set forth on Exhibit F.

TCEH Finance	TCEH Finance, Inc., a Delaware corporation.

TCEH First Lien Claims	Any Claim derived from or based upon: (a) the TCEH Credit Agreement (including the term loan, revolver, and letter of credit facilities); (b) the TCEH First Lien Notes, including TCEH First Lien Notes held by EFH; (c) the TCEH First Lien Interest Rate Swaps; or (d) the TCEH First Lien Commodity Hedges.

TCEH First Lien Commodity Hedges	The commodity hedges entered into by TCEH and secured by the same collateral as Claims under the TCEH Credit Agreement and the TCEH First Lien Notes (but without respect to any setoff rights that a counterparty to a TCEH First Lien Commodity Hedge may have against TCEH).

TCEH First Lien Deficiency Claims	Any TCEH First Lien Claim that is not a TCEH First Lien Secured Claim.

TCEH First Lien Interest Rate Swaps	The interest rate swaps entered into by TCEH and secured by the same collateral as Claims under the TCEH Credit Agreement and the TCEH First Lien Notes (but without respect to any setoff rights that a counterparty to a TCEH First Lien Interest Rate Swap may have against TCEH).

TCEH First Lien Lenders	The lending institutions party from time to time to the TCEH Credit Agreement.

TCEH First Lien Note Indenture	That certain Indenture, dated as of April 19, 2011, by and among TCEH and TCEH Finance, as the issuers, EFCH and certain TCEH subsidiaries, as guarantors, and BNY, as trustee.

TCEH First Lien Notes	The TCEH first lien notes due October 1, 2020, issued by TCEH and TCEH Finance pursuant to the TCEH First Lien Note Indenture.

TCEH First Lien Secured Claims	Any TCEH First Lien Claim that is Secured. TCEH First Lien Secured Claims shall be Allowed as Secured Claims in an amount to be determined by the TCEH Debtors with the reasonable consent of the Ad Hoc TCEH Committee.

TCEH Second Lien Note Claims	Any Claim derived from or based upon the TCEH Second Lien Notes.

TCEH Second Lien Note Indenture	That certain Indenture, dated as of October 6, 2010, by and among TCEH and TCEH Finance, as the issuers; Citibank, N.A., as administrative agent, EFCH and certain of TCEH’s subsidiaries, as guarantors, and Wilmington Savings, as successor trustee to BNY.

Term	Definition

TCEH Second Lien Notes	The TCEH Second Lien Notes due April 21, 2021, issued by TCEH pursuant to the TCEH Second Lien Note Indenture.

TCEH Senior Toggle Note Indenture	That certain Indenture, dated as of December 6, 2007, by and among TCEH and TCEH Finance, as the issuers; EFCH and certain TCEH subsidiaries, as guarantors; and Law Debenture Trust Company of New York, as successor trustee to BNY.

TCEH Senior Toggle Notes	The 10.50%/11.25% Senior Toggle Notes due November 1, 2016, issued by TCEH and TCEH Finance pursuant to the TCEH Senior Toggle Note Indenture.

TCEH Unsecured Claim Fund	Cash in an amount equal to the value of the unencumbered assets of TCEH.

TCEH Unsecured Note Claims	Any Claim derived from or based upon the TCEH Unsecured Notes.

TCEH Unsecured Notes	Collectively: (a) the TCEH 2015 Notes; and (b) the TCEH Senior Toggle Notes.

TEF	As defined in the Restructuring Support Agreement.

Term Sheet	As defined in the Introduction.

Tex-La	Tex-La Electric Cooperative of Texas, Inc.

Tex-La 2019 Obligations	The payment obligations of EFCH under the terms of the Tex-La Assumption Agreement with respect to the 9.58% fixed notes due 2019 issued by Tex-La in the outstanding principal amount of $35 million.

Tex-La 2021 Obligations	The payment obligations of EFCH under the terms of the Tex-La Assumption Agreement with respect to the 8.254% Fixed Notes due 2021 issued by Tex-La in the outstanding principal amount of $37 million.

Tex-La Assumption Agreement	That certain Assumption Agreement, dated February 1, 1990, by and among EFCH, Tex-La, and the United States of America acting through the Administrator of the Rural Utilities Service, whereby EFCH agreed to assume certain payment obligations related to certain outstanding indebtedness of Tex-La that is guaranteed by the Rural Utilities Service.

Tex-La Obligations	Collectively: (a) the Tex-La 2019 Obligations; and (b) the Tex-La 2021 Obligations, including any prepayment premiums and other costs and expenses due as full and final satisfaction of each of the foregoing.

Texas Holdings	As defined in the Restructuring Support Agreement.

Total Professional Fees	As defined in the Term Sheet.

Tranche A-3 Redemption	As defined in the Term Sheet

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Term	Definition

Unsecured Claim	Any Claim that is not a Secured Claim.

Wilmington Savings	Wilmington Savings Fund Society, FSB, as successor trustee under the TCEH Second Lien Note Indenture.

York	York Capital Management LLC and its affiliates.

EXHIBIT B

TCEH SUBSIDIARIES PARTY TO RESTRUCTURING

4Change Energy Company

4Change Energy Holdings LLC

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

DeCordova II Power Company LLC

Eagle Mountain Power Company LLC

Energy Future Competitive Holdings Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Trading California Company

Luminant ET Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Energy Receivables Company LLC

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Retail Services Company

TXU SEM Company

Valley NG Power Company LLC

Valley Power Company LLC

EXHIBIT C

EFH SUBSIDIARIES PARTY TO RESTRUCTURING

Brighten Energy LLC

Brighten Holdings LLC

Dallas Power and Light Company, Inc.

Ebasco Services of Canada Limited

EEC Holdings, Inc.

EECI, Inc.

EFH Australia (No. 2) Holdings Company

EFH CG Holdings Company LP

EFH CG Management Company LLC

EFH Corporate Services Company

EFH Finance (No. 2) Holdings Company

EFH FS Holdings Company

EFH Renewables Company LLC

Generation Development Company LLC

Lone Star Energy Company, Inc.

Lone Star Pipeline Company, Inc.

LSGT Gas Company LLC

LSGT SACROC, Inc.

NCA Development Company LLC

Southwestern Electric Service Company, Inc.

Texas Electric Service Company, Inc.

Texas Energy Industries Company, Inc.

Texas Power and Light Company, Inc.

Texas Utilities Company, Inc.

Texas Utilities Electric Company, Inc.

TXU Electric Company, Inc.

TXU Receivables Company

2

EXHIBIT D

REGARDED TCEH DEBTORS PARTY TO RESTRUCTURING

4Change Energy Company

Generation SVC Company

Luminant Energy Trading California Company

Luminant ET Services Company

TCEH Finance

TXU Retail Services Company

TXU SEM Company

EXHIBIT E

PRE-SUBMISSION MEMO

Execution Version

ENERGY FUTURE HOLDINGS CORP.

PRE-SUBMISSION MEMORANDUM FOR RULINGS UNDER

SECTIONS 368(A)(1)(G) AND 355

I.	Overview

This memorandum describes a significant bankruptcy restructuring transaction that requires an Internal Revenue Service (“IRS”) ruling in order to be implemented. The proposed transaction involves the spin-off of the assets of Texas Competitive Electric Holdings LLC (“TCEH”) from Energy Future Holdings Corp. (“EFH”) pursuant to Section 355 and Section 368(a)(1)(G) (a “G reorganization”).1 TCEH has an enterprise value of approximately $18 billion and, prior to the restructuring, liabilities in excess of $32 billion. Without regard to TCEH, EFH indirectly holds (and will continue to hold indirectly following the restructuring) an 80% interest in a partnership with an enterprise value of approximately $17 billion.2

A multi-party restructuring support agreement (“RSA”) that provides for the transaction described above has been filed with the U.S. Bankruptcy Court for the District of Delaware. The consummation of those transactions is expressly conditioned on obtaining IRS rulings with respect to the proposed transactions as further set forth herein. If the IRS rulings set forth herein are not obtained, the parties to the RSA will have the right to terminate the RSA and abandon the transactions described therein. EFH believes that if the proposed transactions are abandoned, one or more creditor groups will seek the transfer of the assets of EFH (and the assets of its subsidiaries) in satisfaction of their claims, with any such transfers being taxable transactions resulting in an expected tax liability in excess of $6 billion. EFH does not expect to have sufficient assets to satisfy such tax liability.

All parties to this transaction desire to avoid triggering a multi-billion dollar tax that cannot be paid and that would be subordinated to the claims of the secured creditors. As a result, the parties have agreed on a structure for a transaction that all sides believe generally should be tax-free. But given the magnitude of the issue, the unique tax issues that it raises, the cash cost of the potential tax liability, and the public attention that this transaction is apt to attract, the parties are willing to go forward only if it can be done pursuant to an IRS ruling that covers the qualification of the proposed transaction under Sections 368(a)(1)(G) and 355 and the other rulings described herein.

II.	Facts

a.	Bankruptcy Reorganization

EFH is a Dallas, Texas-based holding company with a portfolio of competitive and regulated energy businesses in Texas that it operates through its direct and indirect subsidiaries.

[1]	Unless otherwise noted, all section references contained herein are to the Internal Revenue Code of 1986, as amended, and Treasury Regulation references are to the Treasury Regulations promulgated thereunder.
[2]	These valuations of $18 billion and $17 billion for TCEH and EFH’s partnership subsidiary are illustrative only, based on the current trading prices of TCEH debt and the terms of the proposed transaction with EFIH creditors. Actual values at closing could be higher or lower.

1

Execution Version

EFH was acquired by a group of private equity funds (the “Sponsors”) in 2007 pursuant to a leveraged buyout (the “LBO”). EFH owns 100% of the equity interests of Energy Future Competitive Holdings Company LLC (“EFCH”) and Energy Future Intermediate Holding Company LLC (“EFIH”), both of which are disregarded entities for federal income tax purposes. EFCH’s principal asset is its membership interest in TCEH, which, through its subsidiaries, is engaged in competitive electricity market activities primarily conducted in Texas. TCEH, also a disregarded entity, has approximately $24 billion of first lien debt (the “TCEH Debt,” the holders of which are referred to herein as the “TCEH Creditors”),3 as well as $7.7 billion of second lien and unsecured debt. EFIH’s principal asset is its indirect 80% membership interest in Oncor Electric Delivery Co. LLC (“Oncor”), which it owns through Oncor Electric Delivery Holdings LLC, a disregarded entity (“Oncor Holdings”). Oncor is a partnership for federal income tax purposes and operates the largest transmission and distribution system in Texas. EFIH has approximately $7.7 billion of first lien, second lien and unsecured debt (the holders of which are referred to herein as the “EFIH Creditors”). EFH also has approximately $1.9 billion of debt outstanding.4 The chart below summarizes the existing structure of the relevant entities:

To fund the 2007 LBO (which was the largest LBO in history), EFH and certain of its subsidiaries incurred substantial indebtedness, most of which currently resides at TCEH and EFIH. EFH and its subsidiaries’ debt levels have become unsustainable since the LBO, primarily because of rapid changes in the natural gas market that have caused a significant reduction in electricity prices. As a result, EFH has been in negotiations with certain large creditors for more than one year in an effort to restructure indebtedness of EFH and its subsidiaries.

[3]	Excludes obligations under certain first lien hedging arrangements.
[4]	Includes approximately $1.3 billion of debt held by affiliate EFIH.

2

Execution Version

In these negotiations, the parties focused on developing a consensual restructuring plan that would achieve a sustainable capital structure and maximize the enterprise value of EFH and its subsidiaries without causing a taxable break-up of the EFH tax group, which would trigger significant tax liabilities at EFH. Unfortunately, no proposal garnered the necessary level of support from the relevant stakeholders. Accordingly, despite more than a year of negotiations and the development and consideration of numerous restructuring proposals, EFH and its subsidiaries’ largest creditors were unable to reach an agreement on the terms of a restructuring that would maintain the existing EFH consolidated group (including its disregarded entities). The parties thus seemed destined to enter bankruptcy in April 2014 with no plan whatsoever, with the likely outcome being a break-up of the EFH group with each creditor group foreclosing on, or otherwise taking, its collateral (the assets of TCEH and EFIH) in taxable transactions. In doing so, EFH would recognize taxable gain with respect to virtually all of these assets, perhaps resulting in a tax liability in excess of $6 billion, with no ability to pay that tax. Indeed, EFH began discussions with the IRS regarding the possible implications of such a massive unpaid, uncollectible tax.

Within the last few weeks, a breakthrough occurred in the negotiations. The various creditor groups have agreed to attempt to implement a transaction pursuant to which the EFH group would be separated, but in a tax-free manner. More specifically, the idea is that TCEH would transfer its assets to a new corporation (“Spinco”) that would then be distributed to the TCEH Creditors in a tax-free spin-off. We believe that this transaction should be tax-free as a G reorganization with a distribution occurring pursuant to Section 355. However, given the dollar magnitude of the potential tax liability, the relative lack of private letter rulings or other guidance regarding G reorganizations structured as spin-offs, and the unique issues presented by the transaction (as described below), the parties agreed that such a transaction could not be accomplished without an IRS ruling.

b.	Proposed Transaction

Each of EFH, EFCH, TCEH and EFIH (and certain of their respective subsidiaries, excluding Oncor Holdings and Oncor) filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware on April     , 2014. As noted above, the filings were made pursuant to the RSA among the debtors, their creditors and certain other parties. The agreement contemplates the tax-free spin-off of Spinco but specifically conditions the transaction on the receipt of a ruling from the IRS concluding that the proposed transactions qualify as a G reorganization and a distribution under Section 355.

The separation transaction contemplated by the RSA is as follows:

1.	Before the effective date of the TCEH bankruptcy plan of reorganization (the “TCEH Plan”), TCEH will form Spinco as a limited liability company under the laws of Delaware, which will be a disregarded entity upon formation.

2.	On or before such effective date, Spinco will issue new debt (the “Spinco Debt”) to third parties (which may include the TCEH Creditors) for cash.

3

Execution Version

3.	On such effective date, the TCEH Debt (and junior debt of TCEH) will be cancelled in exchange for each creditor’s right to receive its recovery in accordance with the terms of the TCEH Plan.

4.	Immediately following such cancellation, pursuant to the TCEH Plan, TCEH will transfer all of its assets and its ordinary course operating liabilities to Spinco in exchange for which TCEH will receive (i) 100% of the newly-issued equity interests of Spinco and (ii) the cash proceeds of the Spinco Debt. None of the TCEH Debt will be assumed by Spinco (as all such debt will have been cancelled immediately prior to the transfer of assets to Spinco pursuant to the TCEH Plan).

5.	Immediately thereafter, Spinco will convert into a Delaware corporation pursuant to Delaware’s conversion statute. For federal income tax purposes, the incorporation of Spinco will be treated as if EFH contributed the Spinco assets to Spinco (a new corporation), with Spinco assuming the Spinco Debt, in exchange for all of the stock of Spinco (the “Contribution”). The Spinco Debt (together with other liabilities assumed by Spinco) is expected to exceed the tax basis in the assets transferred to Spinco by an amount approximately equal to EFH’s net operating loss carryforwards (“NOLs”).

6.	Immediately following the Contribution, TCEH will distribute all of the Spinco stock and the cash proceeds from the Spinco Debt to the TCEH Creditors (the “Distribution,” and together with the Contribution, the “Reorganization”). For federal income tax purposes, because TCEH and EFCH are disregarded entities, EFH will be treated as having made the Distribution to the TCEH Creditors.

The TCEH debt held by junior creditors (with a face amount of approximately $7.7 billion) will be cancelled in exchange for the recovery provided in the TCEH Plan. It is expected that such creditors will receive a recovery of less than $350 million cash.

Under the EFIH bankruptcy plan, which will occur simultaneously with the TCEH Plan, the first lien and second lien EFIH Creditors will receive a combination of new EFIH debt and cash, as determined by negotiations among the parties. The unsecured EFIH Creditors will receive EFH stock in a transaction that is expected to be treated as a recapitalization under Section 368(a)(1)(E). It is currently contemplated that the unsecured EFIH Creditors will own 98% of the EFH stock immediately after the bankruptcy, subject to dilution for management equity and the equity issuance described below.

The EFIH Creditors also may participate in and backstop an equity offering (or convertible DIP loan) to raise approximately $2.1 billion in exchange for approximately 65% of the EFH stock. The cash proceeds of the equity offering (or convertible DIP loan) will be used to de-lever EFIH. It is anticipated that such transaction will occur immediately after the exchange of the unsecured EFIH Creditors’ claims for EFH stock.

After all transactions described above have occurred, (i) the Spinco stock will be held 100% by the TCEH Creditors; and (ii) the EFH stock will be held 2% by the Sponsors and unsecured EFH creditors and 98% by the unsecured EFIH Creditors, subject to dilution for management equity and the approximate 65% equity issuance described above.

EFH believes that the Reorganization qualifies as a G reorganization and the Distribution qualifies under Sections 355 and 356, as described in more detail below.5

[5]	The EFIH Creditors are considering an internal restructuring of EFH at or following emergence from bankruptcy to maximize the value of EFH in the marketplace. Among the transactions being considered are (i) causing Oncor to become a disregarded entity, either by purchasing the 20% minority interest or acquiring such interest for equity in EFH, (ii) restructuring Oncor so as to permit EFH to qualify as a REIT, (iii) transferring certain of Oncor’s assets into a separate partnership or (iv) causing EFIH to become a partnership. Any such transaction will be structured such that the continuity of interest and active trade or business requirements for the Reorganization would be satisfied.

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III.	Analysis

a.	Qualification as a G Reorganization

i.	Generally

A G reorganization is statutorily defined generally as a transfer of assets by a corporation to another corporation in a title 11 or similar case, but only if, in pursuance of the plan, stock or securities of the transferee corporation are distributed in a transaction that qualifies under Section 354 (an acquisitive G reorganization), Section 355 (a divisive G reorganization) or Section 356.6 The statutory requirements of a G reorganization should be satisfied here, provided that the Distribution qualifies under Sections 355 and Section 356 (as discussed below), because EFH (the sole owner of TCEH, which is a disregarded entity) is treated as transferring assets to Spinco in the Contribution, which will occur in a bankruptcy case.7

As with any reorganization under Section 368, a G reorganization also must satisfy the nonstatutory business purpose, continuity of business enterprise (“COBE”) and continuity of interest (“COI”) requirements.8 The ruling request to be submitted will describe in detail the satisfaction of these requirements under applicable authority. For purposes of this memorandum, the focus is on the COI requirement, as this presents an area of uncertainty.

ii.	Continuity of Interest

There is no authority regarding the application of the Section 368 COI requirement to divisive G reorganizations (i.e., G reorganizations qualifying under Section 355). The Section 368 COI requirement does not apply to divisive D reorganizations in the same manner as to acquisitive reorganizations, in that divisive D Reorganizations must effectively only satisfy the Section 355 COI requirement (discussed below).9 Divisive G reorganizations should be treated similarly to divisive D reorganizations. Nevertheless, in the absence of prior guidance, the

[6]	I.R.C. § 368(a)(1)(G).
[7]	There appear to be very few private letter rulings in which the IRS has ruled on a G reorganization qualifying under Section 355. See, e.g., PLR 200345049 (Nov. 7, 2003).
[8]	Treas. Reg. § 1.368-1(b), (c).
[9]	Treas. Reg. § 1.368-1(b).

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following discussion also analyzes the Section 368 COI requirement assuming that a divisive G reorganization must satisfy such requirement in addition to the Section 355 COI requirement. Although the Section 355 COI test may differ from the Section 368 COI test, ultimately the analysis should be substantially the same as it relates to treating the creditors of an insolvent corporation as holding a proprietary interest in the corporation before and, by virtue of exchanging for shares, after the Distribution. In short, the Reorganization should satisfy the Section 368 COI requirement (as well as the Section 355 COI requirement) because the TCEH Creditors (and, for purposes of the Section 355 COI requirement, the unsecured EFIH Creditors) should be treated as holding a proprietary interest in EFH prior to the Reorganization for purposes of both COI tests.

Pursuant to the Treasury Regulations, COI “requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization,” and that such a proprietary interest is preserved “if it is exchanged for a proprietary interest in the issuing corporation.”10 In the Reorganization, the TCEH Creditors will exchange the TCEH Debt for stock of Spinco and cash. Because TCEH and EFCH are disregarded entities, the TCEH Creditors are treated as creditors of EFH for federal income tax purposes. The Spinco stock received by the TCEH Creditors clearly is a proprietary interest in Spinco (the issuing corporation). Thus, the determination of whether the Section 368 COI requirement can be satisfied in the Reorganization turns on whether the TCEH Creditors are treated as holding a proprietary interest in EFH (the target corporation) before the Reorganization.

The seminal Alabama Asphaltic case stands for the proposition that, in certain circumstances involving insolvent corporations, creditors of such corporation can be treated as holding an equity (or proprietary) interest in such corporation.11 COI Treasury Regulations finalized in 2008 codify the principles of Alabama Asphaltic, providing as follows:

A creditor’s claim against a target corporation may be a proprietary interest in the target corporation if the target corporation is in a title 11 or similar case (as defined in section 368(a)(3)) or the amount of the target corporation’s liabilities exceeds the fair market value of its assets immediately prior to the potential reorganization. In such cases, if any creditor receives a proprietary interest in the issuing corporation in exchange for its claim, every claim of that class of creditors and every claim of all equal and junior classes of creditors (in addition to the claims of shareholders) is a proprietary interest in the target corporation immediately prior to the potential reorganization to the extent provided in paragraph (e)(6)(ii) of this section.12

[10]	Treas. Reg. § 1.368-1(e)(1)(i).
[11]	Helvering v. Alabama Asphaltic Limestone Co., 315 U.S. 179 (1942).
[12]	Treas. Reg. § 1.368-1(e)(6). Although separate continuity rules contained in Treas. Reg. §1.355-2(c) apply to Section 355 transactions, this principle that creditors of an insolvent entity should be treated as owners should continue to apply. Treas. Reg. §1.355-2(c) merely refers to “one or more persons who, directly or indirectly, were the owners of the enterprise prior to the distribution or exchange”. This regulation is consistent with treating a creditor as an owner for this purpose.

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This regulation is consistent with the legislative history to the Bankruptcy Tax Act of 1980, Pub. L. 96-589, which states, “the most senior class of creditors to receive stock, together with all equal and junior classes (including shareholders who receive any consideration for their stock), should generally be considered the proprietors of the insolvent corporation for ‘continuity’ purposes.” S Rep. 96-1035, 96th Cong., 2d Sess. at 36-37, 1980-2 C.B. 620, 639 (1980).13

By virtue of TCEH and EFCH being disregarded entities, the TCEH Creditors’ claims are treated as claims against EFH (the target corporation) for tax purposes. Pursuant to the above Treasury Regulations, the TCEH Creditors (and junior creditors) should be treated as holding a proprietary interest in EFH immediately before the Reorganization because EFH is in a bankruptcy case and the amount of its liabilities exceeds the fair market value of its assets.

Once the TCEH Creditors and junior creditors are treated as proprietary interest holders in EFH, COI is determined by examining the mix of consideration received by the TCEH Creditors and junior creditors. For this purpose, it is assumed that the Spinco stock received by the TCEH Creditors will have a fair market value of approximately $10 billion.14 Comparing such stock to the $350 million cash received by the junior creditors results in over 96% COI, more than sufficient to satisfy the Section 368 COI requirement.15

Because COI should be satisfied, the Reorganization should qualify as a G reorganization, provided that the Distribution otherwise qualifies under Sections 355 and Section 356.

iii.	Tax Consequences to EFH and Spinco

Under Section 361(a), EFH recognizes no gain or loss upon the exchange of property pursuant to the Reorganization solely in exchange for stock in Spinco. Notwithstanding the nonrecognition rule in Section 361(a), Section 357(c) can cause the transferor corporation to recognize gain to the extent that liabilities assumed by the transferee corporation exceed the tax basis of the assets transferred.16

Accordingly, if the amount of liabilities assumed by Spinco from TCEH in the Contribution exceed the basis of the assets transferred (as is expected), EFH generally would be required to recognize gain under Section 357(c)(1). However, Section 357(c)(2)(B) provides an exception from such rule in the case of G reorganizations in which “no former shareholder of the

[13]	See also Atlas Oil v. Comm’r, 36 T.C. 675 (1961); Rev. Rul. 59-222, 1959-1 C.B. 80.
[14]	Under the formula set forth in Treas. Reg. § 1.368-1(e)(6)(ii)(A), only the value of the TCEH Creditors’ claims that are exchanged for Spinco stock are taken into account in determining the value of the proprietary interest in EFH held by such creditors. Thus, the cash received by TCEH Creditors does not count against the COI percentage.
[15]	COI = $10B / ($10B + $350M) = 96.6%
[16]

Although Section 357(c) generally is turned off in the consolidated group context under Treasury Regulations Section 1.1502-80(d), it is not turned off when either the transferor or transferee becomes a nonmember as a part of the same plan or arrangement. Here, Spinco is either never a member of the group or will become a nonmember as part of the Reorganization, and thus, Treasury Regulations Section 1.1502-80(d) does not turn off Section 357(c). (See requested ruling #10 below.)

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transferor corporation receives any consideration for his stock.” In this case, the Sponsors will retain a small amount of stock in the distributing corporation and, therefore, Section 357(c)(2)(B) will not apply.

The Reorganization will be structured to trigger some gain under Section 357(c), achieving a partial step-up in the basis of the assets held by Spinco after the Reorganization.17 It is contemplated that the amount of gain triggered would not exceed the NOLs available to offset such gain. Upon the Contribution, EFH will be treated as contributing the assets to Spinco and Spinco will be treated as assuming the Spinco Debt, which will exceed the tax basis of the assets transferred. As long as Section 357(c)(2)(B) does not apply, the excess liabilities assumed will trigger gain under Section 357(c). In such a case, EFH will recognize gain to the extent of such excess, providing Spinco with a partially stepped up basis in the assets.18 Separately, the TCEH Debt will be cancelled prior to the Contribution. Therefore, such debt will not be treated as assumed by Spinco for purposes of Section 357.

b.	Qualification Under Section 355

i.	Generally

Under Section 355(a) and (c), provided certain requirements are met, a distributing corporation may distribute stock or securities of a controlled subsidiary to its shareholders and security holders without causing either the distributing corporation or its shareholders and security holders to recognize income, gain, or loss. In order to qualify for tax-free treatment under Section 355, certain statutory requirements and nonstatutory requirements must be satisfied. The ruling request to be submitted will elaborate on all of those requirements.19 For purposes of this memorandum, the focus is on the issues which are not adequately addressed by existing guidance and are critical to obtaining the requested rulings.

ii.	TCEH Debt As “Securities” For Purposes of Section 355

Key to the satisfaction of Section 355 is that the TCEH Debt constitutes “securities” for purposes of Section 355. The TCEH Debt was originally issued in 2007 with a 2014 maturity date. A large portion of the debt was subject to a significant modification in 2011, which was treated as a deemed exchange for federal income purposes under Treasury Regulations Section 1.1001-3. As part of this modification, the maturity date was extended to 2017. Whether the security determination is made in 2007 or 2011, the TCEH Debt should be treated as securities.

[17]	The TCEH Creditors’ support for the proposed transaction (rather than seeking a taxable asset transfer) was premised on Spinco’s ability to increase the tax basis of the assets it would hold by an amount equal to the gain that EFH would recognize.
[18]	I.R.C. §§ 357(c)(1) (flush language), 362(b).
[19]	For example, both the distributing (EFH) and controlled (Spinco) corporations (or members of a “separate affiliated group,” as defined in Section 355(b)(3)) have been engaged in active businesses for more than five years, and control of such corporations conducting such businesses has not been acquired by EFH (distributing) in taxable transactions within that five-year period.

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iii.	The Device Requirement

Treasury Regulation Section 1.355-2(d)(1) provides that “Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and profits of the distributing corporation, the controlled corporation, or both.”20 Notwithstanding the absence of authority in the context of a divisive G reorganization, the device requirement should not apply to a distribution to creditors because such a distribution cannot be taxed as a dividend, and thus, has no potential to convert a dividend to capital gain.

iv.	The COI Requirement

After the Distribution, Spinco stock will be owned 100% by the TCEH Creditors, and EFH stock will be owned 100% by the Sponsors, unsecured EFH creditors and the unsecured EFIH Creditors. Ownership of 100% of the stock of Spinco clearly is a sufficient percentage of ownership to establish a continuity of interest. The determination of whether COI is satisfied under Section 355 turns on whether the TCEH Creditors and the unsecured EFIH Creditors are considered “owners of the enterprise” (i.e., owners of EFH) prior to the Distribution.21

The same Section 368 principles of treating creditors as proprietary interest holders in the bankruptcy or insolvency context also should apply for Section 355 COI purposes. Commentators agree that the Section 368 and Section 355 COI principles should be applied similarly:

“Given the difficulty of understanding why [COI] principles should apply differently in the section 355 context and the safeguards of the device requirement, section 355(d), and section 355(e), the authors believe that Reg. 1.355-2(c) should be modified to adopt similar principles to those contained in Reg. 1.368-1(e).”22

Thus, because the TCEH Creditors should be treated as holding a proprietary interest in EFH for Section 368 purposes (as discussed above), such creditors also should be treated as “owners of the enterprise” for Section 355 COI purposes. The same analysis holds true for the unsecured EFIH Creditors and the unsecured EFH creditors. Thus, because the TCEH Creditors will own 100% of Spinco, and the Sponsors, unsecured EFH creditors and unsecured EFIH Creditors will own 100% of EFH, after the Distribution, the Section 355 COI requirement should be satisfied.

After the Distribution, EFH expects to issue approximately 65% of its stock for $2.1 billion. However, such stock offering does not decrease the value of the interest in EFH held by the unsecured EFIH Creditors, the Sponsors and the unsecured EFH creditors and therefore should not impact COI.

[20]	Treas. Reg. § 1.355-2(d)(1).
[21]	Treas. Reg. § 1.355-2(c) provides that the COI requirement in the context of a distribution under Section 355 is satisfied if one or more persons who, directly or indirectly, were the “owners of the enterprise” prior to the distribution own, in the aggregate, an amount of stock establishing continuity of interest in each of the distributing and controlled corporation.
[22]	Thomas F. Wessel, Joseph M. Pari, and Richard D’Avino, Corporate Distributions Under Section 355, TAX STRATEGIES FOR CORPORATION ACQUISITIONS, DISPOSITIONS, DISTRIBUTIONS, JOINT VENTURES, FINANCINGS, REORGANIZATIONS AND RESTRUCTURINGS (PLI 2014).

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v.	Section 355(d)

Even if a distribution otherwise qualifies under Section 355, Section 355(d) requires recognition of corporate-level gain by a distributing corporation if a distribution of subsidiary stock or securities is a “disqualified distribution.”23 A disqualified distribution is a distribution to which Section 355 otherwise applies if, immediately after the distribution, “any person” holds a 50%-or-greater interest in either the distributing or controlled corporation consisting of “disqualified stock.”24 Generally, disqualified stock is (i) stock in the distributing or controlled corporation “purchased” within the 5-year period preceding the distribution, (ii) stock in the controlled corporation received in the distribution with respect to disqualified stock in the distributing corporation, or (iii) stock in the controlled corporation received in the distribution with respect to securities in the distributing corporation “purchased” within such 5-year period.25 Generally, stock is “purchased” if acquired in a transaction other than a carryover basis transaction or a Section 351, 354, 355 or 356 transaction.26

Even assuming that the Spinco or EFH stock is “disqualified stock,” Section 355(d) requires that a single person hold the requisite percentage of disqualified stock immediately after the distribution. No single TCEH Creditor will hold 50% or more of the stock in Spinco after the Distribution. Nor will any single unsecured EFIH Creditor hold 50% or more of EFH after the Distribution. However, Section 355(d)(7)(B) treats a group of persons acting pursuant to a plan or arrangement as a single person. The Treasury Regulations elaborate on Section 355(d)(7)(B), specifically providing that the receipt of stock by creditors in satisfaction of debt in a bankruptcy case does not cause the group of creditors to be treated as acting pursuant to a plan or arrangement under Section 355(d)(7)(B).27 Thus, neither the TCEH Creditors nor the unsecured EFIH Creditors should be treated as a single person under Section 355(d)(7)(B). Accordingly, Section 355(d) should not apply to the Distribution.

Also, EFH expects to issue stock representing an approximate 65% interest in EFH after the Distribution. Section 355(d) should not apply to such a post-Distribution equity offering. Further, no single purchaser of stock in the offering will own 50% or more of EFH and such purchasers should not be aggregated under Section 355(d).

c.	Section 355(e)

The exception to Section 355(e) under Section 355(e)(4)(B) should apply because the Distribution will be made in a title 11 case. Accordingly, none of the Distribution, any pre-closing trading of EFH debt, or post-closing trading of EFH or Spinco stock should trigger Section 355(e).

[23]	I.R.C. § 355(d)(1).
[24]	I.R.C. § 355(d)(2).
[25]	I.R.C. § 355(d)(3).
[26]	I.R.C. § 355(d)(5)(A).
[27]	Treas. Reg. § 1.355-6(c)(4)(ii).

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d.	Treatment of Spinco as Nonmember of EFH Consolidated Group

Treasury Regulations Section 1.1502-6(a) provides that the common parent and each subsidiary “which was a member of the group during any part of the consolidated return year shall be severally liable for the tax for such year.” Treasury Regulations Section 1.1502-76(b) provides that when a corporation becomes a member of a group during a consolidated return year, it becomes a member of the group as of the end of the day on which it becomes a member. Here, Spinco becomes a corporation owned by EFH and immediately thereafter becomes wholly-owned by the TCEH Creditors before the end of a single day. Accordingly, Spinco is not a member of the EFH consolidated group at the end of such day, the time at which it would be treated as a member of the group under Treasury Regulations Section 1.1502-76(b).28 Because Spinco is not a member of the group at such time, it should not be treated as ever becoming a member of the group.

e.	Allocation of EFH Earnings and Profits to Spinco

Section 312(h) provides that in a distribution or exchange to which Section 355 applies, allocation of the earnings and profits (“E&P”) of the distributing corporation and the controlled corporation shall be made under regulations prescribed by the Secretary. Treasury Regulations Section 1.312-10(a) provides that if a corporation transfers part of its assets constituting an active trade or business to a newly-created controlled corporation in a D reorganization and distributes the stock and securities of the controlled corporation in a distribution to which Section 355 applies, the E&P of the distributing corporation immediately before the transaction shall be allocated between the distributing corporation and the controlled corporation in proportion to the fair market value of the business or businesses (and interests in any other properties) retained by the distributing corporation and the business or businesses (and interests in any other properties) of the controlled corporation immediately after the transaction.

Treasury Regulations Section 1.312-10(b) provides for a different E&P allocation in the case of a Section 355 distribution of the stock or securities of an existing corporation (i.e., a Section 355 distribution that is not part of a D reorganization). Although the application of Treasury Regulations Section 1.312-10(a) is limited on its face to a Section 355 distribution as part of a D reorganization, a G reorganization is closely analogous to a D reorganization and the method under such regulation also should apply in the case of a Section 355 distribution in a G reorganization. Further, any equity offering by EFH that occurs immediately after the Reorganization (including the conversion of the DIP loan into EFH stock) should not be taken into account for purposes of allocating EFH’s E&P to Spinco because the proceeds of such an offering are not part of the “business or businesses (or interests in any other properties) retained by” EFH following the Distribution.

[28]	We note that Treas. Reg. § 1.1502-76(b)(1)(ii)(C) treats a successor to a member as a member “from the beginning of its existence.” Such regulation should not apply, however, where momentary affiliation prevents a potential successor from becoming a member of the group.

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f.	Impact on 2013 Private Letter Ruling

In April 2013, EFH effected an internal restructuring (the “2013 Reorganization”) to eliminate an approximate $20 billion excess loss account (“ELA”) and an approximate $5 billion deferred intercompany gain (“DIG”) with respect to the stock of EFCH, which was a corporation at the time. The 2013 Reorganization was the subject of PLR 201326006. In PLR 201326006, the Service ruled, among other things, that as a result of a downstream merger, the ELA was eliminated without the recognition of gain under Treasury Regulations Section 1.1502-19(b)(2) and the DIG was redetermined to be excluded from income under Treasury Regulations Section 1.1502-13(c)(6)(ii)(C).

At the time of the 2013 Reorganization, the nature of any debt restructuring of the EFH group was unknown. Specifically, it was not known (i) whether such a restructuring may have occurred in or out of a bankruptcy proceeding, (ii) whether TCEH assets or equity may be transferred to the TCEH Creditors, (iii) whether any EFH equity may be issued to any creditors of EFH and/or TCEH, or (iv) which entities may be included in any such restructuring. However, it was certain that the existence of the ELA and the DIG prevented any type of debt restructuring and the 2013 Reorganization was key to proceeding with a debt restructuring. The Reorganization should not adversely impact the conclusion of PLR 201326006.

IV.	Requested Rulings

EFH intends to request the following rulings in the Ruling Request:

1.	The Reorganization qualifies as a G reorganization and the Distribution qualifies under Sections 355 and 356.[29]

2.	The TCEH Creditors and the unsecured EFIH Creditors are treated as “owners of the enterprise” for purposes of the Section 355 COI requirement.

3.	The TCEH Creditors are treated as holding a proprietary interest in EFH prior to the Reorganization for purposes of Section 368(a)(1)(G) and the COI requirement of a G reorganization is satisfied (or alternatively, that the Reorganization need only satisfy the Section 355 COI requirement).

4.	The device requirement under Section 355(a)(1)(B) does not apply to the Distribution.

5.	The TCEH Debt constitutes “securities” of EFH for purposes of Section 355 and Section 368(a)(1)(G).

[29]	Notwithstanding the IRS ruling policy set forth in Rev. Proc. 2013-32, the proposed transaction is conditioned on the receipt of a ruling regarding the qualification of the Reorganization under Sections 368 and 355. The unique nature of the transaction and the lack of guidance on divisive G reorganizations have made the parties unwilling to proceed without such a ruling. In the words of the revenue procedure, the treatment of the transaction as a G reorganization and a Section 355 distribution is “essentially not free from doubt” even if the sub-issues described above are addressed by the ruling.

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6.	The EFIH debt held by the unsecured EFIH Creditors constitutes “securities” of EFH for purposes of Section 368(a)(1)(E).

7.	Neither the TCEH Creditors nor the unsecured EFIH Creditors will be aggregated for purposes of Section 355(d).

8.	The bankruptcy exception to Section 355(e) applies to the Distribution, any pre-Distribution trading of EFH debt, and post-Distribution trading of EFH and Spinco stock.

9.	EFH recognizes gain under Section 357(c) to the extent that the Spinco Debt and other liabilities assumed by Spinco exceed the tax basis of assets transferred to Spinco in the Contribution, and Spinco’s basis in the former TCEH assets is increased by the amount of such gain under Section 362(b).

10.	The TCEH Debt is not treated as assumed by Spinco for purposes of Section 357(c) and (d).

11.	Spinco is not treated as ever having been a member of the EFH consolidated group.

12.	EFH’s earnings and profits will be allocated between EFH and Spinco pursuant to Treasury Regulations Section 1.312-10(a) in proportion to the fair market value of the business or businesses (and interests in any other properties) retained by EFH and the business or businesses (and interests in any other properties) of Spinco immediately after the Distribution.

13.	Any equity offering by EFH that occurs immediately after the Reorganization (including the conversion of the EFIH DIP loan into EFH stock) will not be taken into account for purposes of allocating EFH’s earnings and profits to Spinco.

14.	The Reorganization will not affect the prior ruling received by EFH regarding the 2013 Reorganization.

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EXHIBIT F

TCEH DIP TERM SHEET

Execution Version

Exhibit A

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

SUMMARY OF TERMS AND CONDITIONS OF THE $4,475,000,000

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FACILITIES

(“TERM SHEET”)

Capitalized terms used but not defined in this Exhibit A will have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Borrower and other debtor-in-possession subsidiaries:	Texas Competitive Electric Holdings Company LLC (“TCEH” or the “Borrower”), as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and certain of its subsidiaries as debtors-in-possession under the Bankruptcy Code in jointly administered cases (collectively the “Cases”) in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having exclusive jurisdiction over the Cases from time to time and any Federal appellate court thereof, the “Bankruptcy Court”).

Guarantors:

All obligations under the DIP Facilities (defined below) and the other Loan Documents (defined below) will be unconditionally guaranteed by (a) Energy Future Competitive Holdings Company LLC (“EFCH”), as parent guarantor (the “Parent Guarantor”) and (b) each subsidiary of the Borrower that is currently a guarantor under the Prepetition TCEH Credit Facility (defined below), as subsidiary guarantors (each a “Subsidiary Guarantor” and, collectively with the Parent Guarantor, the “Guarantors”), subject, in each case of other subsidiaries that may be required to become guarantors under the Loan Documents, to clause (ii) of “Priority/Security” below, covenant restrictions in joint venture agreements, general statutory limitations, corporate benefit and similar principles under applicable law, contractual restrictions and to the extent such guarantee would not result in adverse tax or accounting consequences, as reasonably determined by the Borrower, or as will require that such guarantee be limited by an amount or otherwise (collectively, “Applicable Limitations”) to the extent of such Applicable Limitations, or as otherwise agreed by the Joint Lead Arrangers (defined below) and the Borrower (collectively, the “Guarantee”).

All Guarantors shall also be debtors-in-possession under the Bankruptcy Code (such Guarantors, together with the Borrower, collectively the “Debtors”).

Debtors:	The Debtors are: (i) the Borrower, (ii) the Parent Guarantor and (iii) the subsidiaries of the Borrower identified on Annex I hereto.

Prepetition Secured Facilities:

The following are collectively referred to as the “Prepetition Secured Facilities”: (i) the Credit Agreement, dated as of October 10, 2007, among EFCH, TCEH, Citibank N.A., as administrative and collateral agent (the “Prepetition First Lien Agent”), and the other parties thereto (as amended, modified or supplemented and in effect prior to the Petition Date, the “Prepetition TCEH Credit Facility”);

(ii) the 11.5% senior secured notes due October 1, 2020, issued under the indenture dated April 19, 2011, by and among TCEH and TCEH Finance, Inc., as issuers, The Bank of New York Mellon Trust Company, N.A. (“BNY”), as indenture trustee, EFCH and certain subsidiary obligors party thereto, as guarantors (the “First Lien Secured Notes”);

(iii) (a) certain obligations to the Debtors’ counterparties under certain first lien commodity hedges (the “First Lien Commodity Hedges”); and (b) certain obligations to the Debtors’ counterparties under first lien interest rate swaps (the “First Lien Interest Rate Swaps,” and together with the Prepetition TCEH Credit Facility, the First Lien Secured Notes and the First Lien Commodity Hedges, the “Prepetition First Lien Debt”), as provided in the Prepetition TCEH Credit Facility and the Restated Collateral Agency and Intercreditor Agreement dated as of October 10, 2007, as amended and restated as of August 7, 2009 (as amended, and in effect from time to time, the “First Lien Intercreditor Agreement”); and

(iv) the 15% senior secured second lien notes due April 1, 2021 and 15% senior secured second lien notes due April 1, 2021, Series B, issued under the indenture dated October 6, 2010, by and among TCEH and TCEH Finance, Inc., as issuers, BNY, as indenture trustee and collateral agent (the “Prepetition Second Lien Agent”), EFCH and certain subsidiary obligors party thereto, as guarantors, and supplemental indentures thereto (the “Prepetition Second Lien Debt”).

Eligible Pari Passu Hedges:	The Borrower shall be entitled to grant liens in the Collateral (defined below) to counterparties under certain “right-way” hedging agreements that are pari passu to the liens securing the DIP Facilities (the “Eligible Pari Passu Hedges”).

DIP Facilities:

(a) Revolver Facility: A superpriority non-amortizing revolving credit facility (the “Revolver Facility”) in an aggregate principal amount of $1,950,000,000 (the “Revolver Commitments”). Up to $800,000,000 of the Revolver Facility will be available in connection with Initial Availability (defined below) and up to $1,950,000,000 will be available in connection with Full Availability (defined below), in each case subject to the Revolver Commitments, in the form of loans for the account of the Debtors (“Revolver Loans”).

(b) Delayed-Draw Term Facility: A superpriority non-amortizing delayed draw term credit facility (the “Delayed-Draw Term Facility”) in an aggregate principal amount of $1,100,000,000 (the “Delayed-Draw

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Draw Term Commitment”) shall be made available for up to two drawings (in minimum amounts of $250,000,000 (or the remainder of the Delayed Draw Term Commitment, if less than $250,000,000)) during the period beginning on the Closing Date (it being understood and agreed that the Initial Availability for the Delayed-Draw Term Facility shall equal the full Delayed-Draw Term Commitment) and ending on the date that is 90 days after the Closing Date (the “Delayed-Draw Termination Date”), but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice (as defined below), for (i) the purpose of making loans to the Borrower to provide cash collateral to support obligations of the Debtors (or to refinance any cash collateral previously provided by the Debtors) to the Railroad Commission of Texas and/or (ii) working capital, general corporate and other purposes permitted under “Purpose: Use of Proceeds” below (collectively, the “Delayed-Draw Term Loans”). Amounts drawn under the Delayed-Draw Term Facility may not be reborrowed once repaid; provided that the Borrower will be under no obligation to elect to reduce the Delayed-Draw Term Commitments or the size of the Delayed-Draw Term Facility. Upon being drawn, Delayed-Draw Term Loans shall be deemed to constitute the same loan tranche as the Term Loans and shall have the same terms as the Term Loans.

The Delayed-Draw Term Facility shall be permanently reduced (dollar-for-dollar) by an amount (the “Delayed-Draw Term Facility Reduction Amount”) equal to the difference between $1,100,000,000 and the amount of Delayed-Draw Term Loans actually requested by and provided to the Borrower on the earlier of (1) the date of drawing of all of the Delayed-Draw Term Commitments and (2) the Delayed-Draw Termination Date (such earlier date, the “Delayed-Draw Term Facility Reduction Date”).

(c) Term Loan Facility: A superpriority non-amortizing term credit facility (the “Term Facility”) in an aggregate principal amount of $1,425,000,000 (the “Term Commitments”). Up to $800,000,000 of the Term Facility in connection with Initial Availability and up to $1,425,000,000 in connection with Full Availability, in each case subject to the Term Commitments, will be available in the form of loans for the account of the Debtors (“Term Loans” and, together with the Revolver Loans and the Delayed-Draw Term Loans, the “Loans”). Up to $800,000,000 of the proceeds of the Term Loans may be applied by the Borrower to fund the General L/C Cash Collateral Account (as defined below). Amounts drawn under the Term Facility may not be re-borrowed once repaid.

General L/C Cash Collateral Account:	To the extent so requested by the Borrower at its election, proceeds of the Term Facility may be deposited in one or more segregated depositary accounts under the name of the Borrower (collectively, the “General L/C Cash Collateral Account”) to be subject to a first priority lien in favor of the Lenders and the other secured parties under the DIP Facilities and the General Letter of Credit Issuers (as defined

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below) and shall be invested in cash and cash equivalents as directed by the Borrower (with any such gains or losses being for the account of the Borrower). For the avoidance of doubt, the commitment of the General Letter of Credit Issuers to issue General Letters of Credit shall not exceed the maximum stated amount set forth below under “General Letter of Credit Issuers”.

The Borrower may at any time draw any funds in the General L/C Cash Collateral Account to the extent of the excess of such funds over the then aggregate undrawn amount of all General Letter of Credit plus the amount of unreimbursed drawings on General Letters of Credit; provided that the relevant General Letter of Credit Issuers shall have no obligation to issue General Letters of Credit in excess of the funds in the General L/C Cash Collateral Account. Any General Letter of Credit shall have the expiration dates (and renewal terms) agreed to with the relevant General Letter of Credit Issuer.

General Letters of Credit:

Drawings under General Letters of Credit shall be reimbursed by the Borrower (whether with its own funds or, at its election, with the proceeds in the General L/C Cash Collateral Account within one (1) business day of receipt of written notice from the Administrative Agent (as defined below) or the relevant General Letter of Credit Issuer to the effect that a General Letter of Credit has been drawn upon.

To the extent that the Borrower does not so reimburse the General Letter of Credit Issuer in respect of any General Letter of Credit, the General Letter of Credit Issuer may draw in its discretion any balances on deposit in the General L/C Cash Collateral Account in an amount up to such reimbursement obligation.

RCT L/C Cash Collateral Account:

To the extent so requested by the Borrower at its election, proceeds of the Delayed-Draw Term Facility shall be funded directly to one or more segregated depositary accounts under the name of the Borrower (collectively, the “RCT L/C Cash Collateral Account”) to be subject to a first priority lien in favor of the Lenders and the other secured parties under the DIP Facilities and the RCT Letter of Credit Issuers (as defined below) and shall be invested in cash and cash equivalents as directed by the Borrower (with any such gains or losses being for the account of the Borrower). The Borrower may also draw Delayed-Draw Term Loans and use the proceeds thereof as permitted under “Purpose/Use of Proceeds” below. The RCT L/C Cash Collateral Account shall not be funded with proceeds of the Revolver Facility until the Term Facility and the Delayed-Draw Term Facility have been fully funded (or, in the case of the Delayed-Draw Term Facility, the Delayed-Draw Term Facility Reduction Date has occurred). For the avoidance of doubt, the commitment of the RCT Letter of Credit Issuers to issue RCT Letters of Credit shall not exceed the maximum stated amount set forth below under “RCT Letter of Credit Issuers”.

The Borrower may at any time draw any funds in the RCT L/C Cash Collateral Account to the extent of the excess of such funds over the

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then aggregate undrawn amount of all RCT Letter of Credit plus the amount of unreimbursed drawings on RCT Letters of Credit; provided that (x) the relevant RCT Letter of Credit Issuers shall have no obligation to issue RCT Letters of Credit in excess of the funds in the RCT L/C Cash Collateral Account and (y) such drawn amounts may not be used for any purpose other than prepaying the Term Loans or the Delayed-Draw Term Loans. Any RCT Letter of Credit shall have the expiration dates (and renewal terms) agreed to with the relevant RCT Letter of Credit Issuer.

RCT Letters of Credit:

Drawings under RCT Letters of Credit shall be reimbursed by the Borrower (whether with its own funds or, at its election, with the proceeds in the RCT L/C Cash Collateral Account within one (1) business day of receipt of written notice from the Administrative Agent or the RCT Letter of Credit Issuers to the effect that a RCT Letter of Credit has been drawn upon.

Upon a drawing under an RCT Letter of Credit, the applicable RCT Letter of Credit Issuer will draw any balances on deposit in the RCT L/C Cash Collateral Account in an amount up to the Borrower’s reimbursement obligation.

Purpose/Use of Proceeds:	The proceeds of the Term Loans and the Revolver Loans will be used, in a manner consistent with the terms of the Budget (defined below): (i) to finance any and all working capital needs and for any other general corporate purposes, including without limitation, to provide collateral support in respect of financial or physical trading transactions, including commodities transactions, and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities (including for posting bonds and remediation or reclamation obligations of any nature, complying with any statutory or regulatory requirements and for self-bonding in respect of permits and licenses) of the Debtors, (and, to the limited extent set forth below, of the Specified Affiliates), (ii) to provide for Letters of Credit and (iii) to pay related transaction costs, fees, liabilities and expenses (including all Professional Fees (defined below)) and other administration costs incurred in connection with the Cases (including Adequate Protection Payments (defined below)) and the commitment, negotiation, syndication, documentation (including any commitment letters), execution and closing of the DIP Facilities. The proceeds of the Delayed-Draw Term Loans will be used to fund the RCT L/C Cash Collateral Account. Up to $800,000,000 of the proceeds of the Term Facility may be used to fund the General L/C Cash Collateral Account. The General Letters of Credit may be used for general corporate purposes, including without limitation, providing collateral support in respect of financial or physical trading transactions, including commodities transactions related to the Debtors’ businesses and activities (and, to the limited extent set forth below, of the Specified Affiliates) and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities (including for posting bonds and remediation or reclamation obligations of any nature (such as

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with the Railroad Commission of Texas (the “RCT”)) complying with any statutory or regulatory requirements and for self-bonding in respect of permits and licenses). The RCT Letters of Credit will be used for the purpose of satisfying bonding requirements of the RCT.

Left Lead Revolving Arranger:	Deutsche Bank Securities Inc. (the “Left Lead Revolving Arranger”).

Left Lead Term Facilities Arranger:	Citigroup Global Markets Inc. (the “Left Lead Term Facilities Arranger” and, together with the Left Lead Revolving Arranger, the “Left Lead Arrangers”).

Joint Lead Arrangers:	The Left Lead Term Facilities Arranger, the Left Lead Revolving Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”), and Union Bank, N.A. (“Union Bank”, and together with the Left Lead Term Facilities Arranger, the Left Lead Revolving Arranger, MLPFS, Morgan Stanley, Barclays and RBCCM, collectively, the “Joint Lead Arrangers”).

DIP Facilities Commitments and Lenders:	The Revolver Facility, the Delayed-Draw Term Facility and the Term Facility (together with the Incremental Facilities, if any) are collectively referred to as the “DIP Facilities”. The lenders under the Revolver Facility are referred to as the “Revolver Lenders”, the lenders under the Delayed-Draw Term Facility are referred to as the “Delayed-Draw Term Lenders” and the lenders under the Term Facility are referred to as the “Term Lenders”. The Revolver Lenders, the Delayed-Draw Term Lenders and the Term Lenders (together with any lenders under the Incremental Facilities, if any) are collectively referred to as the “Lenders”. The Revolver Commitments, the Delayed-Draw Term Commitments and the Term Commitments are collectively referred to as the “Commitments”.

General Letter of Credit Issuers:	Citi and other mutually and reasonably satisfactory banks (the “General Letter of Credit Issuers”) shall provide for the issuance of General Letters of Credit cash collateralized with the proceeds in the General L/C Cash Collateral Account (the “General Letters of Credit”) in an aggregate stated amount of up to $800,000,000, which amount may be increased from time to time as may be agreed between the Borrower and the relevant General Letter of Credit Issuers.

RCT Letter of Credit Issuers:	Each of the initial Revolver Lenders, pro rata in proportion to their Revolver Commitments, and other mutually and reasonably satisfactory banks (the “RCT Letter of Credit Issuers” and together with the General Letter of Credit Issuers, the “Letter of Credit Issuers”) shall provide for the issuance of RCT Letters of Credit cash collateralized with the proceeds in the RCT L/C Cash Collateral Account (the “RCT Letters of Credit” and together with the General Letters of Credit, the “Letters of Credit”) in an aggregate stated amount of up to $1,100,000,000, but only if the Borrower shall have theretofore issued and delivered the RCT Carve Out Support Rejection Notice prior to the Delayed-Draw Termination Date.

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Administrative Agent:	Citibank, N.A. (together with its permitted successors and assigns, the “Administrative Agent” or “Agent”).

Initial Availability:

During the period commencing on the date (the “Interim Order Entry Date”) of the Bankruptcy Court’s entry of the Interim Order (defined in Annex II attached hereto) and ending on the date the Bankruptcy Court enters the Final Order (defined in Annex II attached hereto) (such period, the “Interim Period”), the Commitments shall be available to the Borrower, subject to (i) delivery by the Debtors of a Budget (defined below) and (ii) compliance with the applicable terms, conditions and covenants described in this Term Sheet in an amount as follows:

1. Revolver Facility, $800,000,000;

2. Delayed-Draw Term Facility, $1,100,000,000; and

3. Term Facility, $800,000,000, or, in each case such other amount as may be approved by order of the Bankruptcy Court, to be made available during the Interim Period in accordance with the Budget (the “Initial Availability”).

DIP Facilities Full Availability:	Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full amount of the Commitments shall be available to the Borrower subject to compliance with the applicable terms, conditions and covenants described in this Term Sheet (the “Full Availability”). Subject to the terms hereof, the balance of the DIP Facilities may be borrowed in amounts, and at intervals, to be set forth in the Loan Documents.

Incremental Facilities:

The Borrower shall be entitled to enter into one or more incremental term loan facilities (the “Incremental Term Facility”) and/or one or more Incremental Revolver facilities (the “Incremental Revolver Facility” and, together with the Incremental Term Facility, the “Incremental Facilities”) that will rank pari passu in right of payment with the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility and will have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility, in a principal amount allocated between the Incremental Facilities determined by the Borrower (x) in minimum amounts of at least $100,000,000 and (y) not to exceed the sum of (1) $750,000,000 plus (2) if the RCT Carve Out Support Rejection Notice shall have been issued and delivered prior to the Delayed-Draw Termination Date, the Delayed-Draw Term Facility Reduction Amount; provided that in each case:

(i) no Event of Default or event that upon the passage of time, the giving of notice, or both, would become an Event of Default (“Default”) under the Revolver Facility, the Delayed-Draw Term Facility or the Term Facility then exists or would exist immediately after giving effect

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thereto, and the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of the incurrence of such Incremental Facility (or, to the extent such representation and warranties relate to an earlier date, they shall be true and correct in all material respects as of such earlier date);

(ii) such Incremental Facilities may be provided by then existing Lenders or, subject to the reasonable consent of the Administrative Agent, other persons who become Lenders in connection therewith if such consent would be required for an assignment to any such Lender under the Loan Documentation (provided that no existing Lender will be obligated to provide such Incremental Facilities without its consent);

(iii) solely with respect to an Incremental Revolver Facility, pro forma compliance (assuming a full drawing of such Incremental Revolver Facility) after giving effect to all appropriate pro forma adjustments (but excluding all cash proceeds from such Incremental Revolver Facility) with the Consolidated Superpriority Secured Net Debt Leverage Test for the most recently ended quarterly test period for which financial statements are available;

(iv) the maturity date of such Incremental Facilities shall be no earlier than the maturity date of the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility, and such Incremental Facilities shall require no scheduled amortization or mandatory commitment reduction (other than pursuant to the same terms applicable to the Revolver Facility or the Term Facility, as applicable) prior to the final maturity of the Revolver Facility, the Delayed-Draw Term Facility and the Term Facility and, with respect to the Incremental Revolver Facility, shall be made pursuant to the same documentation, and (except as otherwise set forth in clause (v) below) shall be on the exact same terms, as are applicable to the Revolver Facility;

(v) the interest rates, interest margins, any rate floors, fees, original issue and other funding discounts and premiums and (subject to clause (iv) above) amortization schedule applicable to such Incremental Facility shall be determined by the Borrower and the Lenders thereunder; provided that the total yield on the Incremental Term Facility or Incremental Revolver Facility (inclusive of interest rate floors and any original issue discount or upfront fees, but excluding any customary arrangement, administrative, advisory, origination or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Facility) does not exceed the total yield on the initial Term Facility or initial Revolver Facility, as applicable, by more than 50 basis points, but the Borrower may increase the total yield on the initial Term Facility or initial Revolver Facility, as applicable, on or prior to the date of the incurrence of such Incremental Term Facility or Incremental Revolver Facility, as applicable, in order to comply with this proviso;

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(vi) except as otherwise set forth above, such Incremental Term Facility shall be on terms and pursuant to documentation to be determined between the Borrower and the Lenders thereunder; provided that to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clauses (iv) and (v) above), they shall be reasonably satisfactory to the Administrative Agent; and

(vii) the Final Order Entry Date shall have occurred.

Documentation Principles:	“Documentation Principles” means that (a) except as otherwise expressly set forth herein in this Term Sheet or the Commitment Letter, the terms and conditions of the mutually agreed definitive documentation for each of the DIP Facilities (the “Loan Documents”) shall be consistent with the terms and conditions, and in no event more burdensome on the Debtors, than the terms and conditions of the Prepetition TCEH Credit Facility; (b) the Loan Documents will be prepared on the basis of, and using as precedent, the Prepetition TCEH Credit Facility and its related collateral documents; and (c) generally all terms and conditions (including exceptions, thresholds, baskets, grace periods, cure periods and financial definitions) in the Loan Documents will be consistent with those in the Prepetition TCEH Credit Facility and its related collateral documents and in no event more burdensome on the Debtors, in each case modified solely to the extent (i) required to reflect the express terms and conditions set forth in this Term Sheet and the Commitment Letter, (ii) required to reflect the shorter tenor of the DIP Facilities, (iii) to account for the existence and continuance of the Cases, the operational needs and requirements of the Debtors and the Specified Affiliates (defined below) between the Petition Date and the Maturity Date (including as set forth in the last two paragraphs of “Negative Covenants” below) and to include provisions applicable to debtor-in-possession facilities generally (including (subject to the last two paragraphs of “Negative Covenants” below) customary changes to be mutually agreed with respect to additional restrictions on indebtedness, liens, restricted payments, asset sales and investments), and (iv) as otherwise agreed by the Borrower.

Budget:

As used in this Term Sheet and in Annex II hereto, “Budget” means the following:

Beginning on the Interim Order Entry Date, in the case of the initial Budget delivered as a condition to the closing and the funding of the Initial Availability (the “Initial Budget”), a statement of cash sources and uses of all free cash flow for the next full 3-calendar months of the Debtors (on a consolidated basis) broken down by month, including the anticipated uses of the DIP Facilities for such period, and after such 3-calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed).

The Borrower shall also provide on a monthly basis a Budget variance report/reconciliation for each calendar month (delivered no

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later than the end of the subsequent calendar month), (i) showing a statement of actual cash sources and uses of all free cash flow for the immediately preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, and shall include explanations for all material variances, and (ii) certified as to its reasonableness when made by the Borrower.

Annual Operating Forecast:

Beginning on the date 60 days after the Interim Order Entry Date (and again no later than December 1, 2014 for the business plan and operating budget covering 2015 and no later than December 1, 2015 for the business plan and operating budget covering 2016), the approved annual business plan and projected operating budget through the stated maturity date (the “Annual Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Budget, and which shall set forth the anticipated uses of the DIP Facilities for such period; the associated underlying assumptions shall be certified by the Borrower as being reasonable when made.

Both the Budget and the Annual Operating Forecast shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facilities, ordinary course administrative expenses, bankruptcy-related expenses and working capital, expected issuances and renewals of letters of credit, and other general corporate needs; provided, however, that notwithstanding anything to the contrary in this Term Sheet or in any of the Loan Documents, the Professional Fees (defined below) will be due and payable, and will be paid by the Debtors whether or not consistent with the items or amounts set forth in the Budget or the Annual Operating Forecast; and provided, further that under no circumstance will the Budget or the Annual Operating Budget be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors.

Maturity:	The maturity date of the DIP Facilities will be (and all Loans and other payment obligations under the DIP Facilities shall be repaid in full in cash on) the earliest of: (i) stated maturity, which shall be 24 months from the Closing Date (defined below) subject to a six-month extension if as of the first day of such extension (1) no Event of Default is outstanding, (2) a Plan of Reorganization has been filed, (3) a hearing has been scheduled for the confirmation of such Plan of Reorganization, (4) the Debtors are working in good faith to confirm such Plan of Reorganization, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate minimum liquidity sufficient to provide for Adequate Protection Payments through such additional six-month period plus an additional $250,000,000, and (6) the Borrower pays an extension fee in the amount of 0.25% of the then outstanding Commitments and Loans on the date of such payment to the Agent for distribution to the Lenders

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on a pro rata basis based on the respective Commitments and Loans held by each Lender (subclauses (1) through (6), the “Extension Conditions”); (ii) the effective date of any Plan of Reorganization; (iii) the date that is 45 days after the Interim Order Entry Date if the Final Order Entry Date shall not have occurred by such date; (iv) the date of the consummation of a sale of all or substantially all of the Debtors’ assets or stock under section 363 of the Bankruptcy Code; and (v) the acceleration of the Loans and termination of the Commitments under any of the DIP Facilities, including, without limitation, as a result of the occurrence and continuance of an Event of Default (any such occurrence, the “Maturity Date”); provided, however, that the Maturity Date will occur in any event no later than 30 months from the Closing Date.

Any plan of reorganization or liquidation or confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the joint and several obligations of the Debtors to the Lenders under the DIP Facilities and the Loan Documents, other than after the payment in full and in cash, to the Lenders of all obligations (other than indemnities and other contingent obligations not then due and payable and collateralized letters of credit) under the DIP Facilities and the Loan Documents on or before the effective date of such plan and the termination of the Commitments.

Closing Date:	The date on which the specified portion of the Commitments is made available for borrowings under the DIP Facilities (the “Closing Date”), which shall be no later than five (5) business days after the Interim Order Entry Date, subject to satisfaction (or waiver) of the applicable conditions precedent set forth herein.

Amortization:	None. For the avoidance of doubt, there will be neither an excess cash flow sweep nor scheduled amortization under the DIP Facilities.

Interest Rate and Fees:	As set forth on Annex III.

Borrowing Procedure:

To be consistent with the Documentation Principles, including as follows:

Borrowings under the Revolver Facility will be in minimum amounts of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the applicable Commitments), except for deemed draw requests upon the Agent’s delivery of a Carve Out Trigger Notice.

The Term Facility will be available in single draws on or after the date the Interim Order or the Final Order is entered in respect of the portion of the Term Facility available on each such date in accordance with “DIP Facilities Initial Availability” and “DIP Facilities Full Availability” above.

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Borrowing requests under each DIP Facility shall be made (i) on three business days’ notice, in the case of Loans bearing interest at a rate based on LIBOR (“LIBOR Loans”) and (ii) on one business day’s notice, in the case of Loans bearing interest based on the Alternate Base Rate (“ABR Loans”); provided that Loans funded and Letters of Credit issued on the Interim Order Entry Date will be funded or issued on the basis of a same day notice.

Currency:	Borrowings will be made in U.S. Dollars. All payments under the DIP Facilities will be made without setoff or counterclaim.

Voluntary Prepayments and Commitment Reductions:

To be consistent with the Documentation Principles, including as follows:

The Borrower may repay outstanding Term Loans and Delayed-Draw Term Loans and/or reduce the Term Commitments and/or Delayed-Draw Term Commitments at any time without premium or penalty, including without any make-whole premium (other than breakage costs, if applicable on the amount of the prepayment or reduction) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the outstanding amount of applicable Loans), and, each partial reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the relevant Commitment).

The Borrower may repay the Revolver Loans under the Revolver Facility and/or reduce the Revolver Commitments at any time without premium or penalty (other than breakage costs, if applicable) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the outstanding amount of applicable Loans), and, in the case of reduction of the Revolver Commitments, each partial reduction shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the remaining available balance of the Revolver Commitments).

Mandatory Prepayments:	The following mandatory prepayments shall be required, subject, in each case, to reinvestment rights, exceptions and mechanics consistent with the Documentation Principles:

	1.	Asset Sales: Prepayments of the DIP Facilities in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets (other than any such proceeds received prior to the date of commencement of the Cases) of the Debtors, other than net cash proceeds of sales or other dispositions of power, capacity, energy, ancillary services and other products, inventory and services or contracts related to any of the foregoing (in each case, whether in physical, financial or other form), any dispositions between the

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Debtors, any dispositions consisting of leases and sub-leases and any other sales or dispositions in the ordinary course of business or consistent with past practice, and subject, in each case, to any Applicable Limitations and additional exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

	2.	Insurance Proceeds: Prepayments of the DIP Facilities in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Debtors (other than any such proceeds received prior to the date of commencement of the Cases), subject to any Applicable Limitations and with restrictions to be mutually agreed, and subject to exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

	3.	RCT Letter of Credit Exposure. On any date that the outstanding RCT Letter of Credit exposures exceed the balance on the RCT L/C Cash Collateral Account (an “Excess RCT L/C Exposure”), not later than within two (2) business days from written notice by the applicable RCT Letter of Credit Issuer of the existence of such Excess RCT L/C Exposure, the Borrower will either (i) deposit additional cash in the RCT L/C Cash Collateral Account or otherwise cash collateralize (at 100%) an amount at least equal to such Excess RCT L/C Exposure, or (ii) cause the reduction of any outstanding RCT Letters of Credit exposure in an amount at least equal to such Excess RCT L/C Exposure.

4.

General Letter of Credit Exposure. On any date that the outstanding General Letter of Credit exposures exceed the balance on the General L/C Cash Collateral Account (an “Excess General L/C Exposure”), not later than within two (2) business days from written notice by the applicable General Letter of Credit Issuer of the existence of such Excess General L/C Exposure, the Borrower will either (i) deposit additional cash in the General L/C Cash Collateral Account or otherwise cash collateralize (at 100%) an amount at least equal to such Excess General L/C Exposure, or (ii) cause the reduction of any outstanding General Letters of Credit exposure in an amount at least equal to such Excess General L/C Exposure.

Notwithstanding the foregoing, no mandatory prepayments pursuant to clauses 1 and 2 above shall be due in respect of net cash proceeds that (x) do not exceed $25,000,000 in respect of a single mandatory prepayment event and (y) do not exceed $100,000,000 in respect of the aggregate amount of net cash proceeds of all mandatory prepayment events

Application of Mandatory Prepayments:	Any mandatory prepayments (other than as set forth in paragraph 3 of “Mandatory Prepayments” above) shall be applied first to the Term Facility and the Delayed-Draw Term Facility until paid in full, and then to the Revolver Facility (without any permanent reduction in commitments thereof).

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RCT Reclamation Support Carve Out:

Unless and until the Borrower issues the RCT Carve Out Support Rejection Notice, all amounts up to $1,100,000,000 required to be paid to the RCT pursuant to amounts due and owing in respect of reclamation obligations incurred by the RCT will constitute the RCT Reclamation Support Carve Out, and such RCT Reclamation Support Carve Out will be senior to the Obligations and to any other obligations or liabilities of the Debtors (other than, and subject in any event to, the Carve Out).

If the RCT denies or rejects the TCEH Debtors’ application to utilize the RCT Reclamation Support Carve Out to satisfy RCT’s bonding requirements, then the Borrower shall be obligated to promptly terminate and permanently reduce to $0 the RCT Reclamation Support Carve Out by issuing and delivering a notice in writing to the Administrative Agent, and the RCT shall thereafter cease to have any rights in respect of the RCT Reclamation Support Carve Out (the “RCT Carve Out Support Rejection Notice”).

Priority/Security:

All obligations of the Debtors to the Administrative Agent, the Lenders, and the Letter of Credit Issuers (such persons, collectively, the “DIP Secured Parties”) under the Loan Documents (the “Obligations”) including all Loans made under the DIP Facilities, shall, subject to the Carve Out (defined below) and the RCT Reclamation Support Carve Out, at all times:

	(i)	pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claim status in the Cases, on a pari passu basis;

	(ii)	pursuant to Bankruptcy Code section 364(c)(2), be secured by the following:

a perfected first-priority lien on substantially all now owned or hereafter acquired assets and property of the Debtors, including real and personal property, plant and equipment, the RCT L/C Cash Collateral Account, the General L/C Cash Collateral Account, cash and the proceeds of each of the foregoing the (“Collateral”); provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document, (x) “Excluded Stock and Stock Equivalents”, “Excluded Subsidiaries” and any “Excluded Property” (each as defined in the Prepetition TCEH Credit Facility and the “Credit Documents” (as defined therein)) will be excluded from the Collateral, and (y) in any event all “Guarantors” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date will be Guarantors and their assets will constitute “Collateral” to the same extent constituting “Collateral” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date; provided, further, that the Collateral shall exclude the Debtors’ claims and causes of

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action under Chapter 5 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”), but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise; provided, further, that notwithstanding the Documentation Principles, the Collateral shall include (i) stock and stock equivalents of “Immaterial Subsidiaries” (as defined in the Prepetition TCEH Credit Facility) that are Debtors, (ii) deposit accounts and cash, and (iii) any other assets that were excluded from Collateral in the Prepetition Credit Facility due to practicality or the necessity of obtaining third party consents or taking other additional steps, but only to the extent that a lien in such Collateral may be perfected by the entry of the Interim Order and the Final Order. In addition, “Excluded Subsidiary” will include with respect to any actual or purported Obligation (including pursuant to any guarantee or grant of security) with respect to any “swap” (as defined under the Commodity Exchange Act) (after giving effect to keepwell agreements in the Loan Documents) entered into by the Parent Guarantor, the Borrower or Subsidiary Guarantor thereof that is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such “swap” Obligation is incurred, or in the case of an Obligation resulting from a guarantee (or grant of security) at the later of the time such guarantee (or grant of security) is entered into and the time such “swap” obligation being guaranteed (or secured) is incurred. For the avoidance of doubt, Collateral will also exclude the following: (a) those assets over which the granting of security interests in such assets would be prohibited by contract (other than any in respect of any of the Prepetition Secured Facilities), applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as determined in good faith by the Borrower, (b) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (c) assets in respect of which the granting or perfection of a lien would violate any applicable law or regulation (including regulations adopted by FERC, the Public Utility Commission of Texas and/or the Nuclear Regulatory Commission), and (d) subject to the requirement that all “Guarantors” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date will be Guarantors and their assets will constitute “Collateral” to the same extent constituting “Collateral” pursuant to the Prepetition TCEH Credit Agreement immediately prior to the Petition Date, other exceptions (i) to be mutually agreed upon or (ii) that are

15

usual and customary for facilities of this type for affiliates of the Borrower will not constitute “Collateral”); provided, however, notwithstanding anything to the contrary contained herein, to the extent the security interest in such Collateral may be perfected by the entry of the Interim Order and the Final Order, neither the Borrower nor any Guarantor shall be required to obtain, provide or execute any mortgage or control agreement in favor of the Agent or any other DIP Secured Party with regard to any Collateral nor shall the Borrower or any Guarantor be required to obtain a certificate of title evidencing the security interest of the Agent or any other Secured Party with respect to any Collateral;[1]

in each case, to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases;

(iii)  pursuant to Bankruptcy Code section 364(c)(3), be secured by the following:

a perfected lien on all Collateral;

to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under any of the Prepetition Secured Facilities referred to above (excluding the “Deposit L/C Loan Collateral Account” to the extent of the “Deposit L/C Obligations” (each as defined in the Prepetition TCEH Credit Facility) (the “Prepetition Deposit L/C Collateral”)), which liens shall be primed by the liens securing the DIP Facilities, the Carve Out and the liens securing the Eligible Pari Passu Hedges described in such clause); and

(iv)   pursuant to Bankruptcy Code section 364(d), be secured by the following:

a perfected priming first-priority lien on all Collateral;

to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Cases, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors that secure the obligations of the Debtors under or in connection with the Prepetition Secured Facilities (including, for the avoidance of doubt, with respect to EFCH

[1]	To the extent “Excluded Assets” is to be limited at the request of the Joint Lead Arrangers in the manner set forth above, the Debtors and the Joint Lead Arrangers agree that the exclusions initially proposed by the Debtors on September 15, 2013 will be reinstated in full in the definition of “Excluded Assets” for purposes of any exit facility collateral.

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as parent guarantor under the Prepetition TCEH Credit Facility, but excluding the Prepetition Deposit L/C Collateral (which shall be subject to the lien set forth in clause (iii) above);

subject, in each case, to the Carve Out and the RCT Reclamation Support Carve Out.

All liens securing the Obligations, the Adequate Protection Liens (defined below), the 507(b) Claim (as defined below), the Eligible Pari Passu Hedges, and any and all other forms of adequate protection, liens or claims securing the Obligations and all other prepetition obligations of the Debtors, including the liens and security interests granted to the respective lenders, counterparties and holders pursuant to and in connection with the Prepetition Secured Facilities (the “Existing Primed Creditors”) (including all security agreements, pledge agreements, mortgages, deeds of trust and other security documents executed by any of the Debtors in favor of the agents under the Prepetition Secured Facilities, for its benefit and for the benefit of the any secured party under or in connection with the Prepetition Secured Facilities), shall be subject and subordinate to the Carve Out and the RCT Reclamation Support Carve Out; provided, however, that cash or other amounts of cash equivalents on deposit to cash collateralize Letters of Credit shall not be subject to the Carve Out or the RCT Reclamation Support Carve Out.

The “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees and expenses (the “Professional Fees”) incurred by persons or firms (“Debtor Professionals”) retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code and any official committee of unsecured creditors (the “Committee” and, together with the Debtor Professionals, the “Professional Persons”) appointed in the Cases pursuant to section 1103 of the Bankruptcy Code at any time before or on the first Business Day following delivery by the Agent of a Carve Out Trigger Notice (defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Professional Fees of Professional Persons in an aggregate amount not to exceed $50,000,000 incurred after the first Business Day following delivery by the Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Agent to the Debtors, their lead restructuring counsel, the United States Trustee, and lead counsel to the

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Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the Obligations under the DIP Facilities, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

On the day on which a Carve Out Trigger Notice is given by the Agent to the Debtors, the Carve Out Trigger Notice shall (i) be deemed a request by the Debtors for Loans under the Revolver Commitment (on a pro rata basis based on the then outstanding Revolver Commitments), in an amount equal to the then unpaid amounts of the Professional Fees (any such amounts actually advanced shall constitute Revolver Loans), and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at Revolver Facility Administrative Agent in trust to pay such then unpaid Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the same day on which a Carve Out Trigger Notice is given, the Carve Out Trigger Notice shall also be deemed a draw request and notice of borrowing by the Debtors for Loans under the Revolver Commitment (on a pro rata basis based on the then outstanding Revolver Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Revolver Loans). The Debtors shall deposit and hold such amounts in a segregated account at Administrative Agent in trust to pay such Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the first Business Day after the Agent gives such notice to such Revolver Lenders, notwithstanding the existence of a Default or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for Revolver Loans under the Revolver Facility or the occurrence of the Maturity Date, each Revolver Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the Agent such Revolver Lender’s pro rata share with respect to such Borrowing in accordance with the Revolver Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Carve Out set forth above, but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Prepetition Secured Facilities in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above, and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders,

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unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Prepetition Secured Facilities in accordance with their rights and priorities as of the Petition Date.

Notwithstanding anything to the contrary in the Loan Documents, the Interim Order or the Final Order, following delivery of a Carve Out Trigger Notice, the Agents and the Prepetition First Lien Agents shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Agents for application in accordance with the Loan Documents.

Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans or increase or reduce the Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Professional Fees shall not affect the priority of the Carve Out and (iii) in no way shall the Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, any Budget, the Initial Budget, any Annual Operating Forecast or any of the foregoing be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors. The Debtors shall not assert or prosecute, and no portion of the proceeds of the DIP Facilities, the Collateral, or the Carve Out, and no disbursements set forth in the Budget, shall be used for the payment of professional fees, disbursements, costs or expenses incurred by any person in connection with (a) preventing, hindering or delaying any of the Prepetition First Lien Agent’s, the Prepetition First Lien Creditors’, the Agent’s or the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred and after the Remedies Notice Period, (b) objecting or challenging or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations, the DIP liens, the obligations and liens under the Prepetition Secured Facilities, or any other rights or interest of any of the Agent, the Lenders, the Prepetition First Lien Agent or any Prepetition First Lien Creditor, or (c) asserting, commencing or prosecuting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, any Lender, the Prepetition First Lien Agent, any Prepetition First Lien Creditor or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees; provided, however, that the foregoing shall not restrict the Debtors from using proceeds of the DIP Facilities to seek to use cash collateral on a non-consensual basis or prosecuting a plan of reorganization over the objection of the Prepetition First Lien Creditors; provided, further, that the Carve Out and such collateral proceeds and loans under the Loan Documents may be used for allowed fees and expenses, in an amount not to exceed $250,000 in the aggregate, incurred solely by the Committee, if appointed, in investigating (but not commencing or prosecuting) the validity, enforceability, perfection,

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priority or extent of the liens under the Prepetition Secured Facilities. Any party granted standing by the Bankruptcy Court other than the Committee must commence any claims against the Prepetition First Lien Agents no later than seventy-five (75) calendar days following entry of the Interim Order, and, with respect to the Committee, if appointed and granted standing by the Bankruptcy Court, no later than sixty (60) calendar days after its formation.

The liens on the Collateral securing the Prepetition Secured Facilities shall be junior and subordinate to the Carve Out, the RCT Reclamation Support Carve Out, the liens securing the Obligations, the Adequate Protection Liens, and the liens securing the Eligible Pari Passu Hedges. All of the liens described herein shall be effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Adequate Protection:

Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Prepetition First Lien Agent, for the benefit of itself and the holders of claims on account of Prepetition First Lien Debt (the “Prepetition First Lien Creditors”) and the Prepetition Second Lien Agent, for the benefit of itself and the holder of claims on account of Prepetition Second Lien Debt (the “Prepetition Second Lien Creditors”), in each case, shall be granted the following adequate protection (collectively, the “Adequate Protection”) of the security interests of the Prepetition First Lien Creditors in the Collateral securing the Prepetition First Lien Debt (including, without limitation, cash collateral) (the “Prepetition First Lien Collateral”) and of the security interests of the Prepetition Second Lien Creditors in the Collateral securing the Prepetition Second Lien Debt (including, without limitation, cash collateral) (the “Prepetition Second Lien Collateral”), and equal in amount to, any diminution in the value (collectively, the “Diminution in Value”) of such prepetition security interests of such Prepetition First Lien Creditors and Prepetition Second Lien Creditors, respectively, calculated in accordance with section 506(a) of the Bankruptcy Code, whether or not the Diminution in Value results from the sale, lease or use by the Debtors of the Prepetition First Lien Collateral or Prepetition Second Lien Collateral, as applicable, the priming of the prepetition security interests of such Prepetition First Lien Creditors or Prepetition Second Lien Creditors, as applicable, or the stay of enforcement of any prepetition security interests arising from section 362 of the Bankruptcy Code, or otherwise:

(a)    Adequate Protection Liens. As security for and solely to the extent of any Diminution in Value of their prepetition security interests, the Prepetition First Lien Agent shall be granted for its benefit and the benefit of the applicable Prepetition First Lien Creditors and the Prepetition Second Lien Agent shall be granted for its benefit and the benefit of the applicable Prepetition Second Lien Creditors, respectively, effective and perfected as of the Interim Order Entry Date and without the

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necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a replacement security interest in and lien on the Collateral (together, the “Adequate Protection Liens”), subject and subordinate only to (i) the Carve Out, (ii) the RCT Reclamation Support Carve Out, (iii) the liens securing the DIP Facilities, (iv) the liens securing the Eligible Pari Passu Hedges, which Adequate Protection Liens shall, inter se, rank in the same relative priority and right as do the respective security interests and liens of the respective Prepetition First Lien Creditors and Prepetition Second Lien Creditors, as applicable, as of the Petition Date.

(b)    Super-Priority Claim. To the extent of any Diminution in Value of the Prepetition First Lien Creditors or the Prepetition Second Lien Creditors, in their respective prepetition security interests, the Prepetition First Lien Agent, on behalf of itself and the applicable Prepetition First Lien Creditors and the Prepetition Second Lien Agent, on behalf of itself and the applicable Prepetition Second Lien Creditors, respectively, shall be granted, subject to the payment of the Carve Out, a superpriority administrative expense claim pursuant to section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Agent and the Lenders and other secured parties under the DIP Facilities (the “507(b) Claim”), which 507(b) Claim shall, inter se, rank in the same relative priority and right as do the respective claims of the Prepetition First Lien Creditors and Prepetition Second Lien Creditors, as applicable, as of the Petition Date; provided that the Prepetition First Lien Agent and Prepetition First Lien Creditors and the Prepetition Second Lien Agent and Prepetition Second Lien Creditors shall not receive or retain any payments, property or other amounts on account of the 507(b) Claim or on account of the Prepetition First Lien Debt or Prepetition Second Lien Debt, as applicable, unless and until the Obligations (other than indemnities and/or contingent obligations not then due and payable) and the Eligible Pari Passu Hedges have indefeasibly been paid in cash in full.

(c)    Fees and Expenses. The Prepetition First Lien Agent shall receive (for the benefit of the lenders under the Prepetition Secured Facilities) from the Debtors current cash payments of all reasonable and documented out-of-pocket fees and expenses of professionals payable pursuant to the engagement letters dated as of February 1, 2013, with Millstein & Co., L.P., financial advisors to certain of the Prepetition First Lien Creditors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, as lead counsel to certain of the Prepetition First Lien Creditors, plus the reasonable and documented professional fees and expenses of Young Conaway Stargatt & Taylor, LLP, as local counsel to certain of the Prepetition First Lien Creditors,

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promptly upon receipt of invoices therefor, after providing the U.S. Trustee and counsel to any statutory committee with copies of the invoices and a ten day period to object.

As additional adequate protection, the Prepetition First Lien Agent, on behalf of itself and the other Prepetition First Lien Creditors thereunder, may be granted the following:

Adequate Protection Payments. The Prepetition First Lien Agent on behalf of the Prepetition First Lien Creditors may receive from the Debtors periodic adequate protection payments (the “Adequate Protection Payments”) in an amount resulting from applying (including, if any, settlement or termination amounts owed under the First Lien Commodity Hedges and any letter of credit fees, in each case in accordance with respective terms of the relevant Prepetition First Lien Debt) a per annum rate equal to LIBOR + 450 basis points to the aggregate outstanding amount of Prepetition First Lien Obligations as of the Petition Date in respect of such relevant periods ending after the Petition Date (and not, for the avoidance of doubt, at any different rate set forth in any of the Prepetition First Lien Debt); provided, however, that any Adequate Protection Payment shall be without prejudice, and with a full reservation of rights, as to whether such payment should be recharacterized or reallocated pursuant to section 506(b) of the Bankruptcy Code as principal payments under the Prepetition First Lien Debt (whether as to principal, interest or otherwise). The Adequate Protection Payments and the expenses paid by the Debtors pursuant to clause (c) of “Adequate Protection” do not themselves result in Diminution in Value. The Adequate Protection Payments will be calculated on a monthly basis, and be due and payable on the first business day of each month occurring after the first full month following the Petition Date.

The Prepetition First Lien Agent on behalf of Prepetition First Lien Creditors shall also receive (i) the Budget, (ii) the Annual Operating Forecast and (iii) to the extent given to the Lenders, reasonable access to the Debtors’ records and information.

Representations and Warranties:

Each of the Debtors under the DIP Facilities will make only the following representations and warranties, consistent with the Documentation Principles and (for the avoidance of doubt) each as modified as necessary to reflect the commencement of the Cases and events leading up to and following commencement.

Financial statements; no Material Adverse Event since the Petition Date; existence and good standing, authorization and validity; compliance with law; corporate power and authority; due authorization, execution, deliver and enforceability of Loan Documents; no conflict with law, organizational documents, unstayed orders and decrees or post-petition material contractual obligations; no material unstayed litigation; no

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default; ownership of property; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; OFAC; FCPA; anti-terrorism laws and anti-money laundering laws; effectiveness of the Interim Order and the Final Order; creation, validity, perfection and priority of lien securing the DIP Facilities; and accuracy of disclosure. Notwithstanding anything in the Commitment Letter, the Fee Letter, this Term Sheet or any Loan Document to the contrary, the Debtors will not provide any representation or warranty concerning solvency.

As used herein and in the Loan Documents, a “Material Adverse Event” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Debtors (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party, or the rights and remedies of the Agent, the Letter of Credit Issuers and the Lenders under the Loan Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Event), and provided, further, that nothing disclosed in any of the following filings by EFH and/or EFCH (1) the Annual Report on Form 10-K for the year ended December 31, 2013 as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the Joint Lead Arrangers at least 2 days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Event.

Covenants:

- Financial Covenant:

Each of the Debtors under the DIP Facilities will agree only to the following financial covenant (subject to the Documentation Principles):

Solely with respect to the Revolver Facility, on the last day of any fiscal quarter (but in no event earlier than June 30, 2014) (each, a “Test Date”), a Consolidated Superpriority Secured Net Debt leverage test pursuant to which on each such Test Date the ratio of (i) the outstanding principal amount of Term Loans, plus the outstanding principal amount of Delayed-Draw Term Loans, plus the aggregate amount of undrawn Revolver Commitments, the aggregate principal amount of Revolver

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Loans then outstanding to (ii) Consolidated EBITDA may not exceed (x) if the RCT Carve Out Support Rejection Notice has not been issued or delivered on or prior to the applicable Test Date, 3.50 to 1.00 and (y) on all other Test Dates, 4.50 to 1.00 (the “Consolidated Superpriority Secured Net Debt Leverage Test”);

The Consolidated Superpriority Secured Net Debt and the Consolidated EBITDA will be defined in a manner consistent with the Documentation Principles (including as to netting of unrestricted cash but without giving effect to any cap thereon; provided, however, that cash in the RCT L/C Cash Collateral Account and the General L/C Cash Collateral Account will not be netted).

“Consolidated EBITDA” will include, in addition to such add-backs as are consistent with the Documentation Principles, add-backs on account of (with each underlying definition to be defined in a manner consistent with the Documentation Principles) (i) restructuring-related or other similar charges, fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with the DIP Facilities, the Cases, any reorganization plan in connection with the Cases, any “exit” credit agreements or financings, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the Debtors and their subsidiaries; and (ii) the amount of any losses, costs, fees and expenses on disposition of receivables and related assets in connection with any Permitted Receivables Financing, and any losses, costs, fees and expenses in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise of remedies) of any Permitted Receivables Financing.

Notwithstanding the foregoing, the Consolidated EBITDA in respect of the following periods shall be as follows:

Period	Consolidated EBITDA
Fiscal Quarter ending 9/30/13	$500,000,000
Fiscal Quarter ending 12/31/13	$300,000,000
Fiscal Quarter ending 3/31/14	$350,000,000
Fiscal Month ending 4/30/14	$10,000,000

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- Affirmative Covenants:

Each of the Debtors under each of the DIP Facilities (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following affirmative covenants (consistent with, in each case, the Documentation Principles):

(a)    delivery of (i) periodic updates of the Budget and monthly variance reports and (ii) quarterly and annual financial statements;

(b)    delivery of monthly reports with respect to asset sales, cost savings, and other matters reasonably requested by the Agent;

(c)    delivery to the Agent and its legal counsel, at least 2 business days in advance of filing with the Bankruptcy Court, of all proposed “first day” pleadings and proposed orders, which must be in form and substance reasonably satisfactory to the Agent (but in the case of the order governing cash management and the order governing adequate protection, shall be satisfactory in form and substance to the Agent);

(d)    delivery to the Agent and its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court, of any plan or reorganization or liquidation and/or any disclosure statement related to such plan, which must be in form and substance reasonably satisfactory to the Agent; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facilities, such provisions must be in form and substance satisfactory to the Agent;

(e)    delivery to the Agent as soon as practicable in advance of filing with the Bankruptcy Court of the Final Order (which must be in form and substance satisfactory to the Agent), all other proposed material orders and pleadings related to the DIP Facilities (which must be in form and substance reasonably satisfactory to the Agent);

(f)     file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto, each in form and substance reasonably satisfactory to the Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facilities, such provisions must be in form and substance satisfactory to the Agent;

(g)    maintenance of cash management system in accordance with the orders entered in the Cases, which orders shall be in form and substance satisfactory to the Agent;

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(h)    contest, if requested by the Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Agent or the Lenders or their respective material rights and remedies under the DIP Facilities in any of the Cases;

(i)     additional reporting reasonably requested by the Agent, including, without limitation, with respect to litigation, contingent liabilities, Defaults, ERISA, environmental liabilities and Material Adverse Events;

(j)     reasonable access to information (including historical information) and personnel (during normal business hours), including, regularly scheduled meetings as mutually agreed with senior management of the Borrower and other company advisors (during normal business hours), and a subset of the Agent and Millstein & Co., L.P. (“Lenders’ Financial Advisor”), and Lenders’ Financial Advisor shall be provided with access to all information it shall reasonably request and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities;

(k)    if not already obtained, commercially reasonable efforts to obtain ratings from each of Moody’s and Standard & Poor’s as soon as reasonably practicable following the Closing Date; and

(l)     only such additional affirmative covenants (as modified to account for the commencement and continuance of the Cases and other express provisions in this Term Sheet and the Commitment Letter) as are consistent with the Documentation Principles.

- Negative Covenants:

Each of the Debtors under each of the DIP Facilities (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following negative covenants, consistent with, in each case, the Documentation Principles:

(a)    prohibition on creating or permitting to exist any liens on any assets, other than liens securing the DIP Facilities and any permitted liens consistent with the Documentation Principles (which liens shall include, among others, scheduled liens in existence on the Closing Date) and other liens described in “Priority/Security” above;

(b)    prohibition on creating or permitting to exist any other superpriority administrative expense claim or “claim” that is pari passu with or senior to the claims of the Lenders under the DIP Facilities (in each case, other than the Carve-Out, the RCT Reclamation Support Carve-Out or the Obligations);

(c)    prohibition on making adequate protection payments to, or otherwise providing adequate protection for, the Prepetition

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First Lien Creditors or the Second Lien Creditors other than as provided for in this Term Sheet and contained in the Interim Order, the Final Order and/or any cash collateral order;

(d)    prohibition on the use of proceeds of the DIP Facilities or the Letters of Credit for purposes other than those described in this Term Sheet and contained in the Interim Order and Final Order;

(e)    limitations on disposing of assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363);

(f)     prohibition on modifying or altering in any material manner the nature and type of its business (taken as a whole) except as required by the Bankruptcy Code or orders entered by the Bankruptcy Court;

(g)    prohibition on prepaying prepetition Indebtedness (other than for the avoidance of doubt, any payments under any financial or physical trading transaction, including commodities transactions, except as expressly provided for in the Loan Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court upon pleadings in form and substance reasonably satisfactory to the Agent);

(h)    prohibition on consenting to the termination or reduction of the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or failing to object to any motion by a party in interest (other than a Lender or the Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Agent; and

(i)     such additional negative covenants (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles.

It is understood that there shall be no covenants regarding minimum required commodity hedging or trading arrangements. In addition, transactions (including any payments to affiliates) provided for in any shared services or similar agreement (“Shared Services Agreement”), any tax sharing agreements (“Tax Sharing Agreements”), any sublease of property from any Specified Affiliate to the Borrower or any of its restricted subsidiaries (“Property Subleases”), and certain other agreements or arrangements to be agreed to, each as in effect on the date of the Commitment Letter (and as amended, supplemented or modified in a manner that is not materially adverse to the interests of the Lenders in their capacity as such) and/or contemplated in the Initial Budget or any other Budget

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that has been approved by the Agent and the majority of the Lead Arrangers from time to time (if any) in respect of any applicable period will in any event be permitted by the Loan Documents.

The DIP Facilities will include exceptions from the relevant covenants allowing for the existence of liens, the posting of cash collateral, the issuance of letters of credit, self-bonding and/or the making of other deposits for the benefit of any trading counterparties (including commodity hedging obligations), utilities, governmental and quasi-governmental entities (including the Federal Energy Regulatory Commission, ERCOT, the Nuclear Regulatory Commission, the Public Utility Commission of Texas and the Railroad Commission of Texas), in each case in respect of any contractual, statutory and regulatory requirements (including for purposes of posting bonds and remediation obligations of any nature (including mining reclamation bonds), complying with any contractual, statutory or regulatory requirements, and for self-bonding in respect of the Debtors’ and Specified Affiliates’ permits and licenses). Further, the DIP Facilities will include exceptions from the relevant covenants allowing for investments and/or restricted payments (in the form of intercompany loans, intercompany funding or otherwise) and transactions with affiliates between the Borrower, any of its subsidiaries, and the Specified Affiliates pursuant to which the Borrower may fund investments in an amount to be agreed at any time outstanding in, and, in addition, perform ordinary course transactions under the intercompany cash management systems (including pursuant to any Shared Services Agreements, any Tax Sharing Agreements, or Property Sublease and certain other agreements or arrangements to be agreed to) to the Specified Affiliates during the pendency of the Cases.

“Specified Affiliates” means, collectively, the following affiliates of the Borrower: (i) Comanche Peak Nuclear Power Company LLC; (ii) EFH Corporate Services Company; (iii) EFH Properties Company; (iv) Energy Future Holdings Corp; and (v) solely for the purpose of permitting ordinary course intercompany cash management activities subject to the order governing cash management, Oncor Electric Delivery Holdings Company LLC and its subsidiaries.

Events of Default:

The occurrence and continuance of any of the following events shall constitute an Event of Default under the DIP Facilities (consistent, in each case, with the Documentation Principles):

(a)    The Final Order Entry Date shall not have occurred within 45 days after the Interim Order Entry Date;

(b)    Any of the Cases shall be dismissed or converted to a Chapter 7 Case;

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(c)    A trustee, receiver, interim receiver, receiver or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4));

(d)    Any other superpriority administrative expense claim or “claim” which is pari passu with or senior to the claims of the Agent or the Lenders under the DIP Facilities (other than in each case the Carve Out, the RCT Reclamation Support Carve Out or the Obligations) or any lien that is pari passu with or senior to the liens of the Agent or the Lenders under DIP Facilities shall be granted in any of the Cases, except with the prior written consent of the Agent or to the extent such lien constitutes a permitted lien under the Loan Documents;

(e)    The Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors that have an aggregate value in excess of $150,000,000;

(f)     The Borrower shall default in the payment of (i) principal on the Loans when due or reimbursement obligations in respect of any Letter of Credit; or (ii) interest or fees, and such default shall continue for more than five (5) days;

(g)    Any representation or warranty made or deemed made by any Debtor in any Loan Document shall prove untrue in any material respect on the date as of which it is made or deemed made;

(h)    The Borrower shall default (i) in the observance of any negative covenant (and certain specified affirmative covenants consistent with the Documentation Principles) in the DIP Agreement, (ii) if applicable on any Test Date, the Financial Covenant; or (iii) in the observance of any other covenant, term or condition not otherwise specified herein which default continues for more than 30 days after receipt of notice to the Borrower from the Agent or the Requisite Lenders (defined below); provided, however, that notwithstanding anything to the contrary herein or in the Loan Documents, an Event of Default under the Revolving Facility with respect to a failure of the Borrower to satisfy the Consolidated Superpriority Secured Net Debt Leverage Test shall not constitute an Event of Default under the Term Facility or the Delayed-Draw Term Facility unless the obligations under the Revolver Facility have been accelerated;

(i)     An order shall be entered reversing, supplementing, staying for a period of five (5) business days or more, vacating or otherwise

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modifying the Interim Order or the Final Order in a manner that is adverse to the interests of the Agent or the Lenders, or any of the Debtors shall apply for authority to do so, without the prior written consent of the Agent or the Requisite Lenders, or the Interim Order or Final Order with respect to the DIP Facilities shall cease to be in full force and effect;

(j)     Any single judgment in excess of $150,000,000 as to any post-petition obligation, or any judgments that are in the aggregate in excess of $250,000,000 as to any one or more post-petition obligations, shall be rendered against the Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Event; provided that this clause (j) shall not apply to any judgments as to any pre-petition obligation;

(k)    Any Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with a “first day” order, the Interim Order, the Final Order, or as otherwise agreed to by the Agent;

(l)     A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments under the DIP Facilities and the indefeasible payment in full in cash of the Obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan;

(m)   The Interim Order or Final Order shall cease to create a valid and perfected lien on the Collateral;

(n)    (i) Any Debtor shall file a motion or pleading or commence a proceeding that could reasonably be expected to result in an impairment of the Agent’s or any of the Lenders’ material rights or interests in their capacities as such under the DIP Facilities or (ii) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment; provided, however, that this clause (n) will not apply to the termination of use of cash collateral (which shall be exclusively governed by clause (t) below);

(o)    Any Loan Document or any material provision thereof shall cease to be effective (other than in accordance with its terms);

(p)    Any of the Debtors shall fail to comply with the Interim Order or Final Order in any material respect;[2]

[2]	For the avoidance of doubt, the parties have agreed to this formulation on the understanding that if provisions in the Interim Order or the Final Order are identified by the Agent as necessitating their own Event of Default and such Events of Default are consented to by the Borrower (such consent not to be unreasonably withheld), such Events of Default shall be included notwithstanding their absence in this Term Sheet.

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(q)    The Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral;

(r)     The Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (when taken as a whole) of the Agent or the Lenders or their respective material rights and remedies in their capacity as such under the DIP Facilities in any of the Cases; provided, however, that this clause (r) will not apply to the termination of use of cash collateral (which shall be governed exclusively by clause (t) below);

(s)    The Borrower shall default on payment due or there shall be any event of default the effect of which is to accelerate or permit acceleration with respect to material indebtedness (threshold to be agreed) incurred after the Petition Date;

(t)     The use of cash collateral by the Debtors shall be terminated and the Debtors have not obtained use of cash collateral (consensually or non-consensually) pursuant to an order in form and substance acceptable to the Left Lead Revolving Arranger and the Left Lead Term Facilities Arranger;

(u)    The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Agent or the Lenders in each case relating to the DIP Facilities;

(v)    Any Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other person’s motion as to any matter set forth in paragraph (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (q), (r), (t), or (u); and

(w)   Such additional events of default (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles (with the change of control definition to be agreed).

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Notwithstanding anything to the contrary contained herein, any Event of Default under the Loan Documents, and any or similarly defined term under any Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist.

Upon the enforcement of remedies after acceleration of the Loans as a result of an Event of Default, (i) proceeds in the RCT L/C Cash Collateral Account shall be distributed first to payment of amounts due to the RCT Letter of Credit Issuers and to other obligations with respect to the RCT Letters of Credit and then to the holders of all Obligations, (ii) proceeds in the General L/C Cash Collateral Account shall be distributed first to payment of amounts due to the General Letter of Credit Issuers and to other obligations with respect to the General Letters of Credit and then to the holders of all Obligations and (iii) proceeds of other Collateral will be paid: first, to holders of any then outstanding obligations under the Carve Out (if any), up to the amount thereof; second, to the RCT up to the amount of any then outstanding obligations under the RCT Reclamation Support Carve Out; and then, to the holders of Obligations.

Rights and Remedies Upon Event of Default:

Upon the occurrence of an Event of Default and following the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), the Agent, on behalf of the Lenders, may (and at the direction of the Requisite Lenders, shall) exercise all rights and remedies provided for in the Loan Documents and may declare (i) the termination, reduction or restriction of any further Commitment to the extent any such Commitment remains, (ii) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Debtors, and (iii) the termination of the Loan Documents as to any future liability or obligation of the Agents and the Lenders, but without affecting any of the DIP liens or the Obligations.

During the Remedies Notice Period, the Debtors may continue to use cash collateral in the ordinary course of business, consistent with past practices and the most recently delivered Budget, but may not enter into, or seek approval of, any transactions or arrangements (including, without limitation, the incurrence of indebtedness or liens, investments, restricted payments, asset sales or transactions with non-Debtor affiliates) that are not in the ordinary course of business. Unless the Bankruptcy Court orders otherwise during the Remedies Notice Period, at the end of the Remedies Notice Period, the Debtors shall no longer have the right to use or seek to use cash collateral, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice to or order of the Bankruptcy Court,

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and the Agent shall be permitted to exercise all rights against the Collateral in accordance with the Loan Documents and the Interim Order or Final Order, as applicable, and shall be permitted to satisfy the Obligations, without further order or application or motion to the Bankruptcy Court and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated for the purposes of giving any notice contemplated hereunder.

During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely for the purpose of contesting whether an Event of Default has occurred and/or is continuing, and the Debtors waive their right to, and shall not be entitled to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Agent, on behalf of the Lenders, set forth in the Interim Order, Final Order, or the Loan Documents.

The delay or failure to exercise rights and remedies under the Interim Order, the Final Order or the Loan Documents by the Agent, on behalf of the Lenders, shall not constitute a waiver of such Agent’s rights thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable Loan Documents.

Conditions to Initial Availability:	The obligation of the Lenders to make the initial Loans and/or issue Letters of Credit on the Closing Date under the DIP Facilities will be subject only to the conditions precedent listed on Annex II attached hereto under the captions “Conditions to Initial Availability” and, as applicable, “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”.

Conditions to Full Availability:	After the Closing Date, the obligation to provide Loans and/or issue Letters of Credit up to the full amount of the Commitments shall be subject to the satisfaction or waiver of the conditions precedent listed on Annex II attached hereto under the captions “Condition to Full Availability” and, as applicable, “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”, and in “Conditions to All Subsequent Borrowings” below.

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Conditions to All Subsequent Borrowings:

Consistent in each case with the Documentation Principles, the conditions to all Loans and/or issuance of Letters of Credit (other than such Loans made and/or Letters of Credit issued on the Closing Date) will include requirements relating to prior written notice of borrowing, the accuracy in all material respects of all representations and warranties, the absence of any Default or Event of Default and the following:

(a)    The Interim Order or the Final Order, as the case may be, is in full force and effect;

(b)    As a result of such extension of credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect, (ii) the aggregate amount authorized by the Interim Order or the Final Order, as the case may be, (iii) the maximum amount of net borrowings contemplated to be outstanding as reflected in the Budget and other Budget milestones to be mutually agreed to by the Borrower and the Agent (it being agreed that the Budget will contemplate permitted variances); and

(c)    The Debtors shall have paid the balance of all fees then earned, due and payable in respect of the DIP Facilities as referenced herein.

Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit:	The obligation of the Lenders to make Delayed-Draw Term Loans and/or issue RCT Letters of Credit will also be subject to the additional conditions precedent listed on Annex II attached hereto under the caption “Additional Conditions to Availability of Delayed-Draw Term Loans and RCT Letters of Credit”.

Assignments and Participations:

Subject in each case to the Documentation Principles, each Lender may assign all or any part of the Revolver Facility, the Delayed-Draw Term Facility and/or the Term Facility to one or more affiliates, banks, financial institutions or other entities, in each case, with the prior written consent of the Borrower (unless a Term Loan or Delayed-Draw Term Loan is being assigned to a Lender, an affiliate of a Lender, or an approved fund of such Lender or its affiliate) and the Agent (unless a Term Loan or Delayed-Draw Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund of such Lender or its affiliate) (in each case, not to be unreasonably withheld, conditioned or delayed); provided, however, that under no circumstances will assignments be made to a Disqualified Institution (defined below), and that the consent of the Borrower will not be required during the continuance of an Event of Default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents.

The Lenders will also have the right to sell participations (other than to Disqualified Institutions,) subject to customary limitations on voting rights, in the DIP Facilities.

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“Disqualified Institutions” means (a) any company engaged principally in the business of energy or power generation and/or transmission as identified in writing to the Agent by the Company from time to time, (b) any company whose principal business is that of an energy or power merchant as identified in writing to the Agent by the Company from time to time, (c) any financial institution identified in writing to the Joint Lead Arrangers by the Borrower on or prior to the date of the Commitment Letter (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) a “defaulting” Lender (as described below). The list of Disqualified Institutions shall be posted for the benefit of the Lenders. Upon the identification in writing by the Borrower to the Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Agent shall promptly post such addition to the list to the Lenders; provided that any additional person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Lenders.

Requisite Lenders:	Voting with respect to the DIP Facilities will be done solely by the Lenders (and not, for the avoidance of doubt, by any holders of Eligible Pari Passu Hedges). The vote of the Lenders holding more than 50% of total Commitments under the DIP Facilities (or if no Commitments are outstanding, total exposure) (the “Requisite Lenders”) shall be required to amend, waive or modify any terms and conditions of the DIP Facilities (with customary exceptions consistent with the Documentation Principles where only the consent of the relevant Agent or Letter of Credit Issuer will be required), except that with respect to matters relating to, among others, the reduction in, or compromise of payment rights with respect to, principal or interest rates, extension of maturity (it being understood and agreed that a waiver or amendment of the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to a payment Event of Default) and (6) of the definition thereof, which will be subject to the consent of each Lender) will be subject to Requisite Lender consent) or scheduled date of payment of any interest or fees due, release of material guarantees and/or liens granted on all or substantially all of the Collateral (other than guarantees, liens, or Collateral subject to permitted dispositions, permitted mergers, consolidations, reorganizations, etc.), reduction in voting thresholds and increases in the RCT Reclamation Support Carve Out, the consent of the Lenders holding 100% of total Commitments (or if no Commitments are outstanding, total exposure) in respect of which the consent of all Lenders directly and adversely affected thereby will be required, except that the Commitment of a Lender may not be increased without such Lender’s consent; and except, further, that any amendment, waiver or modification of any terms or conditions relevant to the Consolidated Superpriority Secured Net Debt Leverage Ratio Test shall only require more than 50% of total Revolver Commitments (or if no Commitments are outstanding, total exposure under the Revolver Facility).

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Defaulting Lenders:	The Loan Documents will contain customary provisions (but consistent in any event with the Documentation Principles) relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive fees, and the termination or assignment of Commitments and Loans held by “defaulting” Lenders at par).

Taxes:

Consistent with each case to the Documentation Principles, the Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including in respect of Dodd-Frank and Basel III) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with any prepayment of a LIBOR Loans on a day other than the last day of an interest period with respect thereto.

In connection with any proposed amendment, waiver or other modification to the DIP Facilities (a “Proposed Change”) requiring the consent of all Lenders or all directly adversely affected Lenders, if the consent to such Proposed Change of all Lenders whose consent is required is not obtained, but the consent of the Lenders with a majority of the Loans and commitments held by the applicable group of Lenders is obtained (any such Lender whose consent is required but is not obtained, a “Non-Consenting Lender”), then the Borrower may, at its sole expense, upon notice to such Non-Consenting Lender and the Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to all restrictions otherwise applicable to assignments), all its interests, rights and obligations under the DIP Facilities to an assignee that shall assume such obligations or terminate such Non-Consenting Lender’s commitments; provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the DIP Facilities from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Indemnity; Expenses:	The Loan Documents will provide, in each case to the extent consistent with the Documentation Principles, that the Borrower shall indemnify, pay and hold harmless the Agent, the Joint Lead Arrangers, the Letter of Credit Issuers, and the Lenders and their affiliates (and their respective controlling persons, directors, officers, partners, employees, agents, advisors and other representatives (collectively, the “Related Parties”)) (each, an “Indemnified Person”) against any loss, claim, damage, liability or expense incurred in respect of the DIP Facilities contemplated hereby or the use of proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought

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by any Debtor, its equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (except, in the case of any Indemnified Person, to the extent resulting (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Person (or its Related Parties), in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, (ii) from a dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the DIP Facilities and other than any claims arising out of any act or omission on the part of the Borrower or the other Debtors or (iii) from any material breach of the Loan Documents by such Indemnified Person (or its Related Parties), as determined in a final non-appealable judgment of a court of competent jurisdiction) and (b) the Borrower shall reimburse within 10 days of written demand (together with reasonably detailed supporting documentation) the Agent, the Lenders and the Joint Lead Arrangers for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the DIP Facilities, any amendments or waivers with respect thereto, any Event of Default in respect of the DIP Facilities and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Agent incurred in connection with the Agent’s participation in the Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)); provided, however, that the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the professionals retained as provided for in the DIP Documents to counsel to the Committee and the United States Trustee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten days after receipt thereof. In the event that within ten days from receipt of such invoices the Debtors, the United States Trustee or counsel to the Committee raise an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute; provided, that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court.

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Governing Law and Jurisdiction:	The Loan Documents will provide that the Debtors and the Lenders will submit to the exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the Southern District of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Miscellaneous:	The terms and conditions of the interim orders and final orders (e.g. 506(c) waivers, marshaling, and successors and assigns) to be mutually agreed.

Counsel to Joint Lead Arrangers and the Agent:	Milbank, Tweed, Hadley & McCloy LLP.

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Annex I

LIST OF DEBTORS

Name	Bankruptcy Status	Jurisdiction of Organization

Energy Future Competitive Holdings Company LLC;		Texas

Texas Competitive Electric Holdings Company LLC;		Delaware

4Change Energy Company;		Texas

4Change Energy Holdings LLC;		Texas

Big Brown 3 Power Company LLC;		Texas

Big Brown Lignite Company LLC;		Texas

Big Brown Power Company LLC;		Texas

Collin Power Company LLC;		Delaware

Decordova Power Company LLC;		Texas

Decordova II Power Company LLC;		Delaware

Eagle Mountain Power Company LLC		Delaware

Generation MT Company LLC;		Delaware

Generation SVC Company;		Texas

Lake Creek 3 Power Company LLC;		Texas

Luminant Big Brown Mining Company LLC;		Texas

Luminant Energy Company LLC;		Texas

Luminant Energy Trading California Company;		Texas

Luminant ET Services Company;		Texas

Luminant Generation Company LLC;		Texas

Luminant Holding Company LLC;		Delaware

Luminant Mineral Development Company LLC;		Texas

Luminant Mining Company LLC;		Texas

Luminant Renewables Company LLC;		Texas

Name	Bankruptcy Status	Jurisdiction of Organization

Martin Lake 4 Power Company LLC;		Texas

Monticello 4 Power Company LLC;		Texas

Morgan Creek 7 Power Company LLC;		Texas

NCA Resources Development Company LLC;		Texas

Oak Grove Management Company LLC;		Delaware

Oak Grove Mining Company LLC;		Texas

Oak Grove Power Company LLC;		Texas

Sandow Power Company LLC;		Texas

TCEH Finance, Inc.;		Delaware

Tradinghouse 3 & 4 Power Company LLC;		Texas

Tradinghouse Power Company LLC;		Texas

TXU Energy Retail Company LLC;		Texas

TXU Energy Solutions Company LLC;		Texas

TXU Retail Services Company;		Delaware

TXU SEM Company;		Delaware

Valley NG Power Company LLC;		Texas

Valley Power Company LLC.		Texas

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Annex II

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

SUMMARY OF CONDITIONS PRECEDENT TO THE DIP FACILITIES

A.	CONDITIONS TO INITIAL AVAILABILITY

1.	Interim Order/Bankruptcy Matters.

(a)	The Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the Left Lead Arrangers, an interim order in form and substance satisfactory to the Left Lead Arrangers (the “Interim Order”) as to the Initial Availability no later than ten (10) business days after the date of commencement of the Cases, approving and authorizing, on an interim basis, the DIP Facilities, the provisions thereof and the priorities and liens (including priming liens) granted therein.

(b)	The Interim Order shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, that is adverse to the Lenders, without the consent of the Left Lead Arrangers.

(c)	The Debtors shall be in compliance in all material respects with the Interim Order.

(d)	The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Left Lead Arrangers, and shall be reasonably satisfactory in form and substance to the Left Lead Arrangers, but in the case of orders relating to cash management and adequate protection, shall be satisfactory in form and substance to the Left Lead Arrangers.

(e)	No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the Debtors.

2.	Financial Statements, Budgets and Reports.

(a)	The Debtors shall have delivered the Budget to the Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of the Budget dated [ ], 2014 in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers prior to the date hereof;

(b)	The Debtors shall have delivered to the Agent and the Lenders a base case model, including a statement of cash sources and uses of all free cash flow for the tenor of the DIP Facilities, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of a base case model dated [ ], 2014 in form and substance reasonably satisfactory to the Joint Lead Arrangers and the Lenders prior to the date hereof; and

(c)	The Agent and the Lenders shall have received reasonably requested financial information.

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3.	Performance of Obligations.

(a)	All invoiced costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents and the Fee Letter to be payable to the Commitment Parties, the Agent and the Lenders in respect of the DIP Facilities shall have been paid to the extent earned, due and payable;

(b)	Representations and warranties of the Debtors shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Effect); and

(c)	No Default or Event of Default shall exist under the DIP Facilities.

4.	Customary Closing Documents and Other Conditions.

(a)	The Debtors shall have complied with the following closing conditions: (i) the delivery of customary legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials, including good standing certificates; officer’s certificates; and notice of borrowing; (ii) evidence of authority; and (iii) obtaining of any governmental consents, if any, necessary in connection with the DIP Facilities, the financing thereunder and related transactions. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)	The Loan Documents (which shall be consistent with the Documentation Principles) shall have been entered into by the Debtors.

(c)	The Agent shall have received results of a Uniform Commercial Code search for the jurisdiction of organization of the Debtors, a federal tax lien search for the jurisdiction of the chief executive office of the Debtors, and such other lien and/or other searches reasonably requested by the Agent as are customary for transactions of this type.

(d)	The Agent shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC in the jurisdiction of organization of each Debtor.

(e)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Interim Order.

B.	CONDITIONS TO FULL AVAILABILITY

1.	Final Order.

(a)	Not later than 45-days following the Interim Order Entry Date, a final order shall have been entered by the Bankruptcy Court (the “Final Order”) in form and substance satisfactory to the Left Lead Arrangers on a motion by the Debtors that is in form and substance satisfactory to the Left Lead Arrangers, approving and authorizing on a final basis the matters and containing the provisions described in A.1. above.

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(b)	The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Left Lead Arrangers.

(c)	The Debtors shall be in compliance with the Final Order.

2.	Other Conditions.

(a)	The Agent and the Lenders shall have received their required periodic updates of the Budget;

(b)	No Default or Event of Default shall exist under any of the DIP Facilities;

(c)	Representations and warranties of the Debtors shall be true and correct in all material respects;

(d)	The Debtors shall have paid the balance of all invoiced fees then earned, due and payable in respect of the DIP Facilities as referenced in the Fee Letter; and

(e)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Final Order.

C.	ADDITIONAL CONDITIONS TO AVAILABILITY OF DELAYED-DRAW TERM LOANS AND RCT LETTERS OF CREDIT

1.	The RCT Carve Out Support Rejection Notice shall have been exercised (a) prior to the Delayed-Draw Termination Date and (b) prior to the making of such Delayed-Draw Term Loans or the issuance of such RCT Letters of Credit.

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EXHIBIT G

EFIH FIRST LIEN DIP FINANCING TERM SHEET

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE, INC.

SUMMARY OF TERMS AND CONDITIONS OF THE $5.4 BILLION

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FACILITY

(“TERM SHEET”)

Capitalized terms used but not defined in this Term Sheet will have the meanings set forth in the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”).

Borrower:	Energy Future Intermediate Holding Company LLC (“EFIH” and EFIH Finance Inc. (“EFIH Finance,” and together with EFIH, the “Borrower”), each as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in jointly administered cases (collectively the “Cases”) in the Bankruptcy Court for District of Delaware (or such other court as may be acceptable to Commitment Parties in their sole discretion, the “Bankruptcy Court”).

Guarantors:	All obligations under the DIP Facility (defined below) and the other Loan Documents (defined below) will be unconditionally guaranteed (collectively, the “Guarantee”) by each subsidiary of the Borrower (each a “Guarantor” and collectively, the “Guarantors” and collectively with the Borrower, the “Debtors”) that may be required to become a guarantor under the definitive documentation of the DIP Facility (the “Loan Documents”).

Oncor Entities and EFCH Entities:	For the avoidance of doubt, Oncor Electric Delivery Holdings Company LLC and its subsidiaries (the “Oncor Entities”) and Energy Future Holdings Corp. and its subsidiaries other than the Borrower and its subsidiaries including the Oncor Entities (the “EFH Entities”) (i) will not be Guarantors under the DIP Facility (it being understood that certain of the EFH Entities will be in jointly administered cases expected to be filed on or prior to the Closing Date in the Bankruptcy Court in respect of other debtors-in-possession financings (the “TCEH DIP Facility”)), and (ii) will not be directly or indirectly restricted in the conduct of their respective businesses by the Loan Documents (whether by application of representations and warranties, affirmative covenants, negative covenants, Events of Default or otherwise) (other than through customary covenants restricting transaction with affiliates, investments and loans).

Prepetition Facilities:	“EFIH Secured Notes”	Approximate Outstanding Principal Amount
	10.00% Senior Secured First Lien Notes due 2020	$3.482 billion
	6.875% Senior Secured First Lien Notes due 2017 (collectively with the 10.00% Senior Secured First Lien Notes due 2020, the “EFIH First Lien Secured Notes”)	$503 million
	11.00% Senior Secured Second Lien Notes due 2021	$406 million
	11.75% Senior Secured Second Lien Notes due 2022 (collectively with the 11.00% Senior Secured Second Lien Notes due 2021, the “EFIH Second Lien Secured Notes”)	$1.75 billion

DIP Facility:

A superpriority non-amortizing term credit facility (the “Term Facility” or the “DIP Facility”) in an aggregate principal amount of $5,400,000,000 (the “Term Commitments” or the “Commitments”). Up to $5,400,000,000 of the Term Facility will be available in connection with Full Availability (defined below) in the form of term loans for the account of the Borrower (“Term Loans”, or the “Loans”). Amounts drawn under the Term Facility may not be re-borrowed once repaid.

It is understood that a portion of the DIP Facility may be provided by (i) the exchange or other roll pursuant to an exchange agreement, restructuring support agreement or other similar document or agreement in respect of your prepetition indebtedness into Term Loans or (ii) other Backstop Commitment (as defined in the Commitment Letter), in each case as contemplated by Section 1 of the Commitment Letter, and all such amounts shall constitute Term Loans under the DIP Facility.

Notwithstanding anything to the contrary contained herein, in the Commitment Letter, or in the Fee Letter, (i) the exchange rate for exchanging (or otherwise rolling such indebtedness into the Obligations) any such prepetition indebtedness (as identified in the Commitment Letter) into Term Loans shall be in the sole discretion of the Borrower, (ii) the Borrower shall be entitled to allocate and give fees (including in the form of OID solely to the extent related to the exchange rate under the Exchange Arrangements and the Upfront OID (as defined in the Fee Letter)) to any such person in its sole discretion, and (iii) neither the Agent, any Joint Lead Arranger shall have any right to consent to the participants (or their allocations) in any Exchange Arrangement or any person providing the Backstop Commitment (subject to the terms in the Commitment Letter).

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Purpose/Use of Proceeds:	The proceeds of the DIP Facility will be used, in a manner consistent with the terms of the Budget (defined below) (but not subject to any Budget compliance covenant in respect thereof): (i) first, to pay (w) transaction fees, liabilities and expenses (including all Professional Fees) (defined below) and other administration costs incurred in connection with the Cases and the negotiation, syndication, documentation (including any engagement or commitment letters), execution and closing of the DIP Facility, (x) the refinancing of the EFIH First Lien Secured Notes (as contemplated on Annex I) (including through the exchange or other roll of EFIH First Lien Secured Notes into Term Loans), and (y) Settlement Payments (as defined below), and (ii) second, to finance any and all working capital needs and for any other general corporate purposes, and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities of the Debtors, (and, to the limited extent set forth below, of the Specified Affiliates). “Settlement Payments” shall mean amounts paid in accordance with the terms of any exchange agreement or similar document, agreement or arrangement to settle claims (including in respect of principal, interest and premium (if any)) in respect of the EFIH First Lien Secured Notes.

Left Lead DIP Facility Arranger:	Deutsche Bank Securities Inc. (the “Left Lead DIP Facility Arranger”).

Joint Lead Arrangers:	The Left Lead DIP Facility Arranger, Citigroup Global Markets Inc. (“Citi”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”) and Union Bank, N.A. (“Union Bank” and, together with the Left Lead DIP Facility Arranger, MLPFS, Citi, Morgan Stanley, Barclays and RBCCM, collectively, the “Joint Lead Arrangers”).

Co-Managers:	Loop Capital Markets, LLC (“Loop Capital”) and The Williams Capital Group, L.P. (“Williams Capital”, together with Loop Capital, the “Co-Managers”).

DIP Facility Lenders:	The Lenders under the Term Facility are referred to as the “Term Lenders” or the “Lenders”.

Administrative Agent:	Deutsche Bank AG New York Branch (together with its permitted successors and assigns, the “Administrative Agent” or the “Agent”).

DIP Facility Full Availability:	Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full amount of the Commitments shall be available to the Borrower subject to compliance with the applicable terms, conditions and covenants described in this Term Sheet (the “Full Availability”).

Incremental Facilities:	The Borrower shall be entitled to enter into one or more incremental term loan facilities (the “Junior Incremental Term Facilities” or the

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“Junior Incremental Facilities”) that will rank junior in right of payment with the DIP Facility and will have the same guarantees as the DIP Facility, and be secured by a lien on the same Collateral securing the DIP Facility that is junior to the lien securing the DIP Facility, in a principal amount not to exceed $3,000,000,000 in the aggregate; provided that:

(i) no Event of Default or event that upon the passage of time, the giving of notice, or both, would become an Event of Default (“Default”) under the Term Facility would exist immediately after giving effect thereto, and the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of the incurrence of each such Junior Incremental Facility (or to the extent such representations and warranties relate to an earlier date, they shall be true and correct in all material respects as of such earlier date);

(ii) such Junior Incremental Facilities may be provided by then existing Lenders or, other persons, provided that no existing Lender will be obligated to provide such Incremental Facilities without its consent;

(iii) the maturity date of such Junior Incremental Facilities shall be no earlier than the maturity date of the Term Facility, and such Incremental Facilities shall require no scheduled amortization prior to the final maturity of the Junior Term Facility;

(iv) the interest rates, interest margins, any rate floors, fees, original issue and other funding discounts and premiums and (subject to clause (iii) above) amortization schedule applicable to such Junior Incremental Facility shall be determined by the Borrower and the lenders thereunder;

(v) no part of the principal amount (including any principal amount arising from PIK interest or fees) of the Junior Incremental Term Facilities shall be required to be repaid in cash; and, subject to the proviso to this clause (v), at the final maturity of each Junior Incremental Term Facility (which shall occur at the exit of the Debtors from the Cases), the principal amount (including any principal amount arising from PIK interest or fees) of the loans under the Junior Incremental Term Facilities shall be converted into equity in accordance with the Plan of Reorganization; provided that nothing in the final documentation for the DIP Facility shall prevent a refinancing and/or repayment of the Junior Incremental Term Facilities at the exit of the Debtors from the Cases if (x) such refinancing and/or repayment occurs after the DIP Facility have been repaid in full in cash and (y) the Plan of Reorganization permits the Borrower to make such repayment and/or incur indebtedness to refinance such Junior Incremental Term Facilities;

(vi) the proceeds of the Junior Incremental Term Facilities shall be used solely to repay in full the EFIH Second Lien Secured Notes and all interest, premium and fees in connection with such repayment;

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(vii) the relative priority between the lien securing the Junior Incremental Term Facilities and the lien securing the DIP Facility shall be governed by an intercreditor agreement reasonably satisfactory to the Agent and the Borrower, which intercreditor agreement shall provide that so long as any obligations are outstanding under the DIP Facility, the Agent on behalf of the DIP Facility will control at all times all remedies and other actions related to the Collateral, and that the secured parties under the Junior Incremental Term Facilities will not be entitled to take any action with respect to the Collateral (other than limited actions to preserve and protect the liens securing the Junior Incremental Term Facilities that do not impair the liens securing the DIP Facility);

(viii) except as otherwise set forth above, each Junior Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Junior Incremental Term Facility; provided that (1) the “baskets” for the covenants and events of default under the Junior Incremental Term Facility will be sized at a cushion reasonably satisfactory to the Agent to the levels of the “baskets” under the corresponding covenants and events of default under the DIP Facility, and (2) to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted or required by clauses (iii) through (vii) above or clause (1) above or with respect to fees and immaterial terms), they shall be reasonably satisfactory to the Administrative Agent; and

(ix) the Final Order Entry Date shall have occurred.

Documentation Principles:	“Documentation Principles” means that (a) except as otherwise expressly set forth herein in this Term Sheet or the Commitment Letter, the terms and conditions of the Loan Documents shall be consistent with the terms and conditions, and in no event more burdensome on the Debtors, than the terms and conditions of TCEH DIP Facility (the “Specified Facility”); (b) the Loan Documents will be prepared on the basis of, and using as precedent, the Specified Facility and its related collateral documents; and (c) generally all terms and conditions (including exceptions, thresholds, baskets, grace periods, cure periods and financial definitions) in the Loan Documents will be consistent with those in the Specified Facility and its related collateral documents and in no event more burdensome on the Debtors, in each case modified solely to the extent (i) required to reflect the express terms and conditions set forth in this Term Sheet and the Commitment Letter, (ii) required to reflect the shorter tenor of the DIP Facility, (iii) required to reflect that the Loan Documents will be for a borrower that is a holding company without any operations, (iv) to account for the existence and continuance of the Cases, the operational needs and requirements of the Borrower, the Guarantors

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and the Specified Affiliates (defined below) between the Petition Date and the Maturity Date (including as set forth in the last two paragraphs of “Negative Covenants” below) and to include provisions applicable to debtor-in-possession facilities generally (including (subject to the last two paragraphs of “Negative Covenants” below) customary changes to be mutually agreed with respect to additional restrictions on indebtedness, liens, restricted payments, asset sales and investments in persons that are not subsidiaries of the Borrower), and (v) as otherwise agreed by the Borrower.

Budget:

As used in this Term Sheet and in Annex I hereto, “Budget” means the following:

Beginning on the Final Entry Order Date, in the case of the initial Budget delivered as a condition precedent to the occurrence of the Closing Date, a statement of cash sources and uses of all free cash flow for the next full 3-calendar months of the Debtors broken down by month, including the anticipated uses of the DIP Facility for such period, and after such 3-calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed).

The Borrower shall also provide on a monthly basis a Budget variance report/reconciliation for each calendar month (delivered no later than the end of the subsequent calendar month), (i) showing a statement of actual cash sources and uses of all free cash flow for the immediately preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, and shall include explanations for all material variances, and (ii) certified as to its reasonableness when made by the Borrower.

Annual Operating Forecast:

Beginning on the date 60 days after the Final Order Entry Date (and no later than December 1, 2014 for the business plan and operating budget covering 2015 and no later than December 1, 2015 for the business plan and operating budget covering 2016), on an annual basis, the approved annual business plan and projected operating budget through the Stated Maturity Date (the “Annual Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Budget, and which shall set forth the anticipated uses of the DIP Facility for such period; the associated underlying assumptions shall be certified by the Borrower as being reasonable when made.

Both the Budget and the Annual Operating Forecast shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital, and other general corporate needs; provided, however, that notwithstanding anything to

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the contrary in this Term Sheet or in any of the Loan Documents, the Professional Fees (defined below) will be due and payable, and will be paid by the Debtors whether or not consistent with the items or amounts set forth in the Budget or the Annual Operating Forecast; and provided, further that under no circumstance will the Budget or the Annual Operating Budget be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors.

Maturity:

The maturity date of the DIP Facility will be (and all Loans and other payment obligations under the DIP Facility shall be repaid in full in cash on) the earliest of (the “Maturity Date”): (i) stated maturity, which shall be twenty-four (24) months from the Closing Date (defined below), subject to a six-month extension on the last day of such 24-month period (the “Stated Maturity Date”) if on such last day (1) no Event of Default is outstanding, (2) a Chapter 11 plan of reorganization for the Debtors (the “Plan of Reorganization”) has been filed, (3) a hearing has been scheduled for the confirmation of such Plan of Reorganization, (4) the Debtors are working in good faith to confirm such Plan of Reorganization, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate minimum liquidity sufficient through such additional six-month period plus $150,000,000, (6) the Borrower has paid an extension fee of 25 basis points on the outstanding principal amount of the Term Loans, and (7) the maturity date of each Junior Incremental Facility has simultaneously extended to a date not earlier than the extended Maturity Date (subclauses (1) through (7), the “Extension Conditions”); (ii) the effective date of the Plan of Reorganization; (iii) August 26, 2014 if the Final Order Entry Date shall not have occurred by such date; (iv) the date of the consummation of a sale of all or substantially all of the Debtors’ assets or stock under section 363 of the Bankruptcy Code; and (v) the acceleration of the Loans and termination of the Commitments under any of the DIP Facility, including, without limitation, as a result of the occurrence and continuance of an Event of Default (any such occurrence, the “Maturity Date”); provided, however, that the Maturity Date will occur in any event no later than 30 months from the Closing Date.

Any plan of reorganization or liquidation or confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the joint and several obligations of the Debtors to the Lenders under the DIP Facility and the Loan Documents, other than after the payment in full and in cash, to the Lenders of all obligations (other than indemnities and other contingent obligations not then due and payable) under the DIP Facility and the Loan Documents on or before the effective date of a plan of reorganization and the termination of the Commitments.

Closing Date:	The date on which the initial portion of the Commitments are made available for borrowings under the DIP Facility (the “Closing Date”),

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which shall be no later than five (5) business days after the Final Order Entry Date, subject to satisfaction (or waiver) of the applicable conditions precedent set forth herein.

Amortization:	None. For the avoidance of doubt, there will be neither an excess cash flow sweep nor scheduled amortization under the DIP Facility.

Interest Rate and Fees:	As set forth on Annex II.

Borrowing Procedure:

The Term Facility will be available in a single draw on or after the date the Final Order is entered. For the avoidance of doubt, the Borrower shall not be required to draw the full amount of the Term Commitments.

Borrowing requests under the DIP Facility shall be made (i) on three business days’ notice, in the case of Loans bearing interest at a rate based on LIBOR (“LIBOR Loans”) and (ii) on one business day’s notice, in the case of Loans bearing interest based on the Alternate Base Rate (“ABR Loans”).

Currency:	Borrowings will be made in U.S. Dollars. All payments under the DIP Facility will be made without setoff or counterclaim.

Voluntary Prepayments and Commitment Reductions:

To be consistent with the Documentation Principles:

The Borrower may repay outstanding Term Loans and/or reduce the Term Commitments at any time without premium or penalty, including without any make-whole premium, (other than breakage costs, if applicable on the amount of the prepayment or reduction) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the outstanding amount of applicable Term Loans), and, each partial reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the relevant Commitment).

Mandatory Prepayments:

The following mandatory prepayments shall be required, subject, in each case, to reinvestment rights, exceptions and mechanics consistent with the Documentation Principles:

1.      Asset Sales: Prepayments of the DIP Facility in an amount equal to 100% of (i) the net cash proceeds of the sale or other disposition by the Oncor Entities (or successors thereof) of assets outside the ordinary course that have been actually distributed to the Borrower and (ii) the net cash proceeds of the sale or other disposition by the Debtors of any property or assets (other than any such proceeds received prior to the date of commencement of the Cases) of the Debtors, other than net cash proceeds of sales or other dispositions of power, capacity, energy, ancillary services and other products,

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inventory and services or contracts related to any of the foregoing (in each case, whether in physical, financial or other form), any dispositions between the Debtors, any dispositions consisting of leases and sub-leases and any other sales or dispositions in the ordinary course of business or consistent with past practice, and subject, in each case of clauses (i) and (ii), to any exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

2.      Insurance Proceeds: Prepayments of the DIP Facility in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Debtors (other than any such proceeds received prior to the date of commencement of the Cases), with restrictions to be mutually agreed, and subject to exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

Priority/Security:

All obligations of the Debtors to the Agent and the Lenders (such persons, collectively, the “DIP Secured Parties”) under the Loan Documents (the “Obligations”), including all Loans made under the DIP Facility, shall, subject to the Carve-Out (defined below), at all times:

(i)     pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claim status in the Cases, on a pari passu basis;

(ii)    pursuant to Bankruptcy Code section 364(c)(2), be secured by the following:

a perfected first-priority lien on substantially all now owned or hereafter acquired assets of the Debtors and the proceeds thereof, and a perfected lien on such assets in each case to the extent such assets constitute “Collateral” (including the “Security Collateral” (including the Equity Interests in Oncor Electric Delivery Holdings Company LLC) and the “Account Collateral”, as each such term is defined in the Pledge Agreement dated as of November 16, 2009 (as amended, amended and restated, supplemented or otherwise in effect from time to time) between EFIH, the other Pledgors party thereto, and the Bank of New York Mellon Trust Company N.A. as collateral trustee) for purposes of the Collateral Trust Agreement dated as of November 16, 2009 (as amended, amended and restated, supplemented, modified or otherwise in effect from time to time, the “EFIH Collateral Trust Agreement”) among EFIH, The Bank of New York Mellon Trust Company, N.A. as First Lien Trustee, the other Secured Debt Representatives from time to time party thereto, and The Bank of New York Mellon Trust Company N.A. as Collateral Trustee (to be defined consistent with the Documentation Principles) the (“Collateral”); provided, however, that the

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Collateral will not secure any actual or purported Obligation (including pursuant to any guarantee or grant of security) with respect to any “swap” (as defined under the Commodity Exchange Act) (after giving effect to keepwell agreements in the Loan Documents) entered into by the Borrower or any Guarantor thereof that is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such “swap” Obligation is incurred, or in the case of an Obligation resulting from a guarantee (or grant of security) at the later of the time such guarantee (or grant of security) is entered into and the time such “swap” obligation being guaranteed (or secured) is incurred; provided, further that the Collateral shall exclude the Debtors’ claims and causes of action under Chapter 5 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, the “Avoidance Actions”), but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise. For the avoidance of doubt, Collateral will also exclude the following: (a) those assets over which the granting of security interests in such assets would be prohibited by contract (other than any in respect of any of the Prepetition Facilities), applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as determined in good faith by the Borrower, (b) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit for the Lenders of the security to be afforded thereby, (c) assets in respect of which the granting or perfection of a lien would violate any applicable law or regulation (including regulations adopted by FERC, the Public Utility Commission of Texas and/or the Nuclear Regulatory Commission), and (d) other exceptions (i) to be mutually agreed or (ii) that are usual and customary for facilities of this type for affiliates of the Borrower will not constitute “Collateral”; provided, however, notwithstanding anything to the contrary contained herein, to the extent the security interest in such Collateral may be perfected by the entry of the Final Order, neither the Borrower nor any Guarantor shall be required to obtain, provide or execute any mortgage or control agreement in favor of the Agent or any other DIP Secured Party with regard to any Collateral nor shall the Borrower or any Guarantor be required to obtain a certificate of title evidencing the security interest of the Agent or any other Secured Party with respect to any Collateral;

in each case, to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases;

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(iii)  pursuant to Bankruptcy Code section 364(c)(3), be secured by the following:

a perfected lien on all Collateral;

to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under any of the Existing Primed Secured Facilities referred to below, which liens shall be primed by the liens securing the DIP Facility described in such clause, subject to such liens in favor of such third parties); and

(iv)   pursuant to Bankruptcy Code section 364(d), be secured by the following:

a perfected priming first-priority lien on all Collateral, and to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Cases that secure the obligations of the Borrower and the Guarantors under or in connection with each of the Prepetition Facilities that are secured (collectively the “Existing Primed Secured Facilities”);

subject, in each case, to the Carve Out.

All liens securing the Obligations, the 507(b) Claim (as defined below) and any and all forms of adequate protection, liens or claims securing the Obligations and other prepetition obligations, including the liens and security interests granted to the respective noteholders and other secured parties pursuant to and in connection with the Existing Primed Secured Facilities (the “Existing Primed Creditors”) (including all security agreements, mortgages, pledge agreements, and other security documents executed by any of the Debtors in favor of the agents under the Existing Primed Secured Facilities, for its benefit and for the benefit of any secured party under the Existing Primed Secured Facilities), shall be subject and subordinate to the Carve Out.

The “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any

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time, whether by interim order, procedural order or otherwise, all unpaid fees and expenses (the “Professional Fees”) incurred by persons or firms (“Debtor Professionals”) retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code and any official committee of unsecured creditors (the “Committee” and, together with the Debtor Professionals, the “Professional Persons”) appointed in the Cases pursuant to section 1103 of the Bankruptcy Code at any time before or on the first Business Day following delivery by the Agent of a Carve Out Trigger Notice (defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Professional Fees of Professional Persons in an aggregate amount not to exceed $25,000,000 incurred after the first Business Day following delivery by the Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Agent to the Debtors, their lead restructuring counsel, the United States Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

On the day on which a Carve Out Trigger Notice is given by the Agent to the Debtors, the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at the Agent in trust to pay such then unpaid Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. The Debtors shall deposit and hold such amounts in a segregated account at Agent in trust to pay such Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Carve Out set forth above, but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Existing Primed Secured Facilities in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above, and then, to the extent the Post-Carve Out Trigger Notice Reserve has not

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been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Existing Primed Secured Facilities in accordance with their rights and priorities as of the Petition Date.

Notwithstanding anything to the contrary in the Loan Documents, the Final Order, following delivery of a Carve Out Trigger Notice, the Agent and the agents under the Existing Primed Secured Facilities shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Agent for application in accordance with the Loan Documents.

Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans or increase or reduce the Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Professional Fees shall not affect the priority of the Carve Out and (iii) in no way shall the Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors. The Debtors shall not assert or prosecute, and no portion of the proceeds of the DIP Facility, the Collateral, or the Carve Out, and no disbursements set forth in the Budget, shall be used for the payment of professional fees, disbursements, costs or expenses incurred by any person in connection with (a) preventing, hindering or delaying any of the Agent’s or the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred and is continuing and after the Remedies Notice Period, (b) objecting or challenging or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations, the liens securing the DIP Facility, or any other rights or interest of any of the Agent or the Lenders, or (c) asserting, commencing or prosecuting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, any Lender or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees.

The liens on the Collateral securing the Existing Primed Secured Facilities shall be junior and subordinate to the Carve Out and the liens securing the DIP Facility. All of the liens described herein shall be effective and perfected as of the Final Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

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Representations and Warranties:

Each of the Debtors under the DIP Facility will make only the following representations and warranties, consistent with the Documentation Principles and (for the avoidance of doubt) each as modified as necessary to reflect the commencement of the Cases and events leading up to and following commencement:

Financial statements; no Material Adverse Event since the Petition Date; existence and good standing, authorization and validity; compliance with law; corporate power and authority; due authorization, execution, delivery and enforceability of Loan Documents; no conflict with law, organizational documents, unstayed orders and decrees or post-petition material contractual obligations; no material unstayed litigation; no default; ownership of property; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; OFAC; FCPA; Patriot Act; anti-terrorism laws and anti-money laundering laws; effectiveness of the Final Order; creation, validity, perfection and priority of lien securing the DIP Facility; and accuracy of disclosure. Notwithstanding anything in this Term Sheet or any Loan Document to the contrary, the Debtors will not provide any representation or warranty concerning solvency.

As used herein and in the Loan Documents, a “Material Adverse Event” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Debtors (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party, or the rights and remedies of the Agent and the Lenders under the Loan Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not individually or in the aggregate constitute a Material Adverse Event), and provided that nothing disclosed in any of the following filings by EFIH and/or EFH (1) the Annual Report on Form 10-K for the year ended December 31, 2013, as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the Left Lead DIP Facility Arranger at least 2 days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Event.

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Covenants:
- Affirmative Covenants:

Each of the Debtors under each of the DIP Facility (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following affirmative covenants (consistent with, in each case, the Documentation Principles):

(a)    delivery of (i) periodic updates of the Budget and monthly variance reports (as described above) and (ii) quarterly and annual financial statements;

(b)    delivery of monthly reports with respect to asset sales, cost savings, and other matters reasonably requested by the Agent;

(c)    delivery to the Agent and its legal counsel, at least 2 business days in advance of filing with the Bankruptcy Court, of all proposed “first day” pleadings and proposed orders, which must be in form and substance reasonably satisfactory to the Agent (but in the case of the order governing cash management and any order governing adequate protection, shall be satisfactory in form and substance to the Agent);

(d)    delivery to the Agent and its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court, of any plan or reorganization or liquidation and/or any disclosure statement related to such plan, which must be in form and substance reasonably satisfactory to the Agent; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facility, such provisions must be in form and substance satisfactory to the Agent;

(e)    delivery to the Agent as soon as practicable in advance of filing with the Bankruptcy Court of the Final Order (which must be in form and substance satisfactory to the Agent) and all other proposed material orders and pleadings related to the DIP Facility (which must be in form and substance reasonably satisfactory to the Agent), any plan of reorganization or liquidation, and/or any disclosure statement related to such plan;

(f)     file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto, each in form and substance reasonably satisfactory to the Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facility, such provisions must be in form and substance satisfactory to the Agent;

(g)    maintenance of cash management system in accordance with the orders entered in the Cases, which orders shall be in form and substance satisfactory to the Agent; and the Borrower

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shall maintain its own bank accounts and not otherwise commingle cash with Energy Future Holdings Corp. or any of Energy Future Holdings Corp.’s other subsidiaries other than subsidiaries of the Borrower;

(h)    contest, if requested by the Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Agent or the Lenders or their respective material rights and remedies under the DIP Facility in any of the Cases;

(i)     additional reporting requirements reasonably requested by the Agent, including, without limitation, with respect to litigation, contingent liabilities, Defaults, ERISA, environmental liabilities and Material Adverse Events;

(j)     reasonable access to information (including historical information) and personnel (during normal business hours), including, regularly scheduled meetings as mutually agreed with senior management of the Borrower and other company advisors (during normal business hours), and a subset of the Agent shall be provided with access to all information it shall reasonably request and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities;

(k)    if not already obtained, commercially reasonable efforts to obtain ratings from each of Moody’s and Standard & Poor’s as soon as reasonably practicable following the Closing Date; and

(l)     only such additional affirmative covenants (as modified to account for the commencement and continuance of the Cases and other express provisions in this Term Sheet) as are consistent with the Documentation Principles.

- Negative Covenants:

Each of the Debtors under each of the DIP Facility (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following negative covenants, consistent with, in each case, the Documentation Principles:

(a)    prohibition on creating or permitting to exist any liens on any assets, other than liens securing the DIP Facility and any permitted liens consistent with the Documentation Principles (which liens shall include, among others, scheduled liens in existence on the Closing Date) and other liens described in “Priority/Security” above;

(b)    prohibition on creating or permitting to exist any other superpriority claim that is pari passu with or senior to the claims of the Lenders under the DIP Facility, except for the Carve-Out and liens securing the Obligations;

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(c)    prohibition on making adequate protection payments to, or otherwise providing adequate protection for, creditors under any of the Prepetition Facilities other than as provided for in this Term Sheet and contained in the Final Order and/or any cash collateral order approved by the Agent;

(d)    prohibition on the use of proceeds of the DIP Facility for purposes other than those described in this Term Sheet and contained in the Final Order;

(e)    limitations on disposing of assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363);

(f)     prohibition on modifying or altering in any material manner the nature and type of its business (taken as a whole) except as required by the Bankruptcy Code or orders entered by the Bankruptcy Court;

(g)    prohibition on prepaying prepetition Indebtedness, except as expressly provided for in the Loan Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court upon pleadings in form and substance reasonably satisfactory to the Agent;

(h)    prohibition on consenting to the termination or reduction of the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or failing to object to any motion by a party in interest (other than a Lender or the Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Agent; and

(i)     such additional negative covenants (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles.

It is understood that transactions (including any payments to affiliates) under the ordinary course cash management system, including pursuant to any shared services or similar agreement (“Shared Services Agreement”) and any tax sharing agreements (“Tax Sharing Agreements”), any sublease of property from any Specified Affiliate to the Borrower or any of its restricted subsidiaries (“Property Subleases”) and certain other agreements or arrangements to be agreed to, each as in effect on the date of the Commitment Letter (and as amended, supplemented or modified in a manner that is not materially adverse to the interests of the Lenders in their

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capacity as such) and/or contemplated in the Initial Budget or any other Budget that has been approved by the Agent from time to time (if any) in respect of any applicable period will in any event be permitted by the Loan Documents (as and when the Borrower and/or Guarantors elect to make such performance in their respective discretion); provided, further that failure to comply with any such agreements shall not constitute a Default or Event of Default under the Loan Documents.

The DIP Facility will include exceptions from the relevant covenants allowing for investments and/or restricted payments (in the form of intercompany loans, intercompany funding or otherwise) and transactions with affiliates between the Borrower, any of its subsidiaries, and the Specified Affiliates pursuant to which the Borrower may (in its discretion) perform intercompany transactions under the ordinary course cash management system (including pursuant to the Shared Services Agreement, any Tax Sharing Agreements, or Property Sublease and certain other agreements or arrangements to be agreed to) to, the Specified Affiliates, to finance general corporate purposes of the Specified Affiliates during the pendency of the Cases.

“Specified Affiliates” means, collectively, the following affiliates of the Borrower: EFH Corporate Services Company and Energy Future Holdings Corp.

- Financial Covenants:	Minimum liquidity (to be defined as unrestricted cash) of $150 million at all times.

Events of Default:

The occurrence and continuance of any of the following events shall constitute an Event of Default under the DIP Facility (consistent, in each case, with the Documentation Principles):

(a)    (i) the Final Order Entry Date shall not have occurred on or prior to the date that is one hundred and ten (110) days after the date of the Commitment Letter or (ii) the Term Facility shall not have been funded in full within ten (10) days of the Final Order Entry Date;

(b)    Any of the Cases shall be dismissed or converted to a Chapter 7 Case;

(c)    A trustee, receiver, interim receiver, receiver or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4));

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(d)    Any other superpriority administrative expense claim or lien (other than the Carve-Out) which is pari passu with or senior to the claims or liens of the Agent or the Lenders under the DIP Facility shall be granted in any of the Cases without the prior written consent of the Agent;

(e)    The Bankruptcy Court shall enter an order granting relief from the automatic stay to (i) any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any equity interest in any of the Oncor Entities held by any of the Debtors or (ii) any creditor or party in interest with a value in excess of $25,000,000 to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors (other than assets described in clause (i)) that have an aggregate value in excess of $25,000,000;

(f)     The Borrower shall default in the payment of (i) principal on the Loans when due; or (ii) interest or fees and such default shall continue for more than five (5) days;

(g)    Any representation or warranty made or deemed made by any Debtor in any Loan Document shall prove untrue in any material respect on the date as of which it is made or deemed made;

(h)    The Debtors shall default (i) in the observance of any negative covenant (and certain specified affirmative covenants consistent with the Documentation Principles) in the Loan Documents, (ii) in the observance of the Financial Covenant; or (iii) in the observance of any other covenant, term or condition not otherwise specified herein which default continues for more than 30 days after receipt of notice to the Borrower from the Agent or the Requisite Lenders (defined below);

(i)     An order shall be entered reversing, supplementing, or staying for a period of five (5) business days or more, vacating or otherwise modifying the Interim Fee Order or the Final Order in a manner that is adverse to the interests of the Agent or the Lenders, or any of the Debtors shall apply for authority to do so, without the prior written consent of the Agent or the Requisite Lenders, or the Interim Fee Order or the Final Order with respect to the DIP Facility shall cease to be in full force and effect;

(j)     An order shall be entered amending in a manner that is adverse in any material respect to the interests of the Lenders the Interim Fee Order or the Final Order without the consent of the Lenders;

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(k)    Any judgments that are in the aggregate in excess of $25,000,000 as to any post-petition obligation that is allowed as an administrative expense claim against the Debtors shall be rendered against the Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Event;

(l)     Any Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with a “first day” order, the Interim Fee Order, the Final Order, or as otherwise agreed to by the Agent;

(m)   A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments under the DIP Facility and the indefeasible payment in full in cash of the Obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan;

(n)    The Final Order shall cease to create a valid and perfected lien on the Collateral;

(o)    (i) Any Debtor shall file a motion or pleading or commence a proceeding that would reasonably be expected to result in a material impairment of any of the Lenders’ material rights or interests in their capacities as Lenders under the DIP Facility or (ii) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment;

(p)    Any Loan Document or any material provision thereof shall cease to be effective (other than in accordance with its terms);

(q)    Any of the Debtors shall fail to comply with the Interim Fee Order or the Final Order in any material respect;

(r)     The Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral;

(s)    The Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (when taken as a whole) of the Agent or the Lenders or their respective material rights and remedies in their capacity as such under the DIP Facility in any of the Cases;

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(t)     The Borrower shall default on payment due or there shall be any event of default the effect of which is to accelerate or permit acceleration with respect to material indebtedness (threshold to be agreed) incurred after the Petition Date provided, that notwithstanding anything in the foregoing to the contrary, this section shall not apply with respect of make-whole payments or premiums in respect of indebtedness;

(u)    The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Agent or the Lenders in each case relating to the DIP Facility;

(v)    Any Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other person’s motion as to any matter set forth in clause (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (r), (s), or (u) above; and

(w)   Such additional events of default (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter]) as are consistent with the Documentation Principles (with the change of control definition to be agreed).

Notwithstanding anything to the contrary contained herein, any Event of Default under the Loan Documents, and any or similarly defined term under any Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist.

Upon the enforcement of remedies after acceleration of the Loans as a result of an Event of Default, proceeds of other Collateral will be paid: first, to holders of any then outstanding obligations under the Carve Out (if any), up the amount thereof; and then, to the holders of the Obligations.

Rights and Remedies Upon Event of Default:	Upon the occurrence of an Event of Default and following the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), the Agent, on behalf of the Lenders, may (and at the direction of the Requisite Lenders, shall) exercise all rights and remedies provided for in the Loan Documents and may declare (i) the termination, reduction or restriction of any further Commitment to the

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extent any such Commitment remains, (ii) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Debtors, and (iii) the termination of the Loan Documents as to any future liability or obligation of the Agent and the Lenders, but without affecting any of the liens securing the DIP Facility or the Obligations.

During the Remedies Notice Period, the Debtors may continue to use cash collateral in the ordinary course of business, consistent with past practices and the most recently delivered Budget, but may not enter into, or seek approval of, any transactions or arrangements (including, without limitation, the incurrence of indebtedness or liens, investments, restricted payments, asset sales or transactions with non-Debtor affiliates) that are not in the ordinary course of business. Unless the Bankruptcy Court orders otherwise during the Remedies Notice Period, at the end of the Remedies Notice Period, the Debtors shall no longer have the right to use or seek to use cash collateral, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice to or order of the Bankruptcy Court, and the Agent shall be permitted to exercise all rights against the Collateral in accordance with the Loan Documents and the Final Order, as applicable, and shall be permitted to satisfy the Obligations, without further order or application or motion to the Bankruptcy Court and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated for the purposes of giving any notice contemplated hereunder.

During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely for the purpose of contesting whether an Event of Default has occurred and/or is continuing, and the Debtors waive their right to, and shall not be entitled to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Agent, on behalf of the Lenders, set forth in the Interim Fee Order, the Final Order, or the Loan Documents.

The delay or failure to exercise rights and remedies under the Interim Fee Order, the Final Order or the Loan Documents by the Agent, on behalf of the Lenders, shall not constitute a waiver of such Agent’s rights thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable Loan Documents.

Conditions to Full Availability:	The obligation to provide Loans up to the full amount of the Commitments shall be subject to the satisfaction or waiver of the conditions precedent listed on Annex I attached hereto.

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Assignments and Participations:

Subject in each case to the Documentation Principles, each Lender may assign all or any part of the Term Facility to one or more affiliates, banks, financial institutions or other entities, in each case, with the prior written consent of the Borrower (unless such an assignment is being made to a Lender, an affiliate of a Lender, or an approved fund of such Lender or its affiliate) and the Agent (unless such an assignment is being made to a Lender, an affiliate of a Lender or an approved fund of such Lender or its affiliate) (in each case, not to be unreasonably withheld, conditioned or delayed); provided, however, that under no circumstances will assignments be made to a Disqualified Institution (defined below), and that the consent of the Borrower will not be required during the continuance of an Event of Default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents.

The Lenders will also have the right to sell participations (other than to Disqualified Institutions), subject to customary limitations on voting rights, in the DIP Facility.

“Disqualified Institutions” means (a) any company engaged principally in the business of energy or power generation and/or transmission as identified in writing to the Agent by the Company from time to time, (b) any company whose principal business is that of an energy or power merchant as identified in writing to the Agent by the Company from time to time, (c) any financial institution identified in writing to the Joint Lead Arrangers by the Borrower on or prior to the date of the Commitment Letter (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) a “defaulting” Lender (as described below). The list of Disqualified Institutions shall be posted for the benefit of the Lenders. Upon the identification in writing by the Borrower to the Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Agent shall promptly post such addition to the list to the Lenders; provided that any additional person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Lenders.

Requisite Lenders:	Voting with respect to the DIP Facility will be done solely by the Lenders. The vote of Lenders holding more than 50% of total Commitments under the DIP Facility (or if no Commitments are outstanding, total exposure) (the “Requisite Lenders”) shall be required to amend, waive or modify any terms and conditions of the DIP Facility (with customary exceptions consistent with the Documentation Principles where only the consent of the relevant Agent will be required), except that with respect to matters relating to, among others, the reduction in, or compromise of payment rights with respect to, principal or interest rates, extension of maturity (it being understood and agreed that a waiver or amendment of the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to a payment Event of Default) and (6) of the definition thereof, which will be subject to the consent of each

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Lender) will be subject to Requisite Lender consent) or scheduled date of payment of any interest or fees due, release of material guarantees and/or liens granted on all or substantially all of the Collateral (other than guarantees, liens, or Collateral subject to permitted dispositions, permitted mergers, consolidations, reorganizations, etc.) and reduction in voting thresholds, the consent of the Lenders holding 100% of total Commitments (or if no Commitments are outstanding, total exposure) directly and adversely affected thereby will be required, except that the Commitment of a Lender may not be increased without such Lender’s consent.

Defaulting Lenders:	The Loan Documents will contain customary provisions (but consistent in any event with the Documentation Principles) relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive fees, and the termination or assignment of Commitments and Loans held by “defaulting” Lenders at par).

Taxes:

Consistent in each case with the Documentation Principles, the Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including in respect of Dodd-Frank and Basel III) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with any prepayment of a LIBOR Loans on a day other than the last day of an interest period with respect thereto.

In connection with any proposed amendment, waiver or other modification to the DIP Facility (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of all Lenders whose consent is required is not obtained, but the consent of Lenders with a majority of the Loans held by the applicable group of Lenders is obtained (any such Lender whose consent is required but is not obtained, a “Non-Consenting Lender”), then the Borrower may, at its sole expense, upon notice to such Non-Consenting Lender and the Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to all restrictions otherwise applicable to assignments), all its interests, rights and obligations under the DIP Facility to an assignee that shall assume such obligations or terminate such Non-Consenting Lender’s commitments; provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the DIP Facility from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Indemnity; Expenses:	The Loan Documents will provide, in each case to the extent consistent with the Documentation Principles, that the Borrower shall

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indemnify, pay and hold harmless the Agent, the Joint Lead Arrangers, and the Lenders and their affiliates (and their respective controlling persons, directors, officers, partners, employees, agents, advisors and other representatives (collectively the “Related Parties”)) (each, an “Indemnified Person”) against any loss, claim, damage, liability, or expense incurred in respect of the DIP Facility contemplated hereby or the use of proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by any Debtor, its equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (except, in the case of any Indemnified Person, to the extent resulting (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Person (or its Related Parties), in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, (ii) from a dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the DIP Facility and other than any claims arising out of any act or omission on the part of the Borrower or the other Debtors or (iii) from any material breach of the Loan Documents by such Indemnified Person (or its Related Parties), as determined in a final non-appealable judgment of a court of competent jurisdiction) and (b) the Borrower shall reimburse within 10 days of written demand (together with reasonably detailed supporting documentation) the Agent, the Lenders and the Joint Lead Arrangers for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Agent incurred in connection with the Agent’s participation in the Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)); provided, however, that the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the professionals retained as provided for in the DIP Documents to counsel to the Committee and the United States Trustee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten days after receipt thereof. In the event that within ten days from receipt

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of such invoices the Debtors, the United States Trustee or counsel to the Committee raise an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute; provided, that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court.

Governing Law and Jurisdiction:	The Loan Documents will provide that the Debtors and the Lenders will submit to the exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the Southern District of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Miscellaneous:	The terms and conditions of the Interim Fee Order and Final Orders (e.g. 506(c) waivers, marshaling, and successors and assigns) to be mutually agreed.

Counsel to the Joint Lead Arrangers and the Agent:	Shearman & Sterling LLP

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Annex I

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE, INC.

SUMMARY OF CONDITIONS PRECEDENT TO THE DIP FACILITY

1.	Interim Fee Order/Final Order/Bankruptcy Matters.

(a)	The Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the Left Lead DIP Facility Arranger, an interim order in form and substance satisfactory to the Left Lead DIP Facility Arranger (the “Interim Fee Order”) as to the DIP Facility Fee, the Ticking Fee and the reimbursement of documented expenses of the Commitment Parties (including fees, charges and disbursements of counsel), no later than ten (10) business days after the date of commencement of the Cases, (a) approving and authorizing the Debtors to satisfy such fees when due under, to the extent provided in, and in accordance with the Commitment Letter and the Fee Letter; and (b) entitling such fees to administrative expense priority pursuant to section 503(b) of the Bankruptcy Code and ordering that such fees shall be deemed fully earned, indefeasibly paid, irrevocable, and non-avoidable irrespective of whether the Term Loans are approved; provided, however, that for the avoidance of doubt, the Borrower will not pay any amounts authorized under the Interim Fee Order in advance of the Final Order Entry Date unless pursuant to a separate Bankruptcy Court order authorizing the Borrower to use cash collateral.

(b)	No later than the date that is one hundred and ten (110) days after the date of the Commitment Letter, a final order shall have been entered by the Bankruptcy Court in form and substance satisfactory to the Left Lead DIP Facility Arranger (which shall in any case approve the entirety of the Term Facility and the repayment and/or settlement (including via an exchange) in full of the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes with the proceeds of the Term Loans and Incremental Term Loans) (the “Final Order”) on a motion by the Debtors that is in form and substance satisfactory to the Left Lead DIP Facility Arranger, approving and authorizing on a final basis the matters and containing the other provisions described in this Section 1.

(c)	Neither of the Interim Fee Order nor the Final Order shall have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, that is adverse to the Lenders, without the consent of the Left Lead DIP Facility Arranger.

(d)	The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Left Lead DIP Facility Arranger.

(e)	The Debtors shall be in compliance in all material respects with the Interim Fee Order and the Final Order.

(f)	The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases

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or shortly thereafter shall have been reviewed in advance by the Left Lead DIP Facility Arranger and shall be reasonably satisfactory in form and substance to the Left Lead DIP Facility Arranger, but in the case of orders relating to cash management and adequate protection, shall be satisfactory in form and substance to the Left Lead DIP Facility Arranger.

(g)	No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the Debtors.

2.	Financial Statements, Budgets and Reports.

(a)	The Borrower shall have delivered the Budget to the Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of the Budget dated April 28, 2014 in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers prior to the date hereof.

(b)	The Borrower shall have delivered to the Agent and the Lenders a base case model, including a statement of cash sources and uses of all free cash flow for the tenor of the DIP Facility, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of a base case model dated April 28, 2014 in form and substance reasonably satisfactory to the Joint Lead Arrangers and the Lenders prior to the date hereof.

(c)	The Agent and the Lenders shall have received reasonably requested financial information.

3.	Performance of Obligations.

(a)	All invoiced costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents and the Fee Letter to be payable to the Commitment Parties, the Agent and the Lenders in respect of the DIP Facility shall have been paid to the extent earned, due and payable.

(b)	Representations and warranties of the Debtors shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Event).

(c)	No Default or Event of Default shall exist under the DIP Facility.

4.	Customary Closing Documents.

(a)	The Debtors shall have complied with the following closing conditions: (i) the delivery of customary legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials, including good standing certificates; officer’s certificates; and notice of borrowing; (ii) evidence of authority; and (iii) obtaining of any governmental consents, if any, necessary in connection with the DIP Facility, the financing thereunder and related transactions. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

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(b)	The Loan Documents (which shall be consistent with the Documentation Principles) shall have been entered into by the Debtors, the Agent and the Lenders.

(c)	The Agent shall have received results of a Uniform Commercial Code search for the jurisdiction of organization of the Debtors and a federal tax lien search for the jurisdiction of the chief executive office of the Debtors.

(d)	The Agent shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC in the jurisdiction of organization of each Debtor.

(e)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Final Order.

5.	Other Conditions.

(a)	If the Final Order (or any order entered concurrently or prior to the entry of the Final Order) approves the repayment in full of the EFIH First Lien Secured Notes with the proceeds of the Term Facility, substantially concurrently with the borrowing under the Term Facility, the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes (which, for the avoidance of doubt, shall not include make-whole payments or premiums in respect of the EFIH First Lien Secured Notes unless otherwise approved by the Borrower) shall be repaid in full.

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Annex II

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the greatest of (a) the prime rate of interest announced from time to time by the Agent, changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate (after giving effect to LIBO floor in the case of Term Loans) for a one month interest period appearing on the Reuters Page LIBOR01 (or on any successor or substitute page) on such day plus 1.00%.

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one or two weeks, one, two, three or six months (as selected by the Borrower) appearing on Reuters Page LIBOR01 (or on any other service providing comparable rate quotations) at approximately 11:00 a.m., London time, two business days prior to the first day of the applicable interest period; provided that in the case of Term Loans, the Adjusted LIBO Rate shall be subject to a floor (the “LIBO Floor”) of 1.00% per annum.

“Applicable Margin” means, a margin of:

2.25%, in the case of ABR Loans

3.25%, in the case of Eurodollar Loans

Interest Payment Dates:

In the case of ABR Loans, interest shall be payable in arrears on the first day of each month, upon any prepayment due to acceleration and at the Maturity Date.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at the Maturity Date.

Agent and Joint Lead Arrangers Fees:	Such additional fees payable to the Agent and the Joint Lead Arrangers as are specified in the fee letter, dated April 28, 2014 (the “Fee Letter”), by and among the Agent, the Joint Lead Arrangers and the Borrower.

Default Rate:	After any payment Event of Default and upon notice by the Agent, the applicable interest rate for all Loans will be increased to, and overdue interest, fees and other amounts (other than overdue principal) shall bear interest at 2% per annum above the applicable rate. Overdue principal shall bear interest at 2% above the rate otherwise applicable.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed

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EXHIBIT H

EFIH SECOND LIEN DIP FINANCING TERM SHEET

Execution Version

ENERGY FUTURE HOLDINGS CORP.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

SECOND LIEN SUBORDINATED SECURED DEBTOR IN POSSESSION NOTES FACILITY TERM SHEET

Capitalized terms used but not defined herein shall have the meanings set forth in the letter agreement, dated as of April 29, 2014 (the “Commitment Letter”), to which this Term Sheet is attached, or the Restructuring Support Agreement (as defined in the Commitment Letter).

Issuers	Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (collectively, the “Issuers”).

Guarantors	All of the Issuers’ direct and indirect domestic restricted subsidiaries that guarantee the EFIH First Lien DIP Financing (collectively, the “Guarantors”) in the Chapter 11 Cases. The Issuers and the Guarantors are referred to herein as “Note Parties” and each, a “Note Party.” All obligations of the Issuers under the Second Lien DIP Facility (as defined below) will be unconditionally guaranteed by the Guarantors.

Backstop Commitment	To be provided by the entities set forth on Schedule I to the Commitment Letter on the date hereof (and defined as Initial Commitment Parties therein) and such other parties that become Commitment Parties from time to time pursuant to the terms of the Commitment Letter. The Commitment Parties will pursuant to the Commitment Letter, severally and not jointly, backstop the Second Lien DIP Facility in an amount not to exceed $1,900,000,000 (the “Backstop Commitment”) based on the respective percentages set forth on Schedule I to the Commitment Letter.

Second Lien DIP Facility Rights Holders	The following persons shall have the right to participate in the Second Lien DIP Facility (such persons, the “Second Lien DIP Facility Rights Holder,” and such rights, the “Participation Rights”): (i) (a) All Holders of EFIH Unsecured Note Claims shall receive their Pro Rata share of 91% of the Participation Rights; and (b) Fidelity shall receive their Pro Rata share of 9% of the Participation Rights which participation shall be in the form of Tranche A-3 Note; provided, however, General Unsecured Claims Against EFH may participate in the Equity Conversion by purchasing such Tranche A-3 Notes held by Fidelity, if the Required Transfer as described below has not occurred. Moreover, Fidelity shall receive an $11.25 million payment from EFIH in connection with the exercise of any Participation Rights. If at any time (a) the IRS shall have denied the Debtors’ Ruling Request or shall have informed the Debtors or their counsel, whether orally or in writing, of its decision not to issue one or more of the Required Rulings (the “PLR Denial”) and (b) the Oncor TSA Amendment has not yet been approved, the Required Commitment Parties shall have the sole and exclusive right to require the holders of any Tranche A-3 Notes to transfer such notes to the Commitment Parties (the “Required Transfer”) for a purchase price equal to the sum of (i) the par amount of such notes plus accrued and unpaid interest (including the PIK Interest (as defined below)), which amount shall be payable on the purchase date, (ii) in the event such assignment is consummated before the payment of the One-Time PIK Fee (as defined below), 10% of the par amount of such notes plus accrued and unpaid PIK Interest, if any (but not, for the avoidance of doubt, any accrued and unpaid cash interest), which amount shall be payable on the purchase date, and (iii) a Pro Rata share of any Prepayment Fee (as defined below) subsequently paid on such Tranche A-3 Notes (which amount shall be paid by EFIH to the holders of the Tranche A-3 Notes immediately prior to such assignment and not the holders of the Tranche A-3 Notes as of the date that the Prepayment Fee is due and owing).

The Participation Rights of Holders of General Unsecured Claims Against the EFIH Debtors shall be subject to ratable reduction from participation by Selected Partners (if any), in an aggregate amount not to exceed $400,000,000.

Administrative Agent	To be determined.

Collateral Agent	To be determined.

DIP Facility	A second lien subordinated secured debtor-in-possession note facility that consists of (a) the Tranche A Notes, composed of (i) the Tranche A-1 Notes (the “Tranche A-1 Notes”) issued to Holders of EFIH Unsecured Note Claims pursuant to the Second Lien DIP Procedures, (ii) the Tranche A-2 Notes (the “Tranche A-2 Notes”) issued to each Commitment Party solely as a result of its obligation under the Investment Commitment, the Selected Partners, Post-Funding Partners and Specified Consultants, and (iii) the Tranche A-3 Notes (the “Tranche A-3 Notes” and, together with the Tranche A-1 Notes and Tranche A-2 Notes, the “Tranche A Notes”) issued to Fidelity, as a Holder of General Unsecured Claims Against EFH, in each case, which will be available to be drawn in a single drawing on the Closing in an amount up to $1,900,000,000 to consummate the Second Lien Refinancing, and (b) the Tranche B Notes.

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Second Lien DIP Procedures

The procedures for offering Participation Rights to eligible Second Lien DIP Facility Rights Holders under the Second Lien DIP Facility shall be on terms and conditions which are consistent with this Term Sheet and otherwise satisfactory to the Required Commitment Parties, EFH and EFIH (the “Second Lien DIP Procedures”) in advance of the consummation of the Second Lien DIP Facility.

The record date that shall determine the parties entitled to Participation Rights shall be the date of the commencement of the offering to eligible Second Lien DIP Facility Rights Holders.

The Second Lien DIP Facility shall be funded by any and all Second Lien DIP Facility Rights Holders that elect to participate in their Pro Rata share of the Second Lien DIP Facility and, with respect to any unfunded portion of the Second Lien DIP Facility, Pro Rata by the Commitment Parties in accordance with the terms of the Commitment Letter (such funding parties, together, with their successors and assigns, the “Note Purchasers”); provided that no Commitment Party shall be permitted or required to exercise any participation rights if, after giving effect to such participation, the aggregate principal amount of the Second Lien DIP Facility to be provided by such Commitment Party when aggregated with the aggregate principal amount of the Second Lien DIP Facility provided by affiliates of such Commitment Party would exceed such Commitment Party’s Investment Commitment, provided, however, that such Commitment Party may exceed such Commitment Party’s Investment Commitment to the extent necessary to satisfy any Commitment of a Defaulting Commitment Party; provided, further, that any party electing to exercise such participation shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any such participation becoming effective.

Second Lien DIP Facility Termination Date

All Second Lien DIP Notes shall become due and payable on the DIP Facility Termination Date (as defined below), subject to the Equity Conversion.

The “DIP Facility Termination Date” shall be the earliest of (a) the Scheduled Termination Date (as defined below), (b) the consummation of any Section 363 sale, (c) the effective date of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court or (d) the acceleration of the notes and the termination of the commitment with respect to the Second Lien DIP Facility in accordance with the DIP Documents (as defined below).

“Scheduled Termination Date” means the date that is 24 months from the date the Second Lien DIP Facility is funded.

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Equity Conversion

Upon the Effective Date, the Second Lien DIP Notes shall be subject to conversion to Reorganized EFH Common Stock, on the terms set forth in the Restructuring Support Agreement, the Equity Conversion Term Sheet, and the Conversion Agreement (as defined in the Equity Conversion Term Sheet).

If the Equity Conversion does not occur, the Tranche B Notes shall convert to Tranche A-2 Notes.

Use of Proceeds	Proceeds of the Second Lien DIP Facility will be used (together with cash on hand and proceeds of the EFIH First Lien DIP Financing) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH Second Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH Second Lien Note Holders and (ii) repay the EFIH Second Lien Notes held by Settling EFIH Second Lien Note Holders in accordance with the EFIH Second Lien Settlement (clauses (i) and (ii) collectively, the “Second Lien Refinancing”).

DIP Documents	The Second Lien DIP Facility will be documented by a note purchase agreement (the “Note Purchase Agreement”) and other guarantee, security, intercreditor, and other relevant documentation (together with the Note Purchase Agreement, collectively, the “DIP Documents”) reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Required Commitment Parties and the Issuers; provided, however, that such DIP Documents will be drafted in form and substance consistent with the documents governing the EFIH First Lien DIP Financing (the “First Lien DIP Documents”), with adjustments made to reflect this Term Sheet. It is agreed that each “basket” or “cushion” set forth in the covenants and events of default contained in the DIP Documents shall be at least 15% more than the corresponding provision in the First Lien DIP Documents.

Transferability of Participation Rights	Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Participation Rights will only be transferable to affiliates of Second Lien DIP Facility Rights Holders and Selected Partners; provided, however, the Participation Rights may not be transferred, and any such transfer shall be null and void ab initio if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee and/or its affiliates of such transfer were to obtain or have beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

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Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Participation Rights attributable to such EFIH Senior Toggle Notes to any party other than affiliates or Selected Partners, and any such transfer shall be retroactively void.

For the avoidance of doubt, any transferee of the Participation Rights described above shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any transfer described above becoming effective.

Transferability of Second Lien DIP Notes

Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Second Lien DIP Notes shall only be transferable to (i) affiliates of a Note Purchaser, (ii) other Note Purchasers and their respective affiliates, and (iii) such other Persons that are qualified institutional buyers or accredited investors, provided, however, that such transfers of Second Lien DIP Notes are not permitted if, in the reasonable business judgment of the Issuers and their legal and tax advisors, in consultation with the Commitment Parties, such transfers would adversely (a) affect or delay the Debtors’ ability to obtain the Private Letter Ruling or violate the terms and conditions of the Private Letter Ruling or (b) affect or delay the Debtors’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions, provided, further, that, any transfer described above shall be null and void ab initio, if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee of such transfer (other than affiliates transfers) was to obtain beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes that become Note Purchasers shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Second Lien DIP Notes attributable to such EFIH Senior Toggle Notes and any such transfer shall be retroactively void; provided, however, that any Tranche A-2 Notes purchased by a Commitment Party solely as a result of its obligation to do so under the Investment Commitment shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes, that the Tranche B Notes shall be transferrable separately from the Commitment Parties’ EFIH Senior Toggle Notes and that any Tranche A-1

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Notes transferred to Post-Funding Partners or Specified Consultants pursuant to the provision below shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes.

Notwithstanding anything herein to the contrary, at any time prior to the earlier of the DIP Facility Termination Date and the Equity Conversion, the Required Commitment Parties (determined based on the amount of their respective Investment Commitments immediately prior to the closing of the Second Lien DIP Facility) may require (i) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners (as defined below) or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes plus accrued but unpaid interest thereon, a Pro Rata portion of its Second Lien DIP Notes to partners selected by the Required Commitment Parties (the “Post-Funding Partners”) in an amount such that after giving effect to all such sales, the Post-Funding Partners shall own no more than $400,000,000 of principal amount of Second Lien DIP Notes, after taking into account all Second Lien DIP Notes owned (if any) by the Post-Funding Partners immediately prior to any such sale and any Tranche A-1 Notes received by such Post-Funding Partners pursuant to the above shall automatically become Tranche A-2 Notes (ii) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes outstanding as of the Closing less paid interest thereof, to date, a Pro Rata portion of its Second Lien DIP Notes to consultants to the Administrative Agent or Initial Commitment Parties (“Specified Consultants”) in an amount up to $100,000,000 and any Tranche A-1 Notes received by such Specified Consultant pursuant to the above shall automatically become Tranche A-2 Notes.

For the avoidance of doubt, any transferee of Second Lien DIP Notes described above shall execute a joinder to the Restructuring Support Agreement as a precondition to any transfer described above becoming effective.

Interest Rates

The Tranche A Notes will bear interest at a fixed rate of 8% per annum, payable in cash on the final business day of each quarter beginning on the first such day after the Closing.

If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment as of the date that is 90 days from the Petition Date, the Tranche A Notes shall bear additional interest at a rate of 4% per annum compounded quarterly, paid in kind in additional Tranche A Notes, until such time as the Oncor TSA Amendment is approved (the “PIK Interest”).

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Default Interest	During the continuance of an event of default (as defined in the DIP Documents), overdue amounts on the Tranche A Notes will bear interest at an additional 2% per annum.

Fees

If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment by the date that is one year from the Petition Date, the Issuers shall pay a one-time fee in the amount of 10.00% of the Tranche A Notes and Tranche B Notes, as applicable, to the Note Purchasers, paid in kind in additional Tranche A Notes and Tranche B Notes, as applicable (the “One-Time PIK Fee”).

If the Second Lien DIP Facility is repaid in cash without the consent of the Required Note Purchasers and other than upon acceleration, the Issuers shall pay an optional prepayment fee of $380 million (which payment may be waived upon the written consent of the Required Note Purchasers (as defined below) in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes) (the “Prepayment Fee”) to the Note Purchasers.

Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute a repayment in cash of the Second Lien DIP Facility.

Optional Prepayment

The Issuers may prepay the Second Lien DIP Notes subject to customary notice periods and payment of breakage costs and the Prepayment Fee (which payment may be waived upon the written consent of the Required Note Purchasers in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes). Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute an Optional Prepayment under the Second Lien DIP Facility and shall not result in the Prepayment Fee being due.

Mandatory Prepayments	The DIP Documents will contain mandatory prepayment provisions found in the EFIH First Lien DIP Financing; provided that, (a) notwithstanding anything to the contrary herein, the Second Lien DIP Notes shall not be mandatorily prepaid unless the EFIH First Lien DIP Financing is mandatorily prepaid first and in full and (b) application of mandatory prepayment amounts shall be subject to the provisions of the Intercreditor Agreement.

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Security and Priority

All amounts owing by the Issuers under the Second Lien DIP Facility and the obligations of the Guarantors in respect thereof will be secured, subject to (i) the Carve-Out (as defined in the commitment letter dated as of the date hereof with respect to the EFIH First Lien DIP Facility among EFIH, Deutsche Bank Securities Inc., as Left Lead DIP Facility Arranger (as defined therein), and the other financial institutions party thereto (the “EFIH First Lien DIP Commitment Letter”)), (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) all valid, perfected, enforceable and unavoidable liens as of the Closing (the “Permitted Liens”), by a second priority perfected security interest in all assets owned by the Issuers that secures the EFIH First Lien DIP Financing, including, without limitation, distributions pursuant to the Oncor TSA so long as the Oncor TSA Amendment is in effect (the “Collateral”).

The liens granted under the Second Lien DIP Facility will be junior only to the (i) the Carve-Out, (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) the Permitted Liens. The Issuers shall use commercially reasonable efforts to obtain the entry of an order providing that the liens under the Second Lien DIP Facility prime, and are in all respects senior to, any Allowed EFIH Second Lien Makewhole Claims of Non-Settling EFIH Second Lien Note Holders.

In the Chapter 11 Cases, the Note Purchasers will be granted in the DIP Order (as defined below) a superpriority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the Second Lien DIP Facility with priority above all other administrative claims, subject to the Carve-Out and the liens granted under the EFIH First Lien DIP Financing.

The Second Lien DIP Facility will be subject to an intercreditor agreement, which includes, among other things, customary payment block and standstill provisions (the “Intercreditor Agreement”), in form and substance reasonably acceptable to the lenders under the EFIH First Lien DIP Financing, the Issuers, and the Note Purchasers.

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Conditions Precedent to the Closing

The closing date (the “Closing”) under the Second Lien DIP Facility shall be subject to satisfaction (or waiver) of the following conditions:

A.     The DIP Documents shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Required Commitment Parties, the Administrative Agent, the Issuers and each of their counsel.

B.     The Chapter 11 Cases shall have been commenced by the Issuers and the Guarantors and the same shall each be a debtor and a debtor in possession.

C.     The Restructuring Support Agreement shall be in full force and effect and the Issuers shall be in compliance with the Restructuring Support Agreement in all material respects as of the Closing.

D.     Substantially concurrently with the Closing, the DIP Documents shall have been delivered, all applicable fees and expenses shall have been paid, and all applicable liens shall have been perfected.

E.     Substantially concurrently with the Closing, proceeds of the EFIH First Lien DIP Financing, which shall be on the terms set forth in the Restructuring Support Agreement and the aggregate principal amount under the EFIH First Lien DIP Financing shall not exceed $5,400,000,000 (with such changes that are not materially adverse to the Note Purchasers) shall have been used (together with cash on hand) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH First Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH First Lien Note Holders and (ii) repay the EFIH First Lien Notes held by Settling EFIH First Lien Noteholders in accordance with the EFIH First Lien Settlement.

F.      Substantially concurrently with the Closing, the Second Lien Refinancing shall have been consummated.

G.     The Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in form and substance satisfactory to the Required Commitment Parties and the Issuers (the “DIP Order”), authorizing and approving the issuance of the Second Lien DIP Notes and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which DIP Order shall not have been vacated, reversed, modified, amended or stayed, in a manner adverse to the Note Purchasers, without the consent of the Required Commitment Parties.

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H.     The Issuers shall have complied in all material respects with the terms and conditions of the Second Lien DIP Procedures, and the Participation Rights shall have been allocated in accordance with the Second Lien DIP Procedures.

I.       No default (or any event which with the giving of notice or lapse of time or both would be a default) under the EFIH First Lien DIP Financing is then existing, after giving effect to applicable grace periods or waivers, which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

J.      The Administrative Agent shall have received a customary opinion of counsel to the Issuers.

K.     There shall not have occurred any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Issuers and their subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Issuers (taken as a whole) to perform their payment obligations under the DIP Documents to which they are a party, or the rights and remedies of the Agent and the Note Purchasers under the DIP Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not individually or in the aggregate constitute a Material Adverse Event), and provided that nothing disclosed in any of the following filings by EFIH and/or EFH (1) the Annual Report on Form 10-K for the year ended December 31, 2013, as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the advisors of the Initial Commitment Parties prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of the Issuers provided to the Commitment Parties on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) be a Material Adverse Event (any of the foregoing being a “Material Adverse Event”).

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L.     Any and all governmental consents and approvals necessary in connection with the Second Lien DIP Facility shall have been obtained and shall remain in effect.

M.    To the extent requested at least 5 business days prior to Closing, each Note Purchaser who has requested the same shall have received “know your customer” and similar information.

The Note Purchasers shall have a valid and perfected second priority lien on and security interest in the Collateral pursuant to the DIP Order.

N.     (i) There shall exist no default under the DIP Documents, (ii) the representations and warranties of the Issuers and each Guarantor therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding and (iii) the issuance of the Second Lien DIP Notes shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and Warranties	The DIP Documents will contain representations and warranties consistent with those found in the First Lien DIP Facility and shall include representations and warranties with respect to: valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with material postpetition agreements (to the extent enforceable post-petition) or applicable law, enforceability of the DIP Documents, ownership of subsidiaries and property, material accuracy of financial statements and certain other written information provided, litigation, absence of Material Adverse Event, taxes, margin regulations, no default under the DIP Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, necessary rights to intellectual property and ownership of properties, DIP Order, sanctioned persons, anti-corruption laws and Patriot Act.

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Affirmative Covenants

The DIP Documents will contain affirmative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above) and shall include affirmative covenants with respect to:

A.     Preservation of corporate existence.

B.     Compliance with applicable laws (including ERISA and environmental laws).

C.     Conduct of business.

D.     Payment of taxes.

E.     Maintenance of insurance.

F.      Access to books and records and visitation rights.

G.     Maintenance of books and records.

H.     Maintenance of properties.

I.       Use of proceeds.

J.      Provision of additional collateral and mortgages.

K.     Delivery of certain reports and information.

L.     Transactions with affiliates.

M.    Certain bankruptcy matters.

N.     Limitations on changes to fiscal year.

O.     Further assurances.

Negative Covenants

The DIP Documents will contain negative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above), which include negative covenants with respect to:

A.     Limitations on debt and guarantees.

B.     Limitations on liens.

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C.     Limitations on loans and investments.

D.     Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries; provided that, no sales, dispositions, or other transfers of equity interests in Oncor Electric Delivery Holdings Company LLC shall be permitted.

E.     Limitations on dividends, redemptions and repurchases with respect to capital stock.

F.      Limitations on cancellation of debt and on prepayments, redemptions and repurchases of pre-petition debt, except as expressly provided for in the DIP Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court.

G.     Limitations on fundamental changes.

H.     Limitations on material changes in business.

I.       Limitation on certain affiliate value transfers.

J.      Limitations on sale/leasebacks.

K.     Limitations on amendment of constituent documents except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Note Purchasers.

L.     Limitation on amending, modifying, or terminating the Oncor TSA Amendment, to the extent such agreement is effective without consent of the Required Note Purchasers.

M.    Certain other bankruptcy matters.

Financial Covenants	The DIP Documents will contain financial covenants consistent with those found in the EFIH First Lien DIP Financing, subject to a 15% cushion.

Reporting Requirements	The DIP Documents will contain reporting requirements consistent with those found in the EFIH First Lien DIP Financing.

Events of Default

The DIP Documents will contain events of default consistent with those found in the EFIH First Lien DIP Financing (which will be applicable to the Issuers, the Gurantors, and their respective restricted subsidiaries), which (subject, where appropriate, to grace periods and exceptions consistent with

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those in the EFIH First Lien DIP Financing and to the principles set forth in “DIP Documents” above) shall include events of default with respect to:

A.     Failure to pay principal, interest or any other amount when due.

B.     Representations and warranties incorrect in any material respect when given.

C.     Failure to comply with covenants (with grace period as appropriate).

D.     Cross-acceleration against post-petition indebtedness in excess of an amount to be mutually agreed upon.

E.     Failure to satisfy or stay execution of final postpetition judgments in excess of an amount to be mutually agreed upon.

F.      The occurrence of certain ERISA events that result in a Material Adverse Event.

G.     Actual or asserted (by any Note Party or any affiliate thereof) invalidity or impairment of any DIP Document (including the failure of any lien to remain perfected).

H.     Change of ownership or control.

I.       (a) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code,

(b) the entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(c) the entry of an order staying, reversing, vacating or otherwise modifying, in each case in a manner materially adverse to the Administrative Agent or the Note Purchasers, without the prior consent of the Commitment Parties, the Second Lien DIP Facility or the DIP Order;

(d) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(e) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Issuers and such order has not be stayed or superseded by an order granting use of cash collateral;

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(f) the filing of any pleading by any Note Party seeking, or otherwise consenting to, any of the matters set forth in clauses (a) through (e) above;

(g) the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Note Purchasers or the commencement of other actions that is materially adverse to the Administrative Agent, the Note Purchasers or their respective rights and remedies under the Second Lien DIP Facility in any of the Chapter 11 Cases or inconsistent with the DIP Documents;

(h) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Issuers in excess of an amount to be mutually agreed upon in the aggregate;

(i) existence of any claims or charges, other than in respect of the Carve-Out, the EFIH First Lien DIP Financing or Second Lien DIP Facility or as otherwise permitted under the DIP Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Second Lien DIP Facility; and

(j) the Note Parties or any of their subsidiaries, or any person claiming by or through the Note Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Note Purchasers relating to the Second Lien DIP Facility.

(k) a plan shall be filed or confirmed in any of the Chapter 11 Cases that does not provide for either (i) the indefeasible payment in full in cash of the obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan or (ii) conversion to Conversion Shares on terms pursuant to the Equity Conversion.

Expenses and Indemnification	The Issuers will indemnify the Administrative Agent, the Commitment Parties, the Note Purchasers, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and

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hold them harmless from and against all costs, expenses (in the case of legal counsel, limited to reasonable and documented fees, disbursements and other charges) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Issuers or any of its affiliates) that relates to the Second Lien DIP Facility or the transactions contemplated thereby; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its or its related parties’ gross negligence, willful misconduct or bad-faith. The Issuer shall reimburse the Administrative Agent for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Administrative Agent incurred in connection with the Agent’s participation in the Chapter 11 Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated). The Issuer shall reimburse the reasonable and documented out-of-pocket expenses of (i) Akin Gump Strauss Hauer & Feld LLP, (ii) Cousins, Chipman & Brown LLP, (iii) Ernst & Young LLP, (iv) Leidos, Inc., (v) Centerview Partners LLC, and (vi) such other advisors retained by the Required Commitment Parties, including any regulatory counsel, during these cases (collectively, the “Commitment Party Professionals”) incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of Commitment Party Professionals incurred in connection with the Note Purchasers’ participation in the Chapter 11 Cases).

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Required Note Purchasers	Note Purchasers managed and/or advised by three or more investment advisors holding at least 50.1% of the outstanding commitments and/or exposure under the Second Lien DIP Facility (the “Required Note Purchasers”).

Amendments	Required Note Purchasers, except for provisions customarily requiring approval by all directly and adversely affected Note Purchasers or all Note Purchasers, including the reduction of any portion of the principal amount of the Second Lien DIP Notes, the reduction of the interest rate (other than as a result of a default, events of default, or default interest) or the extension of the final maturity date, provided, however, that the Required Note Purchasers may waive the Prepayment Fee, provided further, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes.

Miscellaneous	The DIP Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, (iii) customary agency, set-off and sharing language and (iv) customary replacement of lender provisions.

Governing Law and Submission to Non-Exclusive Jurisdiction	State of New York.

Counsel to Commitment Parties and Certain Note Purchasers	Akin Gump Strauss Hauer & Feld LLP.

Counsel to Administrative Agent	To be determined by Administrative Agent

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EXHIBIT I

CLOSING CONDITIONS

Annex I

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE, INC.

SUMMARY OF CONDITIONS PRECEDENT TO THE DIP FACILITY

1.	Final Order/Bankruptcy Matters.

(a)	No later than the date that is one hundred and ten (110) days after the date of the Commitment Letter, a final order shall have been entered by the Bankruptcy Court in form and substance satisfactory to PIMCO (which shall in any case approve (i) the entirety of the Term Facility and the repayment and/or settlement (including via an exchange) in full of the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes with the proceeds of the Term Loans and Incremental Term Loans and (ii) consistent with this Term Sheet, the payment of fees to PIMCO set forth in the section titled “EFIH First Lien Settlement” and the reimbursement of documented expenses of PIMCO (including fees, charges and disbursements of counsel)) (the “Final Order”) on a motion by the Debtors that is in form and substance satisfactory to PIMCO, approving and authorizing on a final basis the matters and containing the other provisions described in this Section 1.

(b)	The Final Order shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, that is adverse to PIMCO, without the consent of PIMCO.

(c)	The Final Order shall be in full force and effect.

(d)	The Debtors shall be in compliance in all material respects with the Final Order.

(e)	The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by PIMCO.

(f)	No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the Debtors.

2.	Performance of Obligations.

(a)	All invoiced costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents and this Term Sheet to be payable to PIMCO in respect of the DIP Facility shall have been paid to the extent earned, due and payable.

(b)	Representations and warranties of the Debtors shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Event).

(c)	No Default or Event of Default shall exist under the DIP Facility.

3.	Customary Closing Documents.

(a)	The Debtors shall have complied with the following closing conditions in a manner satisfactory to the Administrative Agent: (i) the delivery of customary legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials, including good standing certificates; officer’s certificates; and notice of borrowing; (ii) evidence of authority; and (iii) obtaining of any governmental consents, if any, necessary in connection with the DIP Facility, the financing thereunder and related transactions. PIMCO shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)	The Loan Documents (which shall be consistent with the Documentation Principles and this Term Sheet) shall have been entered into by the Debtors, the Agent and the Lenders.

(c)	As a result of the extension of such credit, usage of the DIP Financing shall not exceed the aggregate amount authorized by the Final Order.

4.	Other Conditions.

(a)	If the Final Order (or any order entered concurrently or prior to the entry of the Final Order) approves the repayment in full of the EFIH First Lien Secured Notes with the proceeds of the Term Facility, substantially concurrently with the borrowing under the Term Facility, the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes (which, for the avoidance of doubt, shall not include make-whole payments or premiums in respect of the EFIH First Lien Secured Notes unless otherwise approved by the Borrower) shall be repaid in full.

(b)	The Restructuring Support Agreement shall be in full force and effect and the Debtors shall be in compliance with the Restructuring Support Agreement in all material respects as of the Closing Date.

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EXHIBIT J

EQUITY CONVERSION TERM SHEET

Execution Version

ENERGY FUTURE HOLDINGS CORP.

EQUITY CONVERSION TERM SHEET

Capitalized terms used but not defined herein shall have the meanings set forth in the letter agreement, dated as of April 28, 2014 (the “Commitment Letter”), to which this Equity Conversion Term Sheet is attached, or the Restructuring Support Agreement (as defined in the Commitment Letter).

Issuer	Reorganized Energy Future Holdings Corp. (“Reorganized EFH”).

Summary of Equity Conversion	The newly issued common stock of Reorganized EFH shall consist of 100 million shares prior to the Equity Conversion and the issuance of shares under the Reorganized EFH/EFIH Management Incentive Plan (if any). In the Equity Conversion, the Second Lien DIP Notes shall be mandatorily converted to 177,658,788 Conversion Shares plus an additional 89,052 Conversion Shares for each million dollars of EFIH Second Lien DIP Financing in excess of $1,995 million, and less 89,052 shares of Conversion Shares for each million dollars of EFIH Second Lien DIP Financing of less than $1,995 million outstanding on the Effective Date, including on account of the Equity Conversion Fee, on the terms set forth herein (the “Equity Conversion”). Holders of General Unsecured Claims Against EFH other than Fidelity may elect to participate in their Pro Rata share (with all Holders of General Unsecured Claims Against EFH) of up to 9% of the Equity Conversion (such Holders, the “Equity Conversion Participants”) provided that such Holders of General Unsecured Claims may only participate in the Equity Conversion by purchasing Tranche A-3 Notes held by Fidelity or any direct or indirect transferee thereof, if the Required Transfer (as defined in the Second Lien DIP Notes Term Sheet) has not occurred. Such Holders shall fund such share in cash, the proceeds of which shall be used by EFIH to repay in cash Tranche A-3 Notes, Pro Rata, in respect of such share, simultaneously with the Equity Conversion (the “Fidelity Repayment”); provided, further, that the stated plan value of the Conversion Shares shall be at least equal to the adjusted issue price of the EFIH Second Lien DIP Financing; provided, however, that, for the avoidance of doubt, this is a negotiated plan value solely for purposes of the deal embodied in this Term Sheet and the Restructuring Support Agreement and shall not be binding upon any party to the extent the Plan is not confirmed and consummated. The number of Conversion Shares issued pursuant to the Equity Conversion shall be adjusted to the extent that Reorganized EFIH Equity Interests, or a combination of Reorganized EFH Common Stock and Reorganized EFIH Equity Interests are issued pursuant to the Equity Conversion.

Parties	The parties entitled to participate in the Equity Conversion shall be limited to the Note Purchasers under the Second Lien DIP Facility and the Equity Conversion Participants (the “Conversion Parties”).

Conversion Agreement	The parties acknowledge and agree that this Equity Conversion Term Sheet does not include all of the conditions, covenants, closing conditions, representations, warranties and other terms that would be contained in definitive documents for transactions of this type. As such, the Commitment Parties and EFH shall no later than 30 days after the date of execution of the Commitment Letter, enter into a conversion agreement (the “Conversion Agreement”) containing the terms and conditions set forth in this Equity Conversion Term Sheet, the Commitment Letter and other customary terms and conditions for transactions of this type, and which must be consistent with the Restructuring Support Agreement and reasonably satisfactory to at least three (3) investment advisors that manage and/or advise funds or accounts that beneficially own, collectively, at least 66.6% of the EFIH Unsecured Note Claims held by all Consenting Creditors (the “Required EFIH Unsecured Consenting Creditors”) and EFH, which Conversion Agreement shall be incorporated by reference into the Note Purchase Agreement or shall be attached as an exhibit thereto.

Organizational Documents	Corporate governance for Reorganized EFH and Reorganized EFIH, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “Organizational Documents”), shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, shall be determined by the Required EFIH Unsecured Consenting Creditors in consultation with (i) EFH, (ii) EFIH, and, (iii) as appropriate, with other Holders of EFIH Second Lien DIP Claims or EFIH Unsecured Note Claims that upon the Effective Date will receive greater than 15% of the Reorganized EFH Common Stock.

Registration Rights	Reorganized EFH and any Conversion Parties that will constitute affiliates of Reorganized EFH under the Securities Act of 1933 after the Effective Date will enter into a registration rights agreement (the “Registration Rights Agreement”), which shall contain such terms and conditions reasonably satisfactory to the Required EFIH Unsecured Consenting Creditors and as necessary to comply with the terms of the Private Letter Ruling and provide for registration rights, including demand, piggyback and shelf registration rights, with the number of long form demand registration rights to be determined by the Required EFIH Unsecured Consenting Creditors.

Transferability of Converted Shares	The Conversion Shares will be transferable, subject to compliance with applicable securities laws (including the Securities Act of 1933, as amended) and the terms of the Private Letter Ruling.

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Representations and Warranties:	The Conversion Agreement shall contain customary representations and warranties of EFH and the Commitment Parties for transactions of this type, consistent with the Second Lien DIP Facility.

Covenants	The Conversion Agreement will contain covenants of EFH and EFIH, as provided by, consistent with, and subject to the Restructuring Support Agreement.

Conditions Precedent to Closing

The Equity Conversion will be conditioned upon satisfaction of terms and conditions in the Conversion Agreement, as provided by, consistent with, and subject to the Restructuring Support Agreement, including, without limitation, the following:

•       The Restructuring Support Agreement shall be in full force and effect as of the closing of the Equity Conversion and shall not have been amended or modified without the prior consent of the Required EFIH Unsecured Consenting Creditors in violation of the terms of the Restructuring Support Agreement;

•       The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be in full force and effect and not subject to a stay;

•       The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be in full force and effect and not subject to a stay;

•       The Registration Rights Agreement shall be in form and substance reasonably satisfactory to the Required EFIH Unsecured Consenting Creditors;

•       Any and all governmental and third party consents and approvals necessary in connection with the Equity Conversion and the Plan Restructuring Documents shall have been obtained and shall remain in effect;

•       The Private Letter Ruling shall have been obtained from the IRS;

•       The Plan shall have become, or simultaneously with the issuance of the New Reorganized EFH Stock will become, effective;

•       The covenants to be performed by EFH and EFIH in the Conversion Agreement shall have been performed and complied with in all material respects on the closing date of the Equity Conversion; and

•       There shall not have been a continuing default (or any event which with the giving of notice or lapse of time or both would be a default) under the Second Lien DIP Facility.

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Termination of Equity Conversion

All of the obligations of the Commitment Parties, Conversion Parties, EFH, and EFIH shall be of no further force or effect, upon the giving of written notice of termination by the Required EFIH Unsecured Consenting Creditors, in the event of:

•     a termination of the Restructuring Support Agreement by any party thereto, or the Commitment Letter; or

•     an event of default, cancellation and/or acceleration of the Second Lien DIP Facility.

Indemnification	EFH and EFIH shall, jointly and severally, indemnify and hold harmless each Conversion Party not indemnified under the Commitment Letter, and their respective affiliates, shareholders, members, partners, and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, and costs and expenses that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with the Plan, the Plan Restructuring Documents, the Equity Conversion, or any matter relating to the foregoing.

Amendments	Amendments to the Conversion Agreement will require the consent of the ; provided that, amendments relating to allocation percentages, fees, or otherwise disproportionately and materially adversely affecting a Conversion Party, shall require the consent such Conversion Party.

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EXHIBIT K

SUMMARY OF KEY REPRESENTATIONS

Energy Future Holdings Corp.

Summary of Key Representations For Ruling Request Under IRC §§ 368(a)(1)(G) and 355

The ruling request expected to be filed by EFH with respect to its distribution of Spinco to the TCEH first lien creditors will include the representations set forth herein and any other representations reasonably acceptable to the TCEH Creditors and required for rulings for reorganizations under Section 368(a)(1)(G) and distributions under Section 355. Probably the most significant representation is that EFH and Spinco have actively conducted their respective businesses (regulated and competitive) for the past five years and will continue to actively conduct their respective businesses after the reorganization. Indeed, the Tax Matters Agreement will prohibit EFH and Spinco from ceasing to actively conduct their respective businesses after the reorganization.

The ruling request may include over 50 representations in total. The following is a summary of certain key representations:

1.	EFH, EFIH, TCEH and Spinco will be under the jurisdiction of the court in a Title 11 case and the G reorganization and the distribution of Spinco will occur pursuant to the bankruptcy plan in such cases.

2.	The Spinco stock and other consideration distributed by EFH will be received by the TCEH creditors in their capacity as holders of interests in EFH.

3.	The EFH group has actively conducted both the regulated and competitive businesses for the last five years, and EFH and Spinco will continue to actively conduct their respective businesses after the reorganization.

4.	The reorganization will be carried out for the purpose of restructuring the debt of the EFH group and is motivated in whole or substantial part by such purpose.

5.	After the reorganization, no person will own (i) 50% or more of EFH stock that was acquired by “purchase” within the last five years, or (ii) 50% or more of Spinco stock that was received in the distribution with respect to EFH stock or securities that was acquired by “purchase” within the last five years.

6.	The aggregate fair market value of the assets transferred to Spinco will exceed their aggregate tax basis.

7.	The aggregate fair market value of the assets transferred to Spinco will exceed the liabilities of Spinco at the time of the reorganization.

8.	Except for the Spinco securities issued in connection with the reorganization, the liabilities assumed by Spinco in the reorganization were incurred in the ordinary course of business.

9.	There will be no debt between EFH and Spinco at the time of, or subsequent to, the reorganization (except for debt incurred in the ordinary course of business).

10.	Except for an elimination or reduction of intercompany balances in connection with the reorganization, EFH will neither accumulate its receivables nor make any extraordinary payment of its payables in anticipation of the reorganization.

11.	Any transactions between EFH and Spinco after the reorganization will be on arm’s length terms.

12.	Neither EFH nor Spinco are an “investment company” under the Internal Revenue Code.

13.	All of the parties will pay their own expenses incurred in connection with the reorganization.

EXHIBIT B to

the Restructuring Support and Lock-Up Agreement

Notes Claims

As used herein, the defined term “Notes Claims” collectively refers to any and all obligations of the Debtors arising under any of the following:

i.	the 15% senior secured second lien notes due April 1, 2021 (the “TCEH Second Lien Notes”) issued by TCEH and TCEH Finance, Inc. pursuant to an Indenture (as amended, restated, supplemented, or otherwise modified from time to time), dated as of October 6, 2010, by and among TCEH and TCEH Finance, as the issuers; EFCH and certain of the TCEH Subsidiaries, as guarantors; and Wilmington Savings Fund Society, FSB, as successor trustee to BNY (together with all Claims arising in connection with the TCEH Second Lien Notes, the “TCEH Second Lien Note Claims”);

ii.	the 10.25% senior notes due November 1, 2015 (the “TCEH 2015 Notes”) issued by TCEH and TCEH Finance, Inc. pursuant to an Indenture (as amended, restated, supplemented, or otherwise modified from time to time), dated as of October 31, 2007, by and among TCEH and TCEH Finance, as the issuers; EFCH and certain TCEH Subsidiaries, as guarantors; and Law Debenture Trust Company of New York, as successor trustee to BNY (together with all Claims arising in connection with the TCEH 2015 Notes, the “TCEH 2015 Note Claims”); and

iii.	the 10.50%/11.25% unsecured toggle notes due November 1, 2016 (the “TCEH Senior Toggle Notes” and, together with the TCEH 2015 Notes, the “TCEH Unsecured Notes”) issued by TCEH and TCEH Finance pursuant to an Indenture, dated as of December 6, 2007, by and among TCEH and TCEH Finance, as the issuers; EFCH and certain of the TCEH Subsidiaries, as guarantors; and Law Debenture Trust Company of New York, as successor trustee to BNY (together with all Claims arising in connection with the TCEH Senior Toggle Notes, the “TCEH Senior Toggle Note Claims”).

EXHIBIT C to

the Restructuring Support and Lock-Up Agreement

Commitment Letter

Execution Version

PRIVILEGED AND CONFIDENTIAL

April 28, 2014

Energy Future Holdings Corp.

Energy Future Intermediate Holdings Company LLC

Energy Plaza

1601 Bryan Street

Dallas, TX 75201

Re:	Investment Commitment

Ladies and Gentlemen:

Reference is made to the Restructuring Support and Lock-Up Agreement, dated as of April 28, 2014 (the “Restructuring Support Agreement”), by and among Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”), and certain of their affiliates (collectively, the “Debtors”), the other parties thereto, and parties listed on the signature pages hereto (the “Initial Commitment Parties”), and the term sheets and other documents attached to the Restructuring Support Agreement, pursuant to which EFH and EFIH intend to engage in a restructuring of their existing liabilities in accordance with the Bankruptcy Code (the “Restructuring”). Capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings provided in the Restructuring Support Agreement or the Restructuring Term Sheet attached thereto (subject to Section 2 of the Restructuring Support Agreement).

The Restructuring contemplates, among other things, that the Commitment Parties and the Selected Partners, if any (as defined below), will, severally and not jointly, backstop a second lien subordinated secured debtor-in-possession note facility in accordance with the terms of the Second Lien DIP Notes Term Sheet (as defined below) (the “Second Lien DIP Facility”) that consists of (a) non-amortizing notes in an amount up to $1,900,000,000 (the “Tranche A Notes”) and (b) non-amortizing, non-interest-bearing notes issued in full satisfaction of the Funding PIK Fee (as defined below) (the “Tranche B Notes” and, together with the Tranche A Notes, the “Second Lien DIP Notes”). The Debtors will offer the right to purchase the Tranche A Notes to (i) Holders of General Unsecured Claims Against the EFIH Debtors (such Tranche A Notes, the “Tranche A-1 Notes”), subject to ratable reduction from participation by Selected Partners (as defined below), if any, in an aggregate amount not to exceed $400,000,000 and (ii) General Unsecured Claims Against EFH held by Fidelity (such Tranche A Notes, the “Tranche A-3 Notes”), subject to the conditions set forth in the Restructuring Support Agreement and the term sheet attached hereto as Exhibit A (the “Second Lien DIP Notes Term Sheet”) .

Upon the Effective Date, the Second Lien DIP Notes shall be subject to conversion to Reorganized EFH Common Stock (the “Equity Conversion”), on the terms set forth in the Restructuring Support Agreement, the term sheet attached hereto as Exhibit B (the “Equity Conversion Term Sheet”), and the Conversion Agreement (as defined in the Equity Conversion Term Sheet).

To provide assurances that the issuance of the Second Lien DIP Notes will be consummated, the Initial Commitment Parties hereby, severally and not jointly, commit to backstop the Second Lien DIP Notes in the respective percentages set forth on Schedule I hereto, on the terms and conditions described herein (including in the Second Lien DIP Notes Term Sheet and the Equity Conversion Term Sheet) and the Restructuring Support Agreement; provided, however, that the aggregate amount of such backstop shall not exceed $1.9 billion ($1,900,000,000) (the “Investment Commitment”). The Required Commitment Parties (as defined below) may from time to time (in their sole discretion), up to the date of funding of the Second Lien DIP Facility, select certain partners to transfer the Participation Rights to or to participate in the Investment Commitment in an aggregate amount not to exceed $400,000,000 of the aggregate Investment Commitment, in each case on prior written consent of EFH and EFIH unless such party is included on Schedule III hereto (the “Selected Partners”); and any such inclusion of Selected Partners by the Required Commitment Parties shall ratably reduce each Commitment Party’s portion of the Investment Commitment; provided, however, that such Selected Partner shall execute a joinder to this letter agreement, the Restructuring Support Agreement (in accordance with Section 4.04 thereof), and any applicable definitive document for the Second Lien DIP Notes; provided, further, that if a proposed transfer to a Selected Partner were to cause a Commitment Party to transfer more than 50% of its portion of the Investment Commitment (when taken in the aggregate with all other transfers of such Commitment Party’s portion of the Investment Commitment in accordance with the below), then the Required Commitment Parties may choose to (x) reduce the amount of the Investment Commitment to be transferred to the Selected Partner to an amount in which such Commitment Party would no longer be transferring 50% (in the aggregate) of its portion of the Investment Commitment or (y) cancel the contemplated transfer of the Investment Commitment. In addition, an Initial Commitment Party may in its sole discretion select a Selected Partner, or other party otherwise consented to by EFH and EFIH (the “Transferee Commitment Parties”) to purchase all or a portion of an Initial Commitment Party’s portion of the Investment Commitment; provided, that, with respect to an affiliate Transferee Commitment Party, the transferring Initial Commitment Party’s obligations with respect to the transferred portion of the Investment Commitment shall remain; provided, further, all Transferee Commitment Parties shall execute a joinder to this letter agreement, the Restructuring Support Agreement (in accordance with Section 4.04 thereof), and any applicable definitive document for the Second Lien DIP Notes; provided, further, if such transfer were to cause such Initial Commitment Party to transfer more than 50% of its portion of the Investment Commitment (when taken in the aggregate with all other transfers of its portion of the Investment Commitment by such Initial Commitment Party), such proposed transfer shall be deemed null and void ab initio. Subject to the foregoing, following any such sale or transfer by an Initial Commitment Party of all or a portion of its Investment Commitment, such Initial Commitment Party’s obligations with respect to such sold or transferred Investment Commitment shall cease. No Commitment Party other than an Initial Commitment Party shall be permitted to transfer any portion of the Investment Commitment. For purposes of this letter agreement, (i) the term “Commitment Party” shall mean, collectively, the Initial Commitment Parties, the Selected Partners, and the Transferee Commitment Parties, and Schedule I hereto shall be updated accordingly to account for any additional Commitment Parties and (ii) the term “Required Commitment Parties” shall mean, at any relevant time, three (3) Initial Commitment Parties (other than a Defaulting Commitment Party) that manage and/or advise funds or accounts

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that beneficially own, collectively, at least 66.6% of the Investment Commitment. Notwithstanding anything to the contrary contained herein, the identity of each Commitment Party shall be reasonably acceptable to the Borrowers.

In consideration for the Investment Commitment and on the terms set forth in this Commitment Letter and the Restructuring Support Agreement, EFIH shall (A) pay Pro Rata based on the respective percentages set forth on Schedule II hereto an amount in cash equal to 0.46% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Execution Fee”), which such Execution Fee shall be paid upon execution of this letter agreement, (B) subject to entry of the Approval Order, pay Pro Rata based on the respective percentages set forth on Schedule II hereto an amount in cash equal to 0.54% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Approval Fee”), which Approval Fee shall be paid within 5 days of entry of the Approval Order, (C) subject to entry of the Approval Order and the funding of the Second Lien DIP Facility, pay GSO and Avenue an arranger fee of $1,000,000 each in cash (the “Arranger Fees”), which Arranger Fees shall be paid within 5 days of entry of the Approval Order, (D) subject to entry of the Approval Order and the funding of the Second Lien DIP Facility, pay Pro Rata based on the respective percentages set forth on Schedule I hereto an amount in cash equal to 1.0% of $1.9 billion ($1,900,000,000) to the Commitment Parties (the “Funding Cash Fee”), which Funding Cash Fee shall become due and be paid in full by EFIH simultaneously with the funding of the Second Lien DIP Facility, and (D) issue Pro Rata based on the respective percentages set forth on Schedule I hereto an amount equal to 5.00% of $1.9 billion ($1,900,000,000) to the Commitment Parties in the form of Tranche B Notes (the “Funding PIK Fee” and, collectively with the Execution Fee, the Approval Fee, the Arranger Fees, and the Funding Cash Fee, the “Commitment Fee”), which Funding PIK Fee shall become due and be paid in full by EFIH simultaneously on the funding of the Second Lien DIP Facility. EFH and EFIH agree that the Commitment Fee and the Alternative Transaction Fee shall be nonrefundable once paid on the terms set forth in this letter agreement and that the Commitment Fee, the Alternative Transaction Fee and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. For the avoidance of doubt, the Approval Fee, the Arranger Fee, and the Alternative Transaction Fee shall not be paid to any Defaulting Commitment Party.

If and to the extent that any one Commitment Party or multiple Commitment Parties do not satisfy its or their obligations in respect of its or their Pro Rata portion of the Investment Commitment (each such Commitment Party, a “Defaulting Commitment Party”), then each of the remaining non-defaulting Commitment Parties (the “Non-Defaulting Commitment Parties”) shall have the right, but not the obligation (the “Default Purchase Right”), to assume all or a portion of the Investment Commitment that was to be funded by such Defaulting Commitment Party (the “Defaulted Investment Commitment”). To the extent that the Non-Defaulting Commitment Parties (in the aggregate) desire to assume more than the total amount of the Defaulted Investment Commitment, then such Defaulted Investment Commitment shall be allocated among the Non-Defaulting Commitment Parties electing to assume the Defaulted Investment Commitment Pro Rata based on the respective percentages set forth on Schedule I hereto; provided, however, that if a Non-Defaulting Commitment Party is a Selected Partner, then such Non-Defaulting Commitment Party may only assume such portion of the Defaulted Investment Commitment so as not to exceed $400,000,000 of the Investment Commitment (calculated with all other Selected Partners). Each Defaulting Commitment Party shall immediately pay to each Non-Defaulting

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Commitment Party that elects to assume all or a portion of the Defaulted Investment Commitment, any portion of the Execution Fee, Approval Fee, and Arranger Fee received by such Defaulting Commitment Party, directly or indirectly, based on such Non-Defaulting Party’s Pro Rata share of the Defaulted Investment Commitment so assumed by such Non-Defaulting Commitment Party. For purposes of the Commitment Percentages set forth on Schedule I hereto, the Commitment Percentage for each of the Non-Defaulting Commitment Parties electing to exercise the Default Purchase Right shall be adjusted accordingly to reflect the reallocation of the Defaulting Commitment Party’s Commitment Percentage among the Non-Defaulting Committing Parties electing to exercise the Default Purchase Right (such that the total Commitment Percentage for the Non-Defaulting Commitment Parties shall equal 100%). In the event that the entire Defaulted Investment Commitment is not assumed by the Non-Defaulting Commitment Parties, the Required Commitment Parties may assign to a Selected Partner all or the remaining portion of the Defaulted Investment Commitment and following such assignment, Schedule I shall be accordingly adjusted as set forth in the immediately foregoing sentence.

Whether or not the transactions contemplated hereby are consummated, but subject to entry of the Approval Order, the Commitment Parties (other than any Defaulting Commitment Party and their respective affiliates and representatives, the “Indemnified Parties”) shall be indemnified and held harmless by EFH and EFIH, on a joint and several basis, from and against any and all losses, claims, damages, liabilities and expenses as a result of a claim by a third party, which any such Indemnified Parties may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this letter agreement, the matters and transactions referred to herein, the proposed Investment Commitment contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Parties is a party thereto, and to reimburse each of such indemnified persons for any legal or other expenses incurred in connection with any of the foregoing from the date of the execution of this letter agreement until the termination of this letter agreement (for the avoidance of doubt, any claim for indemnification made after termination of this letter agreement for any event arising prior to the termination of this letter agreement shall not thereafter be barred and all claims for indemnification hereunder shall survive until finally resolved); provided, however, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The terms set forth in this paragraph shall survive termination of this letter agreement. This letter agreement is not assignable (a) by either of EFH or EFIH, without the prior written consent of the Required Commitment Parties (and any purported assignment without such consent shall be null and void ab initio), or (b) by any of the Commitment Parties, except to (i) its affiliates, subject to the terms and conditions contained herein (provided that such Commitment Party shall remain liable hereunder) or a Transferee Commitment Party as set forth above and (ii) the Commitment Parties may assign all or a portion of the Commitment Parties’ obligations hereunder to the Selected Partners as set forth above. This letter agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

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The obligations of the Commitment Parties to fund the Investment Commitment are conditioned upon satisfaction of, inter alia, each of the conditions set forth herein, in the Restructuring Support Agreement and in the Second Lien DIP Notes Term Sheet.

This letter agreement shall terminate upon the termination of the Restructuring Support Agreement. Subject to entry of the Approval Order, if EFIH enters into definitive documentation with respect to a reorganization, restructuring, merger, consolidation, share exchange, rights offering, equity investment, business combination, recapitalization or similar transaction (including the sale of all or substantially all of the assets of EFH, EFIH, or any other Debtor) involving EFIH on equal or better terms and conditions for EFIH than those contemplated in the Restructuring Support Agreement and the Term Sheet (such transaction, an “Alternative Transaction”), the Debtors shall pay Pro Rata based on the respective percentages set forth on Schedule II hereto, an amount in cash equal to 3.00% of $1.9 billion ($1,900,000,000) to the Initial Commitment Parties (the “Alternative Transaction Fee”), which Alternative Transaction Fee shall become due and be paid in full within 5 days Bankruptcy Court approval of such Alternative Transaction. For the avoidance of doubt, the Alternative Transaction Fee shall not become due or be payable if the Debtors consummate an Alternative Transaction because of the failure of the Commitment Parties to fulfil their obligations under the Investment Commitment.

All rights and remedies provided in this letter agreement are cumulative and not exclusive of any other rights or remedies that may be available to EFH, EFIH, and the Commitment Parties, including (without limitation) all rights to specific performance, or as otherwise provided by law, equity, statute, or in any other agreement entered into in connection with any of the transactions contemplated hereunder, including as to any Defaulting Commitment Party.

Upon execution of this letter agreement, EFH shall or shall cause EFIH to promptly pay (i) Akin Gump Strauss Hauer & Feld LLP, by wire transfer of immediately available funds, an advance payment of $3,000,000 (the “Akin Gump Advance Payment”) and (ii) Centerview Partners LLC, by wire transfer of immediately available funds an advance payment of $675,000 (the “Centerview Advance Payment,” and together with the Akin Gump Advance Payment, the “Advance Payment”). In accordance with the terms of that certain amended and restated engagement letter with EFIH dated April 27, 2014 (as may be amended or modified from time to time, the “Centerview Engagement Letter”), EFH shall or shall cause EFIH to promptly pay Centerview an aggregate arrangement payment of $5,000,000, which shall be paid as follows (x) $1,250,000 shall be paid upon the execution of this letter agreement (the “Arrangement Payment I”), (y) $1,250,000 shall be paid simultaneously be paid within 2 days of entry of the EFIH Second Lien DIP Order (the “Arrangement Payment II”) and (z) $2,500,000 shall be paid simultaneously with the funding of the Second Lien DIP Notes (the “Arrangement Payment III,” and together with the Arrangement Payment I and Arrangement Payment II, the “Arrangement Payment”). Upon entry of the Approval Order, EFH and EFIH agree to pay, within 15 business days of delivery of an invoice (which shall include reasonable supporting detail, which may be redacted to protect privileged or confidential information), the unpaid reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, pursuant to that certain engagement letter with EFIH dated May 24, 2013 (as may be amended or modified from time to time), Centerview Partners LLC, pursuant to the Centerview Engagement Letter and, without

5

limitation, all other out-pocket fees, costs and expenses of the Commitment Parties, including the fees and expenses of the Commitment Party Professionals incurred previously or in the future relating to the Restructuring or the Chapter 11 Cases, pursuant to applicable engagement letters entered into between such professionals and EFH or EFIH, as applicable (such fees and expenses, the “Professional Fees”). Payment of the Advance Payment, the Arrangement Payment and Professional Fees shall not be subject to allowance by the Bankruptcy Court; provided, however, that EFH and EFIH shall promptly provide copies of invoices received on account of the Professional Fees to the U.S. Trustee and counsel to any Committee appointed in the Cases, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the Professional Fees, which objections may only be raised within 15 business days after delivery of an invoice(s) therefor. In the event that within 15 business days from delivery of such invoices EFH, EFIH, the U.S. Trustee, or counsel to the Committee raises an objection to a particular invoice, and the parties are unable to resolve such objection, the Court shall hear and determine such dispute; provided that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court. EFH and EFIH agree that the Advance Payment, Arrangement Payment and Professional Fees shall be nonrefundable and that the Advance Payment, Arrangement Payment and Professional Fees and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. Notwithstanding anything to the contrary herein, the Debtors shall not be obligated for any of the professional fees or other obligations described in this paragraph incurred after this letter agreement terminates.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this letter agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding anything to the contrary herein, upon the commencement of the Chapter 11 Cases, each of the parties hereto hereby agrees that, if the petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this letter agreement. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

This letter agreement may not be amended or waived except in a writing signed by EFH, EFIH, and the Initial Commitment Parties. Notwithstanding the foregoing, this letter agreement may be amended by the Initial Commitment Parties to add Selected Partners and Transferee Commitment Parties as Commitment Parties in accordance with the terms of this letter agreement. This letter agreement may be executed in several counterparts, each of which shall

6

be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this letter agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

Notwithstanding anything contained herein, each Initial Commitment Party acknowledges that its decision to enter into this letter agreement has been made by such Commitment Party independently of any other Commitment Party.

This letter agreement (including the exhibits and schedules hereto), along with the Restructuring Support Agreement (including the exhibits and schedules thereto), constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and shall become effective and binding upon (i) the mutual exchange of fully executed counterparts by the EFH and EFIH and all of the Commitment Parties, and (ii) payment by EFH or EFIH of the Execution Fee, the Advance Payment, the Arranger Fee, and the Arrangement Payment I in accordance with the above.

[SIGNATURE PAGES FOLLOW]

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If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

Very truly yours,

[INITIAL COMMITMENT PARTIES]

By:
Name:
Title:

Signature page to letter agreement.

THE FOREGOING IS HEREBY

AGREED TO AND ACCEPTED:

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ ANTHONY R. HORTON
Name:
Title:	SVP & Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ ANTHONY R. HORTON
Name:
Title:	SVP & Treasurer

SCHEDULE I-II

[REDACTED]

EXHIBIT A

Second Lien DIP Notes Term Sheet

EXHIBIT B

Equity Conversion Term Sheet

EXHIBIT D to

the Restructuring Support and Lock-Up Agreement

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support and Lock-Up Agreement, dated as of                      (the “Agreement”),1 by and among Energy Future Holdings Corp. (“EFH”) and its affiliates and subsidiaries bound thereto, the Consenting Interest Holders, and the Consenting Creditors, including the transferor to the Transferee of any TCEH Credit Agreement Claims, EFH Interests, Texas Holdings Interests, TEF Interests, TCEH First Lien Note Claims, TCEH First Lien Commodity Hedge Claims, TCEH First Lien Interest Rate Swap Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFIH Unsecured Note Claims, EFH Unsecured Note Claims, TCEH DIP Claims, EFIH First Lien DIP Claims, EFIH Second Lien DIP Claims, or any other claims against the Debtors (including the Notes Claims, as described on the following page) (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” or “Consenting Interest Holder,” as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Aggregate Amounts Beneficially Owned or Managed on Account of:
EFH Interests (if any)
Texas Holdings Interests (if any)
TEF Interests (if any)
TCEH Credit Agreement Claims (if any)	$
TCEH First Lien Note Claims (if any)	$
TCEH First Lien Commodity Hedge Claims (if any)	$
TCEH First Lien Interest Rate Swap Claims (if any)	$
TCEH Second Lien Note Claims (if any)	$
TCEH 2015 Note Claims (if any)	$
TCEH Senior Toggle Note Claims (if any)	$
EFIH First Lien 2017 Note Claims (if any)	$
EFIH First Lien 2020 Note Claims (if any)	$
EFIH 2021 Note Claims (if any)	$
EFIH 2022 Note Claims (if any)	$
EFIH Senior Toggle Note Claims (if any)	$
EFIH Unexchanged Note Claims (if any)	$
EFH 2019 Note Claims (if any)	$
EFH 2020 Note Claims (if any)	$
EFH Series P Note Claims (if any)	$
EFH Series Q Note Claims (if any)	$
EFH Series R Note Claims (if any)	$
EFH LBO Senior Note Claims (if any)	$
EFH LBO Toggle Note Claims (if any)	$

Schedule 1 to

the Restructuring Support and Lock-Up Agreement

Professional Fees and Expenses to Be Paid on the Agreement Effective Date

Type of Advisor	Name of Firm	Invoiced Amount
TCEH First Lien Noteholders
Primary Counsel	Paul Weiss Rifkind Wharton & Garrison LLP, pursuant to that certain engagement letter dated February 1, 2013	$774,286.00

Local Counsel	Young Conaway Stargatt & Taylor, LLP	$44,403.12

Regulatory Counsel	Winstead, P.C., pursuant to that certain engagement letter dated March 19, 2013	$379.62

Financial Advisor	Millstein & Co, pursuant to that certain engagement letter dated February 1, 2013	$4,500,000.00

Tax Advisor	PricewaterhouseCoopers LLP, pursuant to that certain engagement letter dated March 8, 2013	$95,790.00

Technical and Market Advisor	Navigant Consulting, Inc., pursuant to that certain engagement letter dated February 23, 2013	$3,000.00

EFIH Unsecured Noteholders
Primary Counsel	Akin Gump Strauss Hauer & Feld LLP, pursuant to that certain engagement letter dated May 24, 2013	$4,508,874.09

Local Counsel	Cousins, Chipman & Brown LLP pursuant to that certain engagement letter dated April 25, 2014	$35,000.00

Technical and Market Advisor	SAIC Energy Environment & Infrastructure, L.L.C. (n/k/a Leidos Engineering LLC), pursuant to that certain engagement letter dated June 17, 2013		$0.00

Tax Advisor	Ernst & Young LLP, pursuant to that certain statement of work dated August 23, 2013		$0.00

Regulatory Counsel	Duggins Wren Mann & Romero, LLP pursuant to that certain engagement letter dated April 28, 2014		$73,589.49

Financial Advisor	Centerview Partners, pursuant to that certain engagement letter dated June 13, 2013	$ $	206,717.43 (advisory 5,025,000.00 (transaction	) )

EFH Unsecureds, EFIH First Liens, EFIH Second Liens (beneficially owned by Fidelity)
Primary Counsel	Fried, Frank, Harris, Shriver & Jacobson LLP, pursuant to that certain engagement letter dated August 13, 2013		$956,897.13

Local Counsel	[TBD]		$0.00

Regulatory Counsel	[TBD]		$0.00

Financial Advisor	Perella Weinberg Partners, pursuant to that certain engagement letter dated October 16, 2013		$0.00

Consenting Non-Fidelity EFIH First Liens
Primary Counsel	Bingham McCutchen LLP pursuant to that certain engagement letter dated as of April 27, 2014		$200,000.00

Local Counsel	[TBD]		$0.00

Interest Holders
Primary Counsel	Wachtell, Lipton, Rosen, & Katz, pursuant to that certain engagement letter dated March 3, 2013		$9,000,000.00

Local Counsel	Morris, Nichols, Arsht & Tunnell	$1,200.000.00

Regulatory Counsel	[TBD]	$0.00

Financial Advisor	Blackstone Advisory Group L.P., pursuant to that certain engagement letter dated March 28, 2013	$8,398,939.90

Schedule 2 to

the Restructuring Support and Lock-Up Agreement

Individual TCEH First Lien Creditor Advisor

TCEH First Lien Creditor	Name of Firm
Apollo	O’Melveney & Myers LLP, as primary counsel, pursuant to that certain engagement letter dated January 6, 2014
Cadwalader, Wickersham & Taft LLP, as counsel with respect to certain regulatory matters, pursuant to that certain engagement letter dated December 26, 2013
Moelis & Company, as financial advisor, pursuant to that certain engagement letter dated December 20, 2013

Oaktree	Debevoise & Plimpton LLP, as primary counsel

Centerbridge	Schulte Roth & Zabel LLP, as primary counsel

Schedule 3 to

the Restructuring Support and Lock-Up Agreement

1.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Directing Joint Administration of the Debtors’ Chapter 11 Cases

2.	Motion of Texas Competitive Electric Holdings Company LLC, et. al., for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Granting Adequate Protection, (D) Modifying the Automatic Stay, and (E) Scheduling a Final Hearing

3.	Motion of Texas Competitive Electric Holdings Company LLC, et al., for Entry of an Order Authorizing the TCEH Debtors to File Under Seal the Certain Fee Letter Related to Proposed Debtor-In-Possession Financing

4.	Motion of the TCEH Debtors for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing

5.	Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc., for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Granting Adequate Protection, (E) Authorizing the Repayment of Prepetition Debt, (F) Determining the Value of Secured Claims, (G) Modifying the Automatic Stay, and (H) Scheduling a Final Hearing

6.	Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. for Entry of an Order Authorizing the EFIH Debtors to File Under Seal the Certain Fee Letter Related to Proposed Debtor-In-Possession Financing

7.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Pay Certain Prepetition Wages, Salaries, Reimbursable Employee Expenses, and Other Compensation, (B) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (C) Continue Employee Compensation and Employee and Retiree Benefit Programs

8.	Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Overnight Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority

9.	Motion of Energy Future Holdings Corp., et al., for Entry of (A) an Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix Deadlines to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of Customer Agreements, and the Bar Dates for Customer Claims and (B) an Order Authorizing the Debtors to Assume Customer Agreements

10.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Prepetition Critical Vendor Claims

11.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Grant Administrative Expense Priority to All Undisputed Obligations for Goods and Services Ordered Prepetition and Delivered Postpetition and Satisfy Such Obligations in the Ordinary Course of Business, and (B) Pay Prepetition Claims of Shippers, Warehousemen, and Materialmen

12.	Motion of Energy Future Holdings Corp., et al., For Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangement

13.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Determining Adequate Assurance of Payment for Future Utility Services

14.	Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to Assume Certain Transmission and Distribution Service Agreements

15.	Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to Pay Certain Prepetition Taxes and Fees

16.	Application of Energy Future Holdings Corp., et al., for Entry of an Order Approving the Retention and Appointment of Epiq Bankruptcy Solutions, LLC as the Claims and Noticing Agent for the Debtors

17.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Authorizing the Debtors to File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor

18.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Authorizing the Debtors to Assume Certain ERCOT Participation Agreements[1]

[1]	Will not be heard at first day hearing.